UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Capital Senior Living Corporation

(Name of Registrant as Specified In Its Charter)

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CAPITAL SENIOR LIVING CORPORATION

14160 DALLAS PARKWAY, SUITE 300

DALLAS, TEXAS 75254

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 21, 2015

To the Stockholders of Capital Senior Living Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Capital Senior Living Corporation, a Delaware corporation (the “Company”), will be held at the New York Palace Hotel, 455 Madison Avenue, New York, New York 10022, on the 21st day of May, 2015 at 10:00 a.m. Eastern Time, for the following purposes:

1. To elect three directors of the Company to hold office until the Annual Meeting to be held in 2018 or until their respective successors are duly qualified and elected;

2. To ratify the Audit Committee’s appointment of Ernst & Young LLP, independent accountants, as the Company’s independent auditors for the fiscal year ending December 31, 2015;

3. To cast an advisory vote on executive compensation;

4. To approve the Amended and Restated Second Amendment to the Company’s 2007 Omnibus Stock and Incentive Plan, as amended; and

5. To transact any and all other business that may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

The Board of Directors has fixed the close of business on March 25, 2015, as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. The stock transfer books will not be closed. A list of stockholders entitled to vote at the Annual Meeting will be available for examination at the Company’s principal executive offices for ten days prior to the Annual Meeting.

Important Notice Regarding Availability of Proxy Materials for the Stockholders Meeting to be held on May 21, 2015: The Proxy Statement and the 2014 Annual Report to Stockholders are also available at www.proxydocs.com/csu.

You are cordially invited to attend the Annual Meeting; however, whether or not you expect to attend the Annual Meeting in person, you are urged to mark, sign, date, and mail the enclosed proxy card promptly so that your shares of stock may be represented and voted in accordance with your preferences and in order to help establish the presence of a quorum at the Annual Meeting. If you attend the Annual Meeting and would like to vote in person, you may do so even if you have already dated, signed and returned your proxy card.

Pursuant to the rules of the New York Stock Exchange, if you hold your shares in street name, brokers, banks or other nominees will not have discretion to vote your shares on the election of directors or the advisory vote on executive compensation. We encourage you to provide voting instructions to your broker, bank or other nominee if you hold your shares in street name so that your voice is heard on such matters.

By Order of the Board of Directors

James A. Moore Chairman of the Board	Lawrence A. Cohen Chief Executive Officer

April 16, 2015

Dallas, Texas

CAPITAL SENIOR LIVING CORPORATION

14160 Dallas Parkway, Suite 300

Dallas, Texas 75254

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 21, 2015

Solicitation and Revocability of Proxies

The Board of Directors (the “Board of Directors” or the “Board”) of Capital Senior Living Corporation (the “Company” or “Capital Senior”) is soliciting your proxy for voting on the proposals to be presented at our annual meeting of our stockholders to be held on May 21, 2015 (the “Annual Meeting”). The Annual Meeting will be held at the New York Palace Hotel, 455 Madison Avenue, New York, New York 10022, on the 21st day of May, 2015 at 10:00 a.m. Eastern Time for the purposes set forth in the accompanying notice and described in this proxy statement. When proxies in the accompanying form are properly executed and received, the shares represented thereby will be voted at the Annual Meeting in accordance with the directions noted thereon, unless the proxy is subsequently revoked.

Any stockholder giving a proxy has the unconditional right to revoke his or her proxy at any time prior to the voting thereof either in person at the Annual Meeting by delivering a duly executed proxy bearing a later date or by giving written notice of revocation to us addressed to David R. Brickman, Senior Vice President, General Counsel and Secretary, 14160 Dallas Parkway, Suite 300, Dallas, Texas 75254. However, no such revocation will be effective unless such notice of revocation has been received by us at or prior to the Annual Meeting.

Our principal executive offices are located at, and our mailing address is, 14160 Dallas Parkway, Suite 300, Dallas, Texas 75254.

Our management does not intend to present any business at the Annual Meeting for a vote other than the matters set forth in the accompanying notice and has no knowledge that others will do so. If other matters requiring a vote of our stockholders properly come before the Annual Meeting, then it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with their judgment on such matters.

This proxy statement and accompanying form of proxy are being mailed on or about April 16, 2015. The annual report to our stockholders covering our fiscal year ended December 31, 2014, which was mailed to our stockholders on or about April 16, 2015, does not form any part of the materials for solicitation of proxies.

In addition to the solicitation of proxies by mail, our officers, directors and employees may solicit proxies by telephone, telecopy or through personal contact. Such officers, directors and employees will not be additionally compensated by us but will be reimbursed for any out-of-pocket expenses. We have retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies for a fee of $7,500. This amount includes fees payable to Georgeson, but excludes salaries and expenses of our officers, directors and employees. Brokerage houses and other custodians, nominees and fiduciaries will, in connection with shares of our common stock registered in their names, be requested to forward solicitation material to the beneficial owners of such shares of our common stock.

The cost of preparing, printing, assembling and mailing the annual report, the accompanying notice, this proxy statement and the enclosed form of proxy, as well as the reasonable cost of forwarding solicitation materials to the beneficial owners of shares of our common stock, and other costs of solicitation, will be exclusively borne by us.

Some banks, brokers and other record holders have begun the practice of “householding” proxy statements and annual reports. “Householding” is the term used to describe the practice of delivering a single copy of this proxy statement and the annual report to any household at which two or more stockholders share an address. This procedure would reduce the volume of duplicative information and our printing and mailing costs. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and the annual report to a stockholder at a shared address to which a single copy of such documents was delivered. Any stockholder who would like to receive a separate copy of the proxy statement and annual report, now or in the future, should submit this request to David R. Brickman, Senior Vice President, General Counsel and Secretary, at our principal executive offices, 14160 Dallas Parkway, Suite 300, Dallas, Texas 75254 or by calling (972) 770-5600. Beneficial owners sharing an address who receive multiple copies of proxy materials and annual reports and who would like to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Date for Receipt of Stockholder Proposals

Stockholder proposals to be included in the proxy statement for the 2016 annual meeting of our stockholders must be received by us at our principal executive offices on or before December 18, 2015 for inclusion in the proxy statement relating to that meeting.

Our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), establishes an advance notice procedure with regard to certain matters, including stockholder proposals and nominations of individuals for election to the Board, to be proposed at an annual meeting of our stockholders. Notice of a stockholder proposal or a director nomination to be brought at an annual meeting of our stockholders must be delivered to, or mailed and received at, our principal executive offices not less than 60 but not more than 90 days before the scheduled date of the meeting, regardless of any postponement, deferral or adjournment of that meeting to a later date; provided, however, that if less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, the notice must be delivered or received no later than the close of business on the tenth day following the earlier of (1) the day on which such notice of the date of meeting was mailed or (2) the day on which such public disclosure was made. The notice of a stockholder proposal or a director nomination must also contain specified information and conform to certain requirements set forth in our Certificate of Incorporation. The chairman of the meeting may disregard the introduction of any such proposal or nomination if it is not made in compliance with the foregoing procedures or the applicable provisions of our Certificate of Incorporation.

Quorum and Voting

The record date for the determination of our stockholders entitled to notice of and to vote at the Annual Meeting was the close of business on March 25, 2015. At such time, there were 29,492,833 shares of our common stock issued and outstanding.

Each holder of our common stock is entitled to one vote per share on all matters to be acted upon at the Annual Meeting, and neither our Certificate of Incorporation nor our Second Amended and Restated Bylaws (the “Bylaws”) allow for cumulative voting rights. Each proposal is tabulated separately. The holders of a majority of the outstanding shares of our common stock entitled to vote, present in person or represented by proxy, is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present or represented at the Annual Meeting, a majority of the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting, from time to time, without notice or other announcement at the Annual Meeting until a quorum is present or represented.

Pursuant to our Bylaws, assuming the presence of a quorum, the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote, present in person or represented by proxy, at the Annual Meeting is required to ratify the appointment of the independent auditors and approve, on an advisory basis, the Company’s executive compensation. Abstentions and “broker non-votes” (as described below) will not be counted as votes cast “FOR” such proposals, but may be treated as votes “AGAINST” such proposals. With respect to an uncontested election of directors, assuming the presence of a quorum, each director nominee will be elected to the Board if the number of shares voted “FOR” the election of such director nominee exceeds the number of shares voted “WITHHOLD” for such director nominee (with abstentions and broker non-votes not counted as votes cast either “FOR” or “WITHHOLD” for such director nominee’s election).

Pursuant to rules of the New York Stock Exchange (“NYSE”), assuming the presence of a quorum, the approval of the Amended and Restated Second Amendment (the “Second Amendment”) to our 2007 Omnibus Stock and Incentive Plan, as amended (the “2007 Stock Incentive Plan”), requires the affirmative vote of a majority of the votes cast on the proposal. In accordance with NYSE rules, abstentions will be counted as votes cast on this proposal but broker non-votes will not be counted as votes cast on this proposal.

The Board of Directors unanimously recommends that you vote (1) “FOR” the election of each director nominee named in this proxy statement, (2) “FOR” the ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2015, (3) “FOR” the approval, on an advisory basis, of the Company’s executive compensation, and (4) “FOR” the approval of the Second Amendment to the 2007 Stock Incentive Plan. The Board of Directors also recommends that you vote “FOR” the ability of the proxy holders to vote the proxy in their discretion with respect to any other matters that properly come before the Annual Meeting.

If you hold shares registered directly in your name and you sign and return a proxy card without giving specific voting instructions, the persons named as proxy holders will vote your proxy (1) in favor of the election of each director nominee named in this proxy statement, (2) in favor of the ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2015, (3) in favor of the approval, on an advisory basis, of the Company’s executive compensation, (4) in favor of the approval of the Second Amendment to the 2007 Stock Incentive Plan, and (5) as the proxy holders may determine in their discretion with respect to any other matters that properly come before the Annual Meeting.

If you hold shares in “street name” and do not submit specific voting instructions to your broker, bank or other nominee, the organization that holds your shares may generally vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered to be routine under the rules of the NYSE, and in the absence of voting instructions, your broker, bank or other nominee may vote the shares it holds in street name on such items. On non-discretionary items for which you do not submit specific voting instructions to your broker, bank, or other nominee, the shares will be treated as “broker non-votes.” Broker non-votes will be considered present at the Annual Meeting for purposes of determining a quorum at the Annual Meeting. The proposal to ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2015 (Proposal 2) is considered to be routine, and therefore, may be voted upon by your broker, bank or other nominee if you do not provide instructions to such broker, bank or other nominee. However, pursuant to the NYSE’s rules, brokers, banks or other nominees will not have discretion to vote your shares on the election of directors (Proposal 1), the advisory vote on executive compensation (Proposal 3), and the proposal to approve the Second Amendment to the 2007 Stock Incentive Plan (Proposal 4), as such proposals are considered to be “non-routine” items. We encourage you to provide voting instructions to your broker, bank or other nominee if you hold your shares in street name so that your voice is heard on such matters.

Requests for Written Copies of Annual Report

We will provide, without charge, a copy of our annual report upon the written request of any registered or beneficial owner of our common stock entitled to vote at the Annual Meeting. Requests should be made by mailing David R. Brickman, Senior Vice President, General Counsel and Secretary, at our principal executive offices, 14160 Dallas Parkway, Suite 300, Dallas, Texas 75254 or by calling (972) 770-5600. The SEC also maintains a website at www.sec.gov which contains reports, proxy statements and other information regarding registrants, including us.

Forward-Looking Statements

Certain information contained in this proxy statement constitutes “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which can be identified by the use of forward-looking terminology such as “may,” “will,” “would,” “intend,” “could,” “believe,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology. We caution readers that forward-looking statements, including, without limitation, those relating to our future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors herein identified. These factors include our ability to find suitable acquisition properties at favorable terms, financing, licensing and business conditions, risks of downturn in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, the availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations, among others, and other risks and factors identified from time to time in our reports filed with the SEC.

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 25, 2015 by: (i) each person known by us to be the beneficial owner of more than five percent of our common stock; (ii) each of our directors and director nominees; (iii) each of our “named executive officers” set forth in the Summary Compensation Table below; and (iv) all of our current executive officers and directors as a group. Except as otherwise indicated, the address of each person listed below is 14160 Dallas Parkway, Suite 300, Dallas, Texas 75254.

	Shares Beneficially Owned(1)(2)
Name of Beneficial Owner	Number		Percent of Class
Baron Capital Group, Inc.	2,523,915	(3)	8.6%
Massachusetts Financial Services Company	2,265,662	(4)	7.7%
T. Rowe Price Associates, Inc.	1,905,460	(5)	6.5%
Arbiter Partners Capital Management LLC	1,855,167	(6)	6.3%
BlackRock, Inc.	1,768,452	(7)	6.0%
Dimensional Fund Advisors LP	1,746,816	(8)	5.9%
Lawrence A. Cohen	861,661	(9)	2.9%
Keith N. Johannessen	460,479	(10)	1.6%
David R. Brickman	121,900	(11)	*
Carey P. Hendrickson	83,307	(12)	*
James A. Moore	66,241	(13)	*
Jill M. Krueger	37,021	(14)	*
Joseph G. Solari	33,500	(15)	*
Philip A. Brooks	31,324	(16)	*
Ronald A. Malone	27,121	(17)	*
E. Rodney Hornbake	18,121	(18)	*
Michael W. Reid	21,121	(19)	*
Kimberly S. Herman	3,751	(20)	*
All directors and executive officers as a group (17 persons)	1,821,199	(21)	6.2%
Ralph A. Beattie	—	(22)	*

*	Less than one percent.

(1)	Pursuant to SEC rules, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power and as to which such person has the right to acquire such voting and/or investment power within 60 days. Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of shares as to which such person has the right to acquire voting and/or investment power within 60 days (rounded to the nearest tenth of a percent).

(2)	Except for the percentages of certain parties that are based on presently exercisable options, which are indicated in the following footnotes to the table, the percentages indicated are based on 29,492,833 shares of our common stock issued and outstanding on March 25, 2015. In the case of parties holding presently exercisable options, the percentage ownership is calculated on the assumption that the shares presently held or purchasable within the next 60 days underlying such options are outstanding.

(3)

The address for Baron Capital Group, Inc. (“Baron Capital”) is 767 Fifth Avenue, 49th Floor, New York, NY 10153. Baron Capital has (i) no sole voting power and no sole dispositive power with respect to any of the reported shares, and (ii) shared voting power and shared dispositive power with respect to all of the reported shares. BAMCO, Inc. (“BAMCO”) and Baron Capital Management, Inc. (“BCM”) are subsidiaries of Baron

Capital, and Ronald Baron owns a controlling interest in Baron Capital. The advisory clients of BAMCO and BCM have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of our common stock in their accounts. Information relating to this reporting stockholder is based on a Schedule 13G/A filed with the SEC on February 17, 2015.

(4)	The address of Massachusetts Financial Services Company (“MFS”) is 111 Huntington Avenue, Boston, MA 02199. MFS has (i) the sole voting power with respect to 2,255,554 of the reported shares, (ii) the sole dispositive power with respect to all of the reported shares, and (iii) no shared voting power and no shared dispositive power with respect to any of the reported shares. Information relating to this reporting stockholder is based on a Schedule 13G/A filed with the SEC on February 6, 2015.

(5)	The address of T. Rowe Price Associates, Inc. (“Price Associates”) and T. Rowe Price Small-Cap Value Fund, Inc. (“Price Small-Cap”) is 100 E. Pratt Street, Baltimore, Maryland 21202. Price Associates has (i) the sole voting power with respect to 167,060 of the reported shares, (ii) the sole dispositive power with respect to all of the reported shares, and (iii) no shared voting power and no shared dispositive power with respect to any of the reported shares. Price Small-Cap has (i) the sole voting power with respect to 1,725,000 of the reported shares, (ii) no sole dispositive power with respect to any of the reported shares, and (iii) no shared voting power and no shared dispositive power with respect to any of the reported shares. Information relating to these reporting stockholders is based on a Schedule 13G/A filed with the SEC on February 10, 2015.

(6)	The address of Arbiter Partners Capital Management LLC (“Arbiter Partners”) is 11 East 44th Street, Suite 700, New York, NY 10017. Arbiter Partners has (i) the sole voting power and the sole dispositive power with respect to all of the reported shares, and (ii) no shared voting power and no shared dispositive power with respect to any of the reported shares. Information relating to this reporting stockholder is based on a Schedule 13G filed with the SEC on January 9, 2015.

(7)	The address of BlackRock, Inc. (“BlackRock”) is 55 East 52nd Street, New York, NY 10022. BlackRock has (i) the sole voting power with respect to 1,687,811 of the reported shares, (ii) the sole dispositive power with respect to all of the reported shares, and (iii) no shared voting power and no shared dispositive power with respect to any of the reported shares. Information relating to this reporting stockholder is based on a Schedule 13G/A filed with the SEC on January 30, 2015.

(8)	The address for Dimensional Fund Advisors LP (“Dimensional”) is Building One, 6300 Bee Cave Road, Austin, Texas 78746. Dimensional has (i) the sole voting power with respect to 1,563,667 of the reported shares, (ii) the sole dispositive power with respect to all of the reported shares, and (iii) no shared voting power and no shared dispositive power with respect to any of the reported shares. Dimensional, an investment advisor, furnishes investment advice to four investment companies and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively, the “Dimensional Funds”). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Dimensional Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional or its subsidiaries may possess voting and/or investment power over the shares of our common stock that are owned by the Dimensional Funds. However, all reported shares are owned by the Dimensional Funds and Dimensional and its subsidiaries disclaim beneficial ownership of such shares. Information relating to this reporting stockholder is based on a Schedule 13G/A filed with the SEC on February 5, 2015.

(9)	Consists of 660,661 shares held by Mr. Cohen directly and 201,000 unvested shares of restricted stock (100,500 of which are subject to the Company’s achievement of certain performance targets).

(10)	Consists of 299,679 shares held by Mr. Johannessen directly and 160,800 unvested shares of restricted stock (80,400 of which are subject to the Company’s achievement of certain performance targets).

(11)	Consists of 61,600 shares held by Mr. Brickman directly and 60,300 unvested shares of restricted stock (30,150 of which are subject to the Company’s achievement of certain performance targets).

(12)	Consists of 83,307 unvested shares of restricted stock held by Mr. Hendrickson (41,640 of which are subject to the Company’s achievement of certain performance targets).

(13)	Consists of 55,068 shares held by Mr. Moore directly, 5,173 unvested shares of restricted stock, and 6,000 shares that Mr. Moore may acquire upon the exercise of options immediately or within 60 days after March 25, 2015.

(14)	Consists of 31,848 shares held by Ms. Krueger directly and 5,173 unvested shares of restricted stock.

(15)	Consists of 23,450 shares held by Mr. Solari directly and 10,050 unvested shares of restricted stock.

(16)	Consists of 26,151 shares held by Mr. Brooks directly and 5,173 unvested shares of restricted stock.

(17)	Consists of 21,948 shares held by Mr. Malone directly and 5,173 unvested shares of restricted stock.

(18)	Consists of 12,948 shares held by Dr. Hornbake directly and 5,173 unvested shares of restricted stock.

(19)	Consists of 15,948 shares held by Mr. Reid directly and 5,173 unvested shares of restricted stock.

(20)	Consists of 500 shares held by Ms. Herman directly and 3,251 unvested shares of restricted stock.

(21)	Includes 1,241,778 shares held directly by the executive officers and directors of the Company, 573,421 unvested shares of restricted stock (252,690 of which are subject to the Company’s achievement of certain performance targets) and 6,000 shares that such executive officers and directors may acquire upon the exercise of options immediately or within 60 days after March 25, 2015.

(22)	Mr. Beattie retired as the Company’s Executive Vice President and Chief Financial Officer, effective May 16, 2014, and the Company has been unable to determine the number of shares of our common stock held by Mr. Beattie, if any.

ELECTION OF DIRECTORS

(PROPOSAL 1)

Nominees and Continuing Directors

Unless otherwise directed in the enclosed proxy, it is the intention of the persons named in such proxy to vote the shares represented by such proxy for the election of each of the following nominees as a member of the Board of Directors, each to hold office until the annual meeting of our stockholders to be held in 2018 and until his or her successor is duly qualified and elected or until his or her earlier resignation or removal. Mr. Johannessen, Ms. Krueger and Mr. Reid are presently members of the Board of Directors.

Name	Age	Position(s)	Director’s Term Expires
Nominees:
Keith N. Johannessen	58	President and Chief Operating Officer and Director	2018
Jill M. Krueger	55	Director	2018
Michael W. Reid	61	Director	2018
Continuing Directors:
James A. Moore	80	Chairman of the Board	2016
Philip A. Brooks	56	Director	2016
Ronald A. Malone	60	Director	2016
Lawrence A. Cohen	61	Vice Chairman of the Board and Chief Executive Officer	2017
E. Rodney Hornbake	64	Director	2017
Kimberly S. Herman	49	Director	2017

The following is a brief biography of each nominee and each current director, including each director whose term will continue after the Annual Meeting.

Nominees for Election for Three-Year Terms Expiring at the 2018 Annual Meeting:

Keith N. Johannessen has been a director since 1999. Mr. Johannessen has served as our President since 1994 and our Chief Operating Officer since 1999. He previously served as our Executive Vice President from May 1993 to February 1994. Mr. Johannessen has more than 36 years of operational experience in seniors housing. He began his senior housing career in 1978 with Life Care Services Corporation and then joined Oxford Retirement Services, Inc. as Executive Vice President. Mr. Johannessen later served as Senior Manager in the health care practice of Ernst & Young LLP prior to joining the Company in 1993. He has served on the State of the Industry and Model Assisted Living Regulations Committees of the American Seniors Housing Association. Mr. Johannessen holds a Bachelor of Arts degree.

Jill M. Krueger has been a director since February 2004. Ms. Krueger is the President and Chief Executive of Symbria, Inc. (formerly Health Resources Alliance, Inc.) and its affiliates, a national developer and provider of innovative, outcome-driven programs that enhance the lives of the geriatric population. Before joining Symbria, Inc., Ms. Krueger was a partner at KPMG LLP responsible for overseeing the firm’s national Long-term Care and Retirement Housing Practice. Ms. Krueger served as a public commissioner for the Continuing Care Accreditation Commission and as a member of its financial advisory board from 1987 to 2001. Ms. Krueger serves on the Board of Directors and as the Treasurer for a non-profit organization known as Wisconsin Illinois Senior Housing. She is also on the Fifth Third Bank — Illinois Affiliate Board of Directors.

Michael W. Reid has been a director since October 2009. Mr. Reid has served as a partner at Herald Square Properties, a real estate investment and management company that manages four office buildings totaling nearly 1.1 million square feet in Midtown Manhattan and recently purchased two office buildings in Times Square South with the Davis Companies, since 2009. Mr. Reid is also a member of the Board of Directors and the Chairman of the Audit Committee of Inland Residential Properties Trust, Inc., a real estate investment trust formed in December 2013 to acquire multifamily properties located in metropolitan areas throughout the United

States. Mr. Reid has nearly 35 years of investment banking and real estate experience, including heading Lehman Brothers REIT equity practice for nine years (from 1992 to 2001) as Managing Director in the Global Real Estate Department. In that capacity, he was responsible for developing and implementing the business strategy for its REIT equity underwriting business. Mr. Reid also served as Chief Operating Officer at SL Green Realty Corp. from 2001-2004, where some of his responsibilities included strategic planning, finance and reporting, capital markets, operations and budgeting for a $4 billion publicly-traded REIT. From 2004-2006, he served as President of Ophir Energy Corp., a company that invested in oil and gas production in Oklahoma. From 2006-2008, he served as Chief Operating Officer of Twining Properties, a real estate company specializing in high rise development in Cambridge, Massachusetts. Mr. Reid holds a Bachelor of Arts and Master of Divinity, both from Yale University.

Directors Continuing in Office Until the 2016 Annual Meeting:

James A. Moore has been a director since October 1997. Following the 2010 Annual Meeting of Stockholders, the Board elected Mr. Moore as independent Chairman of the Board. Mr. Moore is also a member of the board of Atlantic Shores Senior Living Community, a cooperative ownership organization that owns a CCRC located in Virginia Beach, Virginia and a member of the board of Patmos Senior Living, a non-profit organization that oversees the boards of Kirby Pines and The Farms at Bailey Station, two CCRC communities in Memphis, Tennessee. Mr. Moore is President of Moore Diversified Services, Inc., a senior living consulting firm engaged in market feasibility studies, investment advisory services, and marketing and strategic consulting in the senior living industry. Mr. Moore has over 45 years of industry experience and has conducted over 2,000 senior living consulting engagements in approximately 1,130 markets, in 49 states and nine countries. Mr. Moore has authored numerous senior living and health care industry technical papers and trade journal articles, as well as the books Assisting Living — Pure & Simple Development and Operating Strategies and Assisted Living 2000, Assisted Living Strategies for Changing Markets, which was released in May 2001, and Independent Living and CCRCS, which was released in September 2009. Mr. Moore holds a Bachelor of Science degree in Industrial Technology from Northeastern University in Boston and an MBA in Marketing and Finance from Texas Christian University in Fort Worth, Texas.

Philip A. Brooks has been a director since 2010. Mr. Brooks is a principal investor and managing partner of Select Living, LLC, a seniors housing business focused on defined affinity groups, and is an agent for a large fund manager investing in the seniors housing space. Previously, Mr. Brooks served as a Senior Vice President, Loan Production for Walker & Dunlop, LLC, a NYSE-listed provider of financial services for owners and developers of commercial real estate throughout the United States. Prior to Walker & Dunlop, LLC, from February 2011, Mr. Brooks served as Senior Vice President, Loan Production for CWCapital, LLC, a mortgage finance company, which was acquired by Walker & Dunlop, LLC in September 2012. From 1996 to October 2010, Mr. Brooks served in various senior executive positions with Berkadia Commercial Mortgage, LLC, a national mortgage bank, which was previously known as Capmark Finance Inc. and GMAC Commercial Mortgage. He has closed over $5 billion of seniors housing and healthcare financings and has been on multi-disciplinary teams in sourcing, underwriting and syndicating $15 billion in committed financings in North America and Europe. Mr. Brooks has 29 years of experience in the commercial real estate finance industry. He was a founding member of the American Seniors Housing Association, a leading trade association promoting seniors housing, and was on the Board of Directors of the National Investment Center for the Seniors Housing & Care Industry, a leading trade association promoting the industry to the capital markets. On October 25, 2009, Capmark Financial Group Inc. and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code.

Ronald A. Malone has been a director since 2010. Mr. Malone served as a member of the Board of Directors of Gentiva from June 2002 until May 2012, having served as Chairman from June 2002 to December 2010. He served as Chief Executive Officer of Gentiva from June 2002 until December 2008, as Executive Vice President of Gentiva from March 2000 until June 2002, and as President of Gentiva’s home health services division from January 2001 to June 2002. Prior to joining Gentiva, which was spun-off from Olsten Corporation,

Mr. Malone served in various positions with Olsten Corporation including Executive Vice President of Olsten Corporation and President, Olsten Staffing Services, United States and Canada. Mr. Malone has been a director of Hill-Rom Holdings, Inc. since July 2007. He is a former director of the National Association for Home Care & Hospice and a former director, chairman and founding member of the Alliance for Home Health Quality and Innovation.

Directors Continuing in Office Until the 2017 Annual Meeting:

Lawrence A. Cohen has served as one of our directors since November 1996 and as Vice Chairman of the Board since November 1996. He has served as our Chief Executive Officer since May 1999 and was our Chief Financial Officer from November 1996 to May 1999. From 1991 to 1996, Mr. Cohen served as President and Chief Executive Officer of Paine Webber Properties Incorporated. Mr. Cohen serves on the boards of various charitable organizations and is active in several industry associations. Mr. Cohen was a founding member and is on the Executive Committee of the Board of Directors of the American Seniors Housing Association, and serves on the Operator Advisory Board of the National Investment Center for the Seniors Housing & Care Industry. He received an LL.M. in Taxation from New York University School of Law, a JD from St. John’s University School of Law, and a BBA in Accounting from The George Washington University. Mr. Cohen has had positions with businesses involved in senior living for 30 years.

E. Rodney Hornbake, M.D. has been a director since 2011. Dr. Hornbake serves as the Managing Partner of Essex Internal Medicine, a private practice of internal medicine and geriatrics, that he formed in 2002. Dr. Hornbake served as Senior Vice President and Chief Medical Officer of Gentiva Health Services, Inc. (“Gentiva”), a provider of comprehensive home health services, from March 2000 to April 2002, and he has continued to serve in a consulting role to Gentiva since April 2002. Gentiva was spun-off from Olsten Corporation, a staffing services company, that Dr. Hornbake joined as part of its management team in 1999. Dr. Hornbake also served as Medical Director of Care Centrix, a home care benefits management company, from November 1999 until 2002, and he continued to serve in a consulting role to Care Centrix from 2002 to 2010. Dr. Hornbake previously served as Vice President and Medical Director of the North Shore-LIJ Health System in New York from 1996 to 1999, as Chief Medical Officer for Aetna Professional Management Corporation from 1994 to 1996, and as Chief of Medicine for the Park Medical Group/Park Ridge Health System in New York from 1993 to 1994. Dr. Hornbake served as Clinical Assistant Professor of Medicine at the University of Connecticut from August 2002 to 2010 and as an Associate Professor (Adjunct) of Hofstra University from 1998 to 2004. Dr. Hornbake served on the board of Equity Health Partners, a privately-held start-up technology company, from 2008 until 2012, and he served on the Commission on Office Laboratory Accreditation for ten years, including two years as its Chairman.

Kimberly S. Herman has been a director since 2014. Ms. Herman has served as the President of GN ReSound, an international manufacturer of hearing aids, since September 2011. Prior to joining GN ReSound, from August 2009 until April 2011, Ms. Herman held various positions at Coloplast Corp., a global provider of ostomy care, urology and continence care, and wound and skin care, including serving as President, Chronic Care (from 2010 to 2011), Vice President of Marketing (from 2009 to 2010), and Interim Vice President of Marketing (during 2009). Prior to joining Coloplast Corp., from July 2004 until August 2009, Ms. Herman was an independent consultant focusing on providing interim leadership and strategic revenue enhancement to clients in a variety of industries, including healthcare, consumer products, automotive and insurance services. From January 2003 until July 2004, Ms. Herman served as the Executive Vice President and Chief Operating Officer of Senior Homecare, Inc., a home healthcare provider, and from May 1997 until February 2003, she held various positions at Gentiva, including serving as Senior Vice President and Chief Marketing Officer (from 2001 to 2003), Vice President—Marketing and Communications (from 1998 to 2000), and Vice President—Strategic Planning (from 1997 to 1998). Ms. Herman received a Master of Business Administration degree from Wake Forest University and a Bachelor of Arts degree in business administration from Hiram College.

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board and the Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”) focused primarily on the information discussed in each of the Directors’ individual biographies set forth above. In particular, with regard to Messrs. Cohen, Johannessen and Moore, the Board considered their strong background in the senior living industry — over 30 years in the case of Mr. Cohen, over 36 years in the case of Mr. Johannessen, and over 45 years in the case of Mr. Moore — in addition to the many years of experience with the Company represented by Messrs. Cohen and Johannessen, our Chief Executive Officer and President and Chief Operating Officer, respectively, and Mr. Moore, a director of our Company for over 17 years and now Chairman of the Board. The Board also considered the broad perspective brought by Mr. Moore’s significant experience in consulting in the senior living industry. With respect to Ms. Krueger, the Board considered her significant experience, expertise and background with regard to accounting matters, which includes specialization in health care, and rehabilitative and wellness services for elderly persons. With regard to Mr. Reid, the Board considered his nearly 35 years of experience in investment banking and real estate, including heading Lehman Brothers REIT equity practice for nine years as Managing Director in the Global Real Estate Department, and his senior level public company experiences, which experiences will help the Company identify and capitalize on opportunities to build its business as well as bring fresh insights that will benefit both the Board and the Company. With respect to Mr. Malone, the Board considered his executive level and board experience with public companies and his extensive senior level operational experiences, particularly in health care and wellness services. Mr. Malone has an intimate knowledge of the home health industry and expertise in the legislative and regulatory landscape affecting healthcare companies. With respect to Mr. Brooks, the Board considered his extensive experience in the senior living industry and strong background in senior housing financing. With regard to Dr. Hornbake, the Board considered his position as a practicing physician specializing in geriatrics, his strong understanding of emerging needs of the aging population, his service as Chief Medical Officer for a large health services organization, and his involvement in public policy as it affects seniors. With regard to Ms. Herman, the Board considered her executive level experiences in marketing services and products to seniors as well as successfully managing, growing and branding companies within the healthcare industry.

The Board does not anticipate that any of the aforementioned nominees for director will refuse or be unable to accept election as a director, or be unable to serve as a director. Should any of them become unavailable for nomination or election or refuse to be nominated or to accept election as a director, then the persons named in the enclosed form of proxy intend to vote the shares represented in such proxy for the election of such other person or persons as may be nominated or designated by the Board.

There are no family relationships among any of our directors, director nominees or executive officers.

The Board of Directors unanimously recommends a vote “FOR” the election of each of the individuals nominated for election as a director.

BOARD OF DIRECTORS AND COMMITTEES

General

Our Board of Directors currently consists of nine directors. The Board has determined that Philip A. Brooks, Kimberly S. Herman, Dr. E. Rodney Hornbake, Jill M. Krueger, Ronald A. Malone, James A. Moore and Michael W. Reid, each an existing director, are “independent” within the meaning of the corporate governance rules of the NYSE and no such individual has any relationship with us, except as a director, stockholder and/or director nominee, as applicable. In addition, we have adopted a Director Independence Policy, as described in greater detail below under the heading “Director Independence Policy,” which establishes guidelines for the Board to follow in making the determination as to which of our directors is “independent.” Our Director Independence Policy is available on our website at http://www.capitalsenior.com in the Investor Relations section and is available in print to any stockholder who requests it. The Board has determined that Messrs. Brooks, Hornbake, Malone, Moore and Reid and Ms. Herman and Ms. Krueger, each an existing director, are “independent” in accordance with our Director Independence Policy.

During 2014, the Board held seven meetings, including regularly scheduled and special meetings. During 2014, no director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which such director served. Under our Corporate Governance Guidelines, each of our directors is expected to attend all meetings of the Board, the annual stockholders meeting and meetings of the committees of the Board on which they serve. Messrs. Cohen, Johannessen, Brooks, Hornbake, Malone, Moore and Reid and Ms. Herman and Ms. Krueger attended our 2014 annual meeting of stockholders. Our independent directors meet in executive sessions without any management directors, and Mr. Moore, the independent Chairman of the Board, presided over these meetings during 2014.

Advance Resignation Policy

Under our Corporate Governance Guidelines, for uncontested director elections, as a condition to nomination by the Board of an incumbent director, such nominee must submit an irrevocable resignation to the Board. Any such nominee who receives a greater number of votes “withholding authority” for or “against” such nominee’s election than votes “for” such nominee’s election (with abstentions and broker non-votes not counted as votes cast either “for” or “withhold authority” for or “against” such nominee’s election), and who remains on the Board as a holdover director, will have his or her irrevocable resignation considered by the Nominating and Corporate Governance Committee. Following the certification of the voting results in an uncontested election of directors, the Nominating and Corporate Governance Committee will make a recommendation to the Board as to the treatment of any such nominee that did not receive the requisite majority vote, including whether to accept or reject any such tendered resignation. Thereafter, the Board will determine whether to accept the Nominating and Corporate Governance Committee’s recommendation. If such nominee’s resignation is accepted by the Board, then such director will immediately cease to be a member of the Board upon the date of such acceptance.

Director Independence Policy

The Board undertakes an annual review of the independence of all non-management directors. In advance of the meeting at which this review occurs, each non-management director is asked to provide the Board with full information regarding the director’s business and other relationships with us in order to enable the Board to evaluate the director’s independence. Directors have an affirmative obligation to inform the Board of any material changes in their circumstances or relationships that may impact their designation by the Board as “independent.” This obligation includes all business relationships between, on the one hand, directors or members of their immediate family, and, on the other hand, us, whether or not such business relationships are described above.

No director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with us. The following guidelines are considered in making this determination:

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a director who is, or has been within the last three years, employed by us, or whose immediate family member is, or has been within the last three years, one of our executive officers, is not “independent”;

•

a director who received, or whose immediate family member received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not “independent”;

•

a director (a) who is or whose immediate family member is a current partner of a firm that is our internal or external auditor, (b) who is a current employee of such a firm, (c) whose immediately family member is a current employee of such a firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or (d) who is, or whose immediate family member was within the last three years (but is no longer), a partner or employee of such a firm and personally worked on our audit within that time, is not “independent”;

•

a director who is, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that other company’s compensation committee, is not “independent”;

•

a director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, is not “independent”;

•

a director who serves as an executive officer, or whose immediate family member serves as an executive officer, of a tax exempt organization that, within the preceding three years, received contributions from us, in any single fiscal year, of an amount equal to the greater of $1 million or 2% of such organization’s consolidated gross revenue, is not “independent”; and

•

a director who has a beneficial ownership interest of 10% or more in a company which has received remuneration from us in any single fiscal year in an amount equal to the greater of $1 million or 2% of such company’s consolidated gross revenue is not “independent” until three years after falling below such threshold.

In addition, members of the Compensation Committee must not have any relationship or affiliation with us that would materially affect the director’s ability to be independent from management as a Compensation Committee member and must otherwise be “independent” under our Director Independence Policy. Members of the Audit Committee may not accept any consulting, advisory or other compensatory fee from us or any of our subsidiaries or affiliates other than directors’ compensation.

The terms “us,” “we” and “our” refer to Capital Senior Living Corporation and any direct or indirect subsidiary of Capital Senior Living Corporation, which is part of the consolidated group. An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such person’s home.

Committees

Committees of the Board include the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee.

Audit Committee

The Audit Committee consists of Messrs. Brooks and Reid and Ms. Krueger, each of whom is “independent” as defined by the listing standards of the NYSE in effect as of the date of this proxy statement. The Board has determined that Ms. Krueger qualifies as an “audit committee financial expert” within the meaning of SEC regulations. The Board has adopted an amended and restated Audit Committee Charter, which is available on our website at http://www.capitalsenior.com in the Investor Relations section and is also available in print to any stockholder who requests a copy. Pursuant to its charter, the Audit Committee:

•	oversees our financial reporting process and internal control system;

•	appoints, replaces, provides for compensation of and oversees our independent accountants;

•	provides an open avenue of communication among our independent accountants, senior management and the Board; and

•	conducts an annual review of the adequacy of its charter and recommends any proposed changes to the Board for its approval.

During 2014, the Audit Committee held 6 meetings, including regularly scheduled and special meetings.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Messrs. Malone, Brooks and Hornbake and Ms. Herman, each of whom is “independent” as defined by the listing standards of the NYSE in effect as of the date of this proxy statement. The Board has adopted an amended and restated Nominating and Corporate Governance Committee Charter, which is available on our website at http://www.capitalsenior.com in the Investor Relations section and is also available in print to any stockholder who requests a copy. Pursuant to its charter, the Nominating and Corporate Governance Committee:

•	identifies individuals qualified to become directors;

•	recommends director nominees to the Board;

•	develops, and recommends for Board’s approval, our Corporate Governance Guidelines;

•	reviews with management and assists and advises the Board with respect to resident care and services;

•	oversees the evaluation of the Board and management; and

•	conducts an annual review of the adequacy of its charter and recommends any proposed changes to the Board for its approval.

During 2014, the Nominating and Corporate Governance Committee held 3 meetings, including regularly scheduled and special meetings.

Compensation Committee

The Compensation Committee consists of Messrs. Moore, Malone and Reid, each of whom is “independent” as defined by the listing standards of the New York Stock Exchange in effect as of the date of this proxy statement. The Board has adopted an amended and restated Compensation Committee Charter, which is available on our website at http://www.capitalsenior.com in the Investor Relations section and is also available in print to any stockholder who requests a copy. Pursuant to its charter, the Compensation Committee’s responsibilities include, among other things, the responsibility to:

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review and approve, on an annual basis, the corporate goals and objectives, and any amendments to those goals and objectives, relevant to the compensation of our Chief Executive Officer and our other executive officers, evaluate each such individual’s performance in light of such objectives and, either as a committee or together with other independent directors (as directed by the Board), determine and approve the compensation for each such individual based on such evaluation (including base salary, bonus, incentive and equity compensation);

•	review director compensation levels and practices, and recommend, from time to time, changes in such compensation levels and practices;

•	review our compensation, incentive compensation and equity-based plans and recommend, from time to time, changes in such compensation levels and practices to the Board;

•

review and discuss with our management the Compensation Discussion and Analysis to be included in our annual proxy statement, annual report on Form 10-K or information statement, as applicable, and make a recommendation as to whether it should be included therein;

•	conduct an annual review of the adequacy of its charter and recommend any proposed changes to the Board for its approval; and

•	perform any other activities consistent with our Certificate of Incorporation, Bylaws and governing law as the Compensation Committee or the Board deems appropriate.

During 2014, the Compensation Committee held 8 meetings, including regularly scheduled and special meetings.

The Compensation Committee’s processes for fulfilling its responsibilities and duties with respect to executive compensation and the role of our executive officers and management in the compensation process are each described under “Compensation Discussion and Analysis — Overview of Compensation Process” beginning on page 21 of this proxy statement.

In fulfilling its responsibilities and duties with respect to the compensation of our directors, the Compensation Committee periodically reviews the compensation paid to the non-employee directors of the companies in our peer group, and may recommend to the Board adjustments to our director compensation levels and practices so as to remain competitive with the companies in our peer group.

Pursuant to its charter, the Compensation Committee may retain such compensation consultants, outside counsel and other advisors as it may deem appropriate in its sole discretion and it has the sole authority to approve related fees and other retention terms. From time to time, the Compensation Committee has engaged third parties to compile statistical information with respect to the executive compensation practices of other comparable public companies and has retained independent compensation consultants, including in 2013 and most recently in 2014 for our 2015 incentive compensation plan, to review the Company’s compensation arrangements for certain of its named executive officers. However, the Compensation Committee did not engage any compensation consultant for purposes of determining or recommending the amount or form of executive officer and director compensation for 2014.

Board of Director’s Leadership Structure

Our Board separated the roles of Chairman of the Board and Chief Executive Officer by electing James A. Moore, a non-executive, independent director, as Chairman of the Board in 2010. The separation of the roles was implemented to allow Mr. Cohen, our Chief Executive Officer, to continue to focus his efforts on the successful management of the Company while allowing Mr. Moore, our independent Chairman, to focus his efforts on the continued development of a high-performing Board, including (1) ensuring the Board remains focused on the Company’s long-term strategic plans, (2) working with Company management to ensure the Board continues to receive timely and adequate information, (3) coordinating activities of the committees of the Board, and (4) ensuring effective stakeholder communications. The Board believes, due to the continued leadership and experience provided by these two individuals, that having separate positions is the appropriate leadership structure for the Company at this time and demonstrates our commitment to good corporate governance.

Board of Director’s Role in Risk Oversight

Our Company, like others, faces a variety of enterprise risks, including credit risk, liquidity risk, and operational risk. In fulfilling its risk oversight role, the Board focuses on the adequacy of the Company’s risk management process and overall risk management system. The Board believes an effective risk management system will (1) adequately identify the material risks that the Company faces in a timely manner, (2) implement appropriate risk management strategies that are responsive to the Company’s risk profile and specific material risk exposures, (3) integrate consideration of risk and risk management into business decision-making throughout the Company, and (4) include policies and procedures that adequately transmit necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant committee.

The Audit Committee has been designated to take the lead in overseeing risk management at the Board level. Accordingly, the Audit Committee schedules time for periodic reviews of risk management, in addition to its other duties. In this role, the Audit Committee receives information from management and other advisors, and strives to generate serious and thoughtful attention to the Company’s risk management process and system, the nature of the material risks the Company faces, and the adequacy of the Company’s policies and procedures designed to respond to and mitigate these risks.

In addition, the Nominating and Corporate Governance Committee is responsible under its charter for reviewing with management and assisting and advising the Board with respect to resident care and services. This risk management and risk assessment includes management compliance with regulatory requirements related to resident care and services and other related matters, including meeting the Company’s expectations for providing quality care and services to its residents.

Although the Board’s primary risk oversight has been assigned to the Audit Committee, the full Board also periodically receives information about the Company’s risk management system and the most significant risks that the Company faces. This is principally accomplished through the Audit Committee’s discussions with the full Board and summary versions of the briefings provided by management and advisors to the Audit Committee.

In addition to the formal compliance program, the Board and the Audit Committee encourage management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations. The Company’s risk management structure also includes an ongoing effort to assess and analyze the most likely areas of future risk for the Company. As a result, the Board and Audit Committee periodically ask the Company’s executives to discuss the most likely sources of material future risks and how the Company is addressing any significant potential vulnerability.

Director Nominations

The Nominating and Corporate Governance Committee is responsible under its charter for identifying and recommending qualified candidates for election to the Board. In addition, stockholders who would like to recommend a candidate for election to the Board may submit the recommendation to the chairman of the Nominating and Corporate Governance Committee, in care of David R. Brickman, our Senior Vice President, General Counsel and Secretary. Any recommendation must include name, contact information, background, experience and other pertinent information on the proposed candidate and must be received in writing by November 15, 2015 for consideration by the Nominating and Corporate Governance Committee for the 2016 annual meeting of our stockholders.

Although the Nominating and Corporate Governance Committee is willing to consider candidates recommended by our stockholders, it has not adopted a formal policy with regard to the consideration of any director candidates recommended by our stockholders. The Nominating and Corporate Governance Committee believes that a formal policy is not necessary or appropriate because of the small size of the Board and because the current Board already has a diversity of business background and industry experience.

The Nominating and Corporate Governance Committee does not have specific minimum qualifications that must be met by a candidate for election to the Board in order to be considered for nomination by the Nominating and Corporate Governance Committee. In identifying and evaluating nominees for director, the Nominating and Corporate Governance Committee considers each candidate’s qualities, experience, background and skills, as well as any other factors that the candidate may be able to bring to the Board. The process is the same whether the candidate is recommended by a stockholder, another director, management or otherwise. Although the

Nominating and Corporate Governance Committee does not have a formal diversity policy in place for the director nomination process, an important factor in the Nominating and Corporate Governance Committee’s consideration and assessment of a candidate is the diversity of the candidate’s viewpoints, professional experience, education and skill set. The Nominating and Corporate Governance Committee does not pay a fee to any third party for the identification of candidates, but it has paid fees in the past to third parties for background checks on candidates.

With respect to this year’s nominees for director, Mr. Johannessen, Ms. Krueger and Mr. Reid currently serve as directors of the Company.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics governing all of our employees, including our Chief Executive Officer, Chief Financial Officer, our principal accounting officer and corporate controller. A copy of this Code of Business Conduct and Ethics is available in the “Corporate Governance Documents” section of the “Investor Relations” section of our website at www.capitalsenior.com. We intend to make all required disclosures concerning any amendments to, or waivers from, this Code of Business Conduct and Ethics on our website.

Website

Our Internet website, www.capitalsenior.com, contains an Investor Relations section, which provides links to our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, SEC stock ownership reports, amendments to those reports and filings, Code of Business Conduct and Ethics, Corporate Governance Guidelines, Director Independence Policy and charters of the Nominating and Corporate Governance, Compensation and Audit Committees of the Board. These documents are available in print, free of charge, to any stockholder who requests a copy as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The materials on our website are not incorporated by reference into this proxy statement and do not form any part of the materials for solicitation of proxies.

Communication with Directors

Correspondence from stockholders and other interested parties may be sent to our directors, including our non-management directors, individually or as a group, in care of James A. Moore, the independent Chairman of our Board, with a copy to David R. Brickman, Senior Vice President, General Counsel and Secretary, at our principal executive offices, 14160 Dallas Parkway, Suite 300, Dallas, Texas 75254.

All communications received as set forth above will be opened by the Chairman and Senior Vice President, General Counsel and Secretary for the sole purpose of determining whether the contents represent a message to our directors. Appropriate communications other than advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis focuses on the compensation of our executive officers, including our “named executive officers” who are the individuals included in the Summary Compensation Table beginning on page 41 of this proxy statement. This section summarizes our executive compensation program and objectives and provides an overview of how and why the Compensation Committee, which is responsible for the oversight of our executive compensation program, made specific decisions involving the compensation of our named executive officers. We also refer you to our Annual Report on Form 10-K for the year ended December 31, 2014 for additional information regarding our 2014 financial results discussed below.

Executive Summary

Our executive compensation program is designed to meet three principal objectives:

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employ, retain and reward executives who are capable of leading us to the achievement of our business objectives, which include maximizing the value of our operations, growing our cash flow, preserving a strong financial position, increasing our geographic concentration, maximizing our competitive strengths in each of our markets, capitalizing on long-term growth opportunities, and most importantly, enhancing stockholder value;

•

a significant amount of total compensation should be in the form of short-term and long-term incentive awards to align compensation with our financial and operational performance goals as well as individual performance goals; and

•	incentive awards should be tied to and vary with our financial and operational performance as well individual performance.

We believe these objectives collectively link compensation to overall Company performance and directly link compensation to the objectives set forth in our 2014 business plan that was approved by our Board of Directors. These objectives help ensure that the interests of our named executive officers are closely aligned with the interests of our stockholders. We believe that Capital Senior Living has successfully achieved these objectives as demonstrated by our strong financial results during 2014, which met our business plan objectives. As described in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report on Form 10-K, our fiscal 2014 financial results, based upon various measures, increased significantly relative to our fiscal 2013 financial results. The following table highlights the year-over-year comparison of some of the key financial metrics that the Compensation Committee uses in evaluating our performance for purposes of making compensation decisions.

Performance Measures	Fiscal Year 2014	Fiscal Year 2013	% Increase
Revenue	$383.9 million	$350.4 million	9.6%
Adjusted EBITDAR	$132.6 million	$119.6 million	10.9%
Adjusted EBITDAR Margin	35.9%	34.9%	2.9%
Adjusted CFFO	$42.8 million (or $1.51 per share)	$42.8 million (or $1.54 per share)(1)	10.2	%(2)

(1)	Includes $4.0 million, or $0.14 per share, of tax savings from a cost segregation study we completed in 2013.

(2)	The percentage increase is calculated on a comparable basis between 2014 and 2013. As such, the $4.0 million tax savings from the cost segregation study is excluded from 2013.

The above table utilizes non-GAAP financial measures such as adjusted CFFO, adjusted CFFO per share, adjusted EBITDAR and adjusted EBITDAR margin. We believe these non-GAAP measures are useful in identifying trends in day-to-day operations and provide indicators to management of progress in achieving optimal operating performance. In addition, these non-GAAP measures are used by many research analysts and investors to evaluate the performance and valuations of companies in our industry. Please refer to Appendix A to this proxy statement for important information concerning such non-GAAP financial measures, including a reconciliation of such measures to GAAP.

For fiscal 2014, we believe our compensation programs, which are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased stockholder value, delivered payments commensurate with our strong financial performance. Below are the highlights of our executive compensation program for 2014.

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Emphasis on Pay for Performance.    Our fiscal 2014 performance, along with the individual performance of our eligible named executive officers, served as key factors in determining compensation for 2014, including as follows:

•

For 2014, a significant portion of the total compensation opportunity available to our named executive officers who were eligible to participate in our Incentive Compensation Plan was linked to the achievement of certain corporate and individual goals. As discussed in more detail below, in 2014 our Chief Executive Officer, President and Chief Operating Officer, and Senior Vice President and Chief Financial Officer were eligible to receive incentive bonuses of up to a maximum of 150%, 105% and 90%, respectively, of their base salaries paid in 2014, subject to the achievement of various performance criteria under our Incentive Compensation Plan for 2014 and, in the case of our Senior Vice President and Chief Financial Officer, proration based upon the date he joined the Company. During 2014, certain corporate and individual goals were amended to reflect strategic and operational changes that occurred after the original performance goals were established and to more closely align executive officer performance measures with the public reporting of these results to outside investors and analysts. These amendments included provisions to remove the operating results of two senior living communities from both the performance goals and the Company’s publicly reported non-GAAP financial measures due to the disruptive significant renovations and unit conversions of these assets, and to reflect the impact of other significant operational changes.

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Adjusted CFFO per share and adjusted EBITDAR were the key performance metrics for corporate goals under our Incentive Compensation Plan for 2014. We believe these metrics provide for a balanced approach to measuring annual Company performance. In addition, these measures are used by many research analysts and investors to evaluate the performance and valuations of companies in our industry. Another performance metric for corporate goals under our Incentive Compensation Plan for 2014 was the aggregate transaction value of the senior housing communities we acquired during such year. This performance metric was designed to reward our eligible named executive officers for their efforts in helping us identify and complete such strategic acquisitions, which we expect will increase our ownership of high-quality senior living communities in geographically concentrated regions and generate meaningful increases in our CFFO and earnings, and accordingly, increase shareholder value.

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Another way that we try to link compensation and performance is through periodically granting performance-based equity awards to our named executive officers. During 2014, we granted 50,000, 40,000, 16,667 and 15,000 shares of performance-based restricted stock to our Chief Executive Officer, President and Chief Operating Officer, Senior Vice President and Chief Financial Officer, and Senior Vice President, General Counsel and Secretary, respectively. The periodic vesting of these awards is subject to our achievement of certain performance targets over a three-year period, which is primarily designed to encourage our named executive officers to focus on our long-term performance.

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Periodic Grants of Long-Term Equity Awards.    We periodically grant shares of time-based restricted stock to our named executive officers. During 2014, we granted 50,000, 40,000, 16,667, 15,000 and 5,000 shares of restricted stock to our Chief Executive Officer, President and Chief Operating Officer, Senior Vice President and Chief Financial Officer, Senior Vice President, General Counsel and Secretary, and

Vice President — Acquisitions, respectively. The vesting of these awards is generally subject to the named executive officer’s continued employment by us over a three-year period, which is primarily designed to encourage such key executive officers to remain with us during such period and continue to work to achieve our long-term goals for growth and profitability. If our stock price improves, these equity awards will become more valuable to our executives.

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Recoupment Policy (or “Clawback”) for Incentive Compensation.    The Compensation Committee has adopted a recoupment policy pursuant to which, in the event that it is determined that a participant in the Incentive Compensation Plan has committed fraud or a willful misstatement related to the calculations used in determining an award under such plan, the participant involved in such fraud or willful misstatement must return to the Company any awards that were paid as a result of the fraud or willful misstatement. This feature of the Incentive Compensation Plan is separate from and in addition to any clawback provisions under applicable law, including the Sarbanes-Oxley Act of 2002.

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Stockholder-Friendly Pay Practices.    We do not use many common pay practices that many consider to be unfriendly to stockholders, such as extensive perquisites, and our named executive officers are only eligible to participate in benefit plans that are generally available to all of our employees. Further, our executive compensation arrangements do not contain excess parachute payment tax gross-up provisions. We also do not provide guaranteed non-performance-based bonuses to our named executive officers.

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Independent Compensation Committee.    The Compensation Committee is composed solely of non-employee, independent directors who satisfy the independence requirements of the NYSE. In addition, to obtain and evaluate independent information with respect to our executive compensation program, each year the Compensation Committee typically reviews information compiled by independent third parties, including Aon Hewitt, Mercer and Christenson Advisors. Although the Compensation Committee did not engage any compensation consultant for purposes of determining or recommending the amount or form of executive officer compensation during 2014, from time to time, including in 2013 and most recently in 2014 for our 2015 incentive compensation plan, the Compensation Committee has retained independent compensation consultants to review the Company’s executive compensation arrangements. As a result, the Compensation Committee continually endeavors to provide independent oversight and engages in an ongoing independent review of all aspects of our executive compensation programs.

Executive Management Changes in 2014

Carey P. Hendrickson joined the Company as Senior Vice President and Chief Financial Officer in May 2014. Mr. Hendrickson succeeded Ralph A. Beattie, who previously served as our Executive Vice President and Chief Financial Officer until his retirement in May 2014. Lawrence A. Cohen, Keith N. Johannessen, Carey P. Hendrickson, David R. Brickman, Joseph G. Solari and Ralph A. Beattie, who are all listed in the Summary Compensation Table set forth below, were our named executive officers for 2014.

2014 “Say-on-Pay” Advisory Vote on Executive Compensation

We provided our stockholders with a “say on pay” advisory vote in 2014 on our executive compensation pursuant Section 14A of the Securities Exchange Act of 1934, as amended. At our 2014 Annual Meeting of Stockholders, our stockholders expressed overwhelming support for the compensation of our named executive officers, with approximately 98.5% of the votes cast for the approval of the “say on pay” advisory vote on executive compensation (assuming abstentions and broker non-votes do not constitute votes “cast”). In evaluating our executive compensation programs, the Compensation Committee considered the results of the 2014 advisory vote along with the many other factors discussed in this Compensation Discussion and Analysis, including the Compensation Committee’s assessment of the interaction of our compensation programs with our corporate business objectives, input received from our senior management, the analysis, reports and recommendations of Aon Hewitt, and the Compensation Committee’s own judgment. While each of these factors impacted the Compensation Committee’s decisions regarding our named executive officers’ compensation, the Compensation Committee did not make any changes to our executive compensation program and policies as a result of the 2014 “say on pay” advisory vote.

Overview of Compensation Process

The Compensation Committee is ultimately responsible for reviewing and approving the base salary increases (other than annual base salary increases contemplated by existing employment agreements) and bonus levels of our executive officers, including our named executive officers, evaluating the performance of such executives and reviewing any related matters. Equity and other forms of compensation for our executive officers, including our named executive officers, are also considered by the Compensation Committee. In applying the above-described objectives for our executive compensation program, the Compensation Committee primarily relies upon the following factors:

Input Received from our Senior Management.    As discussed in greater detail below, the Compensation Committee has historically relied in part upon the input and recommendations of our senior management, which currently consists of Messrs. Cohen, Johannessen and Hendrickson and whom we refer to in this section as our “senior management,” when considering annual increases to base salaries for our named executive officers, the annual establishment of our Incentive Compensation Plan, and whether to grant long-term incentive awards to our named executive officers, and if so, in what forms and amounts. Whenever the Compensation Committee considers increasing the base salary of a member of our senior management, such individual is not permitted to participate in the deliberations of the Compensation Committee relating to the increase in base salary.

Peer Group Data.    The Compensation Committee has consistently sought to structure our executive compensation program to provide amounts and forms of compensation to our named executive officers that are generally commensurate with those paid to executive officers with comparable duties and responsibilities at companies in the senior living industry that the Compensation Committee, in consultation with our senior management, periodically determines to be the most directly comparable to Capital Senior. In order to determine which companies in the senior living industry are the most directly comparable to Capital Senior, the Compensation Committee and our senior management conduct an annual review to determine which companies have a similar business focus to ours and a similar revenue and/or asset base to ours. We refer to such public companies collectively as our “peer group.” For our 2014 compensation program, the companies which comprised our peer group were Brookdale Senior Living Inc., Emeritus Corporation and Five Star Quality Care, Inc.

Third Party Industry Surveys and Compensation Consultants.    As part of its ongoing efforts to provide independent oversight and review of our compensation programs, the Compensation Committee periodically reviews information compiled by third parties with respect to the executive compensation practices of other companies in our industry. The Compensation Committee reviews such information for purposes of obtaining a general understanding of current compensation practices of companies in our peer group and industry, and generally endeavors to make the total compensation mix and opportunities available to our named executive officers comparable to the total compensation mix and opportunities available to executive officers at such other similar companies. The information reviewed is part of a larger competitive analysis and does not mandate a particular decision regarding the compensation opportunities of our named executive officers. The Compensation Committee does not target the compensation of our named executive officers to fall within a specific percentile range of the companies in our peer or industry, but rather considers several factors, such as the experience levels of individuals and market factors, before exercising its discretion in determining the total compensation mix and opportunities available to our named executive officers. Based upon the results of such review, the Compensation Committee may determine to modify the amounts and/or the forms of compensation that are available to our named executive officers, in light of the objectives we have identified for our executive compensation program.

From time to time, including in 2013 and most recently in 2014 for our 2015 incentive compensation plan, the Compensation Committee also retains independent compensation consultants to review the Company’s executive compensation arrangements. However, the Compensation Committee did not engage any compensation consultant for purposes of determining or recommending the amount or form of executive officer compensation for 2014.

Other Factors.    Key factors that also affect the Compensation Committees’ judgment with respect to our executive compensation program include our financial performance, to the extent that it may be fairly attributed or related to the performance of a particular named executive officer, and the contribution of each named executive officer relative to his individual responsibilities and capabilities. While the Compensation Committee does consider our stock price performance, the Compensation Committee has not utilized it as the only measure of our financial performance, or the performance of our named executive officers, given the fact that it may not take into account a variety of factors, including the business conditions within the senior living industry, our long-term strategic direction and goals and general market conditions. Also, in applying these objectives, the Compensation Committee endeavors to achieve consistency with respect to the difference between the compensation of our named executive officers and the compensation of our other officers and employees and such differences found in the companies in our peer group.

Forms of Compensation

The following forms of compensation are currently utilized by the Compensation Committee in compensating our named executive officers.

BASE SALARY

The base salaries of our named executive officers is established pursuant to the terms of each executive’s employment agreement and is subject to an annual increase. Base salaries are paid in cash and are intended to reward our named executive officers for their performance during the fiscal year relative to their authority and responsibilities in their respective positions with us.

In the fourth quarter of each year, the Compensation Committee typically establishes a percentage range within which the base salary for our named executive officers for the upcoming year may increase from the preceding year. In determining this percentage range, the Compensation Committee typically reviews information and reports compiled by independent third parties, including any compensation consultants engaged by the Compensation Committee during such year, and generally targets the base salaries of our named executive officers to be comparable to the base salaries of members of management and executive officers with comparable duties and responsibilities at other similar companies. For 2014, the Compensation Committee set such percentage range at 2.0%—3.0%.

At each quarterly meeting, the Compensation Committee typically reviews a list of those senior executives, including our named executive officers, whose employment agreements have anniversary dates arising in the upcoming quarter and authorizes our senior management to approve base salary increases for each such individual in its discretion within such percentage range. Each annual performance and compensation review takes place at the same quarterly meeting of the Compensation Committee at which it is authorized. In exercising its discretion, our senior management typically considers each such executive’s historical performance in his or her position with us, as reflected by the results of the annual performance and compensation review, as well as our financial performance within each such executive’s sphere of influence. Following such evaluation, if our senior management determines that the amount of any increase to an executive’s base salary should be greater or less than the increase permitted by the percentage range, then our senior management informs the Compensation Committee of its recommendation. Then, the Compensation Committee ultimately determines the amount of the increase based upon both the recommendations of our senior management and its review of information and reports compiled by independent third parties as to the base salaries of executives with comparable duties and responsibilities at other similar companies. Any increase to the base salary of the executive is typically effective as of the beginning of the pay period immediately following the anniversary date of such executive’s employment agreement.

The Compensation Committee believes that the members of our senior management are the most appropriate individuals to conduct the annual performance and compensation reviews by virtue of their role in overseeing the day-to-day performance of our senior executives, other than our Chief Executive Officer. The Compensation Committee believes that the members of our senior management are also the most appropriate individuals to ultimately determine the amount of the annual base salary increases within the established percentage range since each member occupies a position with us that provides the requisite knowledge and experience to properly evaluate the performance of our senior executives, including our named executive officers, in their respective positions with us and in the context of our overall performance. Whenever our senior management considers increasing the base salary of a member of our senior management, such individual is not permitted to participate in the deliberations of our senior management relating to the increase in base salary.

For a further description of the base salaries paid to our named executive officers for 2014, please refer to the Summary Compensation Table beginning on page 41 of this proxy statement.

PERFORMANCE BONUS

Bonuses are typically awarded to our named executive officers, other than Messrs. Brickman and Solari, annually pursuant to the incentive compensation plan, which we refer to as our “Incentive Compensation Plan.” The purpose of the Incentive Compensation Plan is to assist us in employing and retaining certain of our named executive officers by providing them with a competitive compensation opportunity based upon the achievement of specified performance objectives that the Compensation Committee identifies as having a direct relation to the accomplishment of our business plan for the applicable year.

Under the Incentive Compensation Plan, performance bonuses are typically targeted at a pre-determined percentage of each eligible named executive officer’s base salary for such year. These percentages are typically established by the Compensation Committee based upon (i) its general review of publicly-available information with respect to similar programs offered by the companies in our peer group, and (ii) each officer’s ability, by virtue of his position with us, to exert a significant influence over the factors upon which performance bonuses under the Incentive Compensation Plan are contingent. For 2014, the bonus opportunities under the Incentive Compensation Plan for Messrs. Cohen, Johannessen, Hendrickson and Beattie are set forth in the table below. As discussed below, Mr. Beattie retired from the Company, effective May 16, 2014, and as a result, Mr. Beattie forfeited and did not receive any performance bonus under the Incentive Compensation Plan for 2014.

Named Executive Officer	2014 Minimum Bonus		2014 Target Bonus		2014 Maximum Bonus
	% of Base Salary	Amount	% of Base Salary	Amount	% of Base Salary	Amount
Lawrence A. Cohen	82.6%	$598,969	100.0%	$725,232	150.0%	$1,087,848
Keith N. Johannessen	50.2%	$214,864	70.0%	$299,493	105.0%	$449,239
Carey P. Hendrickson[1]	45.7%	$182,940	60.0%	$240,000	90.0%	$360,000
Ralph A. Beattie[2]	45.7%	$182,487	60.0%	$239,405	90.0%	$359,107

(1)	Mr. Hendrickson’s actual payout under the Incentive Compensation Plan for 2014 was subject to proration based upon the date he joined the Company (May 7, 2014).

(2)	Mr. Beattie retired from the Company, effective May 16, 2014, and as a result, Mr. Beattie forfeited and was not entitled to receive any performance bonus under the Incentive Compensation Plan for 2014.

The minimum bonus award opportunities in the table above reflect the amounts the eligible named executive officers would receive if the targeted level of performance was not achieved but the threshold level of performance was satisfied. For 2014, with respect to corporate goals, a threshold level of performance was set for the CFFO per share target (90% of the targeted amount), adjusted EBITDAR target (90% of the targeted amount), and aggregate transaction value target (33% of the targeted amount). For 2014, with respect to individuals goals, a threshold level of performance was set for Mr. Cohen’s CFFO per share target (90% of the targeted amount), Mr. Johannessen’s Facility NOI target (90% of the targeted amount), and Mr. Hendrickson’s and Beattie’s acquisition financing target (33% of the targeted amount) and Controllable G&A target (90% of the targeted amount). More information regarding these threshold amounts is set forth in the tables below.

During the first quarter of each year, our senior management typically makes recommendations to the Compensation Committee regarding the percentage allocations to be made among the above-described categories for the year based upon its determination as to the relative importance that the goals in each such category should bear to the goals in the other categories in order to achieve our business plan for the applicable year. In addition, for each category that contains multiple goals, our senior management also typically makes recommendations to the Compensation Committee regarding the percentage allocations among the goals within each such category based upon its determination as to the relative importance that the goals in each such category should bear to the other goal(s) in such category in order to achieve our business plan for the applicable year. The Compensation Committee typically takes into account these recommendations from our senior management due to the fact that the members of our senior management are primarily responsible for the establishment of our business plan each year.

By approving the Incentive Compensation Plan in the first quarter of each year, the Compensation Committee and our senior management may examine the performance of each of our eligible named executive officers during the previous year, establish performance goals for our eligible named executive officers relative to such performance, and determine the financial performance targets for the new fiscal year based in part upon the previous year’s performance. At any time during the performance period, the Compensation Committee has the discretion to adjust the performance targets upon the occurrence of unforeseen developments, changes in market conditions, changes in our business plan, changes in the Compensation Committee’s compensation philosophy or objectives or otherwise. During 2014, certain corporate and individual goals were amended to reflect strategic and operational changes that occurred during the performance period. These amendments included provisions to remove the operating results of two senior living communities from both the performance goals and the Company’s publicly reported non-GAAP financial measures due to the disruptive significant renovations and unit conversions of these assets, and to reflect the impact of other significant operational changes, as discussed below. The Compensation Committee amended the Incentive Compensation Plan for 2014 as follows:

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In August 2014, our President and Chief Operating Officer’s individual Facility NOI target was adjusted from $171,056,000 to $178,947,000 to eliminate as an expense amounts that had not been budgeted for on-site health insurance costs due to changes in our health care plans that occurred in June 2014.

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In October 2014, the corporate adjusted EBITDAR performance target was adjusted from $134,813,000 to $133,292,000 and our President and Chief Operating Officer’s individual Facility NOI target was adjusted from $178,947,000 to $169,317,000 in order to exclude the projected EBITDAR and remove the Facility NOI, respectively, attributable to two of our communities that were undergoing significant renovations and/or conversion of units during 2014. Due to the disruption of the renovations and unit conversions, it was concluded the operating results of these two communities would be removed from the publicly reported non-GAAP financial measures of the Company beginning in the second quarter of 2014.

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In addition, in October 2014, our Senior Vice President and Chief Financial Officer’s individual Controllable G&A Expenses target was adjusted from 2.4% to 2.5% of actual total revenues in order to account for the fact that subsequent to the establishment of the 2014 performance goals it was concluded that corporate salaries and wages would no longer be allocated to two of our facilities. Prior to 2014, we allocated corporate salaries and wages associated with Medicare cost reporting at these facilities, but as we no longer provide skilled nursing services at these facilities, these expenses are no longer being allocated.

These modifications, individually and in the aggregate, did not significantly increase the actual payout amounts that any of our named executive officers received under the Incentive Compensation Plan for 2014.

The Compensation Committee typically meets annually to determine, among other things, whether performance bonuses are to be paid under the Incentive Compensation Plan to any of our eligible named executive officers based upon our achievement, or any eligible named executive officer’s individual achievement, as applicable, of any performance objective of the Incentive Compensation Plan during the previous year (provided that performance bonuses awardable pursuant to metrics that are determined on a quarterly basis are considered by the Compensation Committee at their quarterly meetings). In 2014, the only performance bonuses considered at the Compensation Committee’s quarterly meetings were those awardable pursuant to the aggregate acquisition transaction value target discussed below. The payment of performance bonuses, if any, to the eligible named executive officers is normally made, subject to payroll taxes and tax withholdings, in the pay period immediately following the date of such determination by the Compensation Committee.

The Incentive Compensation Plan represents the Compensation Committee’s determination that, although a substantial portion of the performance bonus opportunity for our eligible named executive officers should be dependent upon measures that are reflective of our overall financial performance, the Incentive Compensation Plan should also reward the individual contributions of each eligible named executive officer for the achievement of elements of our business plan that are within such individual’s sphere of influence. In determining the corporate and individual performance metrics under our Incentive Compensation Plan, the Compensation Committee endeavors to undertake a thoughtful process to establish performance metrics that will reflect a balanced approach for measuring our annual performance. This process typically includes a general review of publicly-available compensation information with respect to similar programs utilized by the companies in our peer group and discussions with research analysts covering our industry and our stockholders as to the most appropriate measures for measuring the performance and valuations of companies in our industry. During 2014, the Compensation Committee met three times during which it considered the most appropriate performance targets for the 2014 fiscal year and whether adjustments should be made to the structure of the Incentive Compensation Plan, in light of the objectives that the Compensation Committee has established for our executive compensation program.

Corporate Goals.    Of the performance bonus amount that an eligible named executive officer may earn pursuant to the Incentive Compensation Plan, a pre-determined percentage of that amount is typically contingent upon our achievement of certain objectively verifiable measures of our performance for the applicable year. These corporate goals are typically approved by the Compensation Committee in the first quarter of each fiscal year based upon the recommendations of our senior management regarding certain initiatives and the related corresponding metrics that our senior management believes are directly related to the achievement of our business plan for that year. Typically, two or three distinct corporate goals are established, and of the percentage of the performance bonus amount that is contingent upon the achievement of such corporate goals, varying percentages of such amount are allocated by the Compensation Committee to each corporate goal.

Under the Incentive Compensation Plan for 2014, our Chief Executive Officer, President and Chief Operating Officer, Senior Vice President and Chief Financial Officer and former Chief Financial Officer were eligible to receive a target cash performance bonus equal to 75%, 53%, 45% and 45%, respectively, of their base salaries for 2014 based upon our achievement of three distinct corporate goals with respect to Cash From Facility Operations, or CFFO, per share, adjusted EBITDAR, and the aggregate transaction value of our acquired senior housing communities during 2014; provided that Mr. Hendrickson’s actual payout under the Incentive Compensation Plan for 2014 was subject to proration based upon the date he joined the Company (May 7, 2014). The table below sets forth the target performance bonus opportunities of our eligible named executive officers under the Incentive Compensation Plan for 2014 with respect to the achievement of these corporate goals. As discussed below, Mr. Beattie retired from the Company, effective May 16, 2014, and as a result, Mr. Beattie forfeited and did not receive any performance bonus under the Incentive Compensation Plan for 2014.

Named Executive Officer	% of Base Salary	Amount
Lawrence A. Cohen	75.0%	$543,924
Keith N. Johannessen	53.0%	$226,759
Carey P. Hendrickson[1]	45.0%	$180,000
Ralph A. Beattie[2]	45.0%	$179,554

(1)	Mr. Hendrickson’s actual payout under the Incentive Compensation Plan for 2014 was subject to proration based upon the date he joined the Company (May 7, 2014).

(2)	Mr. Beattie retired from the Company, effective May 16, 2014, and as a result, Mr. Beattie forfeited and was not entitled to receive any performance bonus under the Incentive Compensation Plan for 2014.

CFFO Per Share.    First, of the target bonus percentage attributable to the achievement of corporate goals, 34%, 26%, 23% and 23% for our Chief Executive Officer, President and Chief Operating Officer, Senior Vice President and Chief Financial Officer and former Chief Financial Officer, respectively, was based upon our achievement of a CFFO per outstanding share target during 2014, which was viewed as a challenging performance target. For purposes of the Incentive Compensation Plan for 2014, CFFO was defined as net cash provided by (used in) operating activities adjusted for changes in operating assets and liabilities and recurring capital expenditures. Recurring capital expenditures included expenditures capitalized in accordance with GAAP that were funded from reserves pursuant to our mortgage loans and leases.

The target level of performance under the CFFO portion of the Incentive Compensation Plan for 2014 was CFFO per share of $1.52, which was based on our internal business plan. Achievement of the target level of CFFO per share would result in Chief Executive Officer, President and Chief Operating Officer, Senior Vice President and Chief Financial Officer and former Chief Financial Officer receiving a bonus equal to 34%, 26%, 23% and 23%, respectively, of their base salaries for 2014; provided that Mr. Hendrickson’s actual payout under the Incentive Compensation Plan for 2014 was subject to proration based upon the date he joined the Company (May 7, 2014). Achievement of 90% of the target level of CFFO per share would result in 90% of the portion of the award subject to such performance target being earned by our eligible named executive officers. If this threshold level of CFFO per share performance was attained but the target level was not attained, the earned portion of the award subject to CFFO per share performance would be prorated between 90% and 100% based upon our actual CFFO per share results reported for 2014. If we did not achieve 90% of the target level of CFFO per share, no amounts would be paid to the eligible named executive officers with respect to this bonus opportunity.

The following tables set forth the cash performance bonus opportunities of our eligible named executive officers under the Incentive Compensation Plan for 2014 with respect to the CFFO per share performance target. As our CFFO per share for 2014 was $1.51 (as calculated pursuant to the Incentive Compensation Plan for 2014), which was approximately 99.3% of the target amount, the 90% threshold level of CFFO per share performance was attained but the target level was not attained. As a result, the earned portion of the award subject to CFFO per share was prorated based upon our actual CFFO per share results for 2014, and the amounts listed below at the 99.3% level were awarded to Messrs. Cohen, Johannessen and Hendrickson (prorated amount earned). As discussed below, Mr. Beattie retired from the Company, effective May 16, 2014, and as a result, Mr. Beattie forfeited and did not receive any performance bonus under the Incentive Compensation Plan for 2014.

Lawrence A. Cohen

CFFO Per Share	% of CFFO Per Share Target	Bonus as % of Base Salary	Amount
$1.37	90.0%	30.6%	$221,921
$1.51	99.3%	33.8%	$244,853
$1.52	100.0%	34.0%	$246,579

Keith N. Johannessen

CFFO Per Share	% of CFFO Per Share Target	Bonus as % of Base Salary	Amount
$1.37	90.0%	23.4%	$100,116
$1.51	99.3%	25.8%	$110,461
$1.52	100.0%	26.0%	$111,240

Carey P. Hendrickson

CFFO Per Share	% of CFFO Per Share Target	Bonus as % of Base Salary	Amount	Prorated Amount Earned
$1.37	90.0%	20.7%	$82,800
$1.51	99.3%	22.8%	$91,356	$60,070
$1.52	100.0%	23.0%	$92,000

Ralph A. Beattie1

CFFO Per Share	% of CFFO Per Share Target	Bonus as % of Base Salary	Amount
$1.37	90.0%	20.7%	$82,595
$1.51	99.3%	22.8%	$91,130
$1.52	100.0%	23.0%	$91,772

(1)	Mr. Beattie retired from the Company, effective May 16, 2014, and as a result, Mr. Beattie forfeited and was not entitled to receive any performance bonus under the Incentive Compensation Plan for 2014.

Adjusted EBITDAR.    Second, of the target bonus percentage attributable to the achievement of corporate goals, 28%, 18%, 15% and 15% for our Chief Executive Officer, President and Chief Operating Officer, Senior Vice President and Chief Financial Officer and former Chief Financial Officer, respectively, was based upon our achievement of an adjusted EBITDAR target during 2014, which was viewed as a challenging performance target. For purposes of the Incentive Compensation Plan for 2014, adjusted EBITDAR was defined as income from operations before provision for income taxes, interest, depreciation and amortization (including non-cash charges), facility lease expense, non-cash compensation expense and provision for bad debts.

The target level of performance under the adjusted EBITDAR portion of the Incentive Compensation Plan for 2014 was $133,292,000, which was based on our internal business plan, as modified as discussed above. Achievement of the target level of adjusted EBITDAR would result in our Chief Executive Officer, President and Chief Operating Officer, Senior Vice President and Chief Financial Officer and former Chief Financial Officer receiving a bonus equal to 28%, 18%, 15% and 15%, respectively, of their base salaries for 2014; provided that Mr. Hendrickson’s actual payout under the Incentive Compensation Plan for 2014 was subject to proration based upon the date he joined the Company (May 7, 2014). Achievement of 90% of the target level of adjusted EBITDAR would result in 90% of the portion of the award subject to such performance target being earned by our eligible named executive officers. If this threshold level of adjusted EBITDAR performance was attained but the target level was not attained, the earned portion of the award subject to adjusted EBITDAR performance would be prorated between 90% and 100% based upon our actual adjusted EBITDAR results reported for 2014. If we did not achieve 90% of the target level of adjusted EBITDAR, no amounts would be paid to the eligible named executive officers with respect to this bonus opportunity.

The following tables set forth the cash performance bonus opportunities of our eligible named executive officers under the Incentive Compensation Plan for 2014 with respect to the adjusted EBITDAR performance target. As our adjusted EBITDAR was $132,600,879 for 2014 (as calculated pursuant to the Incentive Compensation Plan for 2014), which was approximately 99.5% of the target amount, the 90% threshold level of adjusted EBITDAR performance was attained but the target level was not attained. As a result, the earned portion of the award subject to adjusted EBITDAR was prorated based upon our actual adjusted EBITDAR results for 2014, and the amounts listed below at the 99.5% level were awarded to Messrs. Cohen, Johannessen and Hendrickson (prorated amount earned). As discussed below, Mr. Beattie retired from the Company, effective May 16, 2014, and as a result, Mr. Beattie forfeited and did not receive any performance bonus under the Incentive Compensation Plan for 2014.

Lawrence A. Cohen

Adjusted EBITDAR	% of Adjusted EBITDAR Target	Bonus as % of Base Salary	Amount
$121,331,700	90.0%	25.2%	$182,759
$132,600,879	99.5%	27.8%	$202,050
$134,813,000	100.0%	28.0%	$203,065

Keith N. Johannessen

Adjusted EBITDAR	% of Adjusted EBITDAR Target	Bonus as % of Base Salary	Amount
$121,331,700	90.0%	16.2%	$69,311
$132,600,879	99.5%	17.9%	$76,627
$134,813,000	100.0%	18.0%	$77,012

Carey P. Hendrickson

Adjusted EBITDAR	% of Adjusted EBITDAR Target	Bonus as % of Base Salary	Amount	Prorated Amount Earned
$121,331,700	90.0%	13.5%	$54,000
$132,600,879	99.5%	14.9%	$59,700	$39,255
$134,813,000	100.0%	15.0%	$60,000

Ralph A. Beattie1

Adjusted EBITDAR	% of Adjusted EBITDAR Target	Bonus as % of Base Salary	Amount
$121,331,700	90.0%	13.5%	$53,866
$132,600,879	99.5%	14.9%	$59,552
$134,813,000	100.0%	15.0%	$59,851

(1)	Mr. Beattie retired from the Company, effective May 16, 2014, and as a result, Mr. Beattie forfeited and was not entitled to receive any performance bonus under the Incentive Compensation Plan for 2014.

Aggregate Value of Transactions. Third, of the target bonus percentage attributable to the achievement of corporate goals, 13%, 9%, 7% and 7% for our Chief Executive Officer, President and Chief Operating Officer, Senior Vice President and Chief Financial Officer and former Chief Financial Officer, respectively, was based upon our achievement of an aggregate transaction value target with respect to our acquisitions of senior housing communities during 2014, which was viewed as a challenging performance target. For purposes of the Incentive Compensation Plan for 2014, an “acquisition” includes senior living communities acquired by the Company directly or pursuant to a joint-venture or long-term management contract or lease with a term of three or more years.

The target level of performance under the aggregate value of transactions portion of the Incentive Compensation Plan for 2014 was $100,000,000 (excluding any acquisition of our wholly-owned communities), which was based on our internal business plan. 33% of such award would be earned upon our acquisition of an aggregate of $50,000,000 of senior housing communities during 2014, and 66% of such award would be earned upon our acquisition of an aggregate of $75,000,000 of senior housing communities during 2014. If we did not acquire senior housing communities with an aggregate value of at least $50,000,000 during 2014, no amounts would be paid to our eligible named executive officers with respect to this bonus opportunity.

The following tables set forth the cash performance bonus opportunities of our eligible named executive officers under the Incentive Compensation Plan for 2014 with respect to the aggregate transaction value performance target. As we acquired senior housing communities with an aggregate transaction value of $160,105,000 during 2014 (as calculated pursuant to the Incentive Compensation Plan for 2014), the target was achieved and the amounts listed below at the 100% level were awarded to Messrs. Cohen, Johannessen and Hendrickson (prorated amount earned). As discussed below, Mr. Beattie retired from the Company, effective May 16, 2014, and as a result, Mr. Beattie forfeited and did not receive any performance bonus under the Incentive Compensation Plan for 2014.

Lawrence A. Cohen

Aggregate Transaction Value	% of Target Bonus	Bonus as a % of Base Salary	Amount
$50,000,000	33.0%	4.3%	$31,112
$75,000,000	66.0%	8.6%	$62,225
$100,000,000	100.0%	13.0%	$94,280

Keith N. Johannessen

Aggregate Transaction Value	% of Target Bonus	Bonus as a % of Base Salary	Amount
$50,000,000	33.0%	3.0%	$12,707
$75,000,000	66.0%	5.9%	$25,414
$100,000,000	100.0%	9.0%	$38,506

Carey P. Hendrickson

Aggregate Transaction Value	% of Target Bonus	Bonus as a % of Base Salary	Amount	Prorated Amount Earned
$50,000,000	33.0%	2.3%	$9,240
$75,000,000	66.0%	4.6%	$18,480
$100,000,000	100.0%	7.0%	$28,000	$18,411

Ralph A. Beattie1

Aggregate Transaction Value	% of Target Bonus	Bonus as a % of Base Salary	Amount
$50,000,000	33.0%	2.3%	$9,217
$75,000,000	66.0%	4.6%	$18,434
$100,000,000	100.0%	7.0%	$27,931

(1)	Mr. Beattie retired from the Company, effective May 16, 2014, and as a result, Mr. Beattie forfeited and was not entitled to receive any performance bonus under the Incentive Compensation Plan for 2014.

Excess CFFO Per Share.    Under the Incentive Compensation Plan for 2014, our Chief Executive Officer, President and Chief Operating Officer, Senior Vice President and Chief Financial Officer and former Chief Financial Officer were also eligible to receive an additional cash bonus in excess of the target bonus amounts of up to 50%, 35%, 30% and 30%, respectively, of their base salaries for 2014 to the extent our CFFO per share for

2014 exceeded the target amount of $1.52 per share by at least 5% (i.e., CFFO per share of $1.60 or more); provided that Mr. Hendrickson’s actual payout under the Incentive Compensation Plan for 2014 was subject to proration based upon the date he joined the Company (May 7, 2014). If our actual CFFO per share did not exceed the target CFFO per share amount by 5%, no amounts would be paid to the eligible named executive officers with respect to this additional bonus opportunity.

The following tables set forth the cash performance bonus opportunities of our eligible named executive officers under the Incentive Compensation Plan for 2014 with respect to the excess CFFO per share additional bonus opportunity. As our CFFO per share for 2014 was $1.51 (as calculated pursuant to the Incentive Compensation Plan for 2014), which was approximately 99.3% of the target amount, the excess CFFO per share targets were not achieved and no amount were awarded to Messrs. Cohen, Johannessen and Hendrickson with respect to this additional bonus opportunity. As discussed below, Mr. Beattie retired from the Company, effective May 16, 2014, and as a result, Mr. Beattie forfeited and did not receive any performance bonus under the Incentive Compensation Plan for 2014.

Lawrence A. Cohen

CFFO Per Share	CFFO Per Share Excess of Target	Bonus as % of Base Salary	Amount
$1.60	105.0%	10%	$72,523
$1.68	110.0%	20%	$145,046
$1.76	115.0%	30%	$217,569
$1.85	120.0%	40%	$290,092
$1.94	125.0%	50.0%	$362,615

Keith N. Johannessen

CFFO Per Share	CFFO Per Share Excess	Bonus as % of Base Salary	Amount
$1.60	105.0%	7.0%	$29,917
$1.68	110.0%	14.0%	$59,834
$1.76	115.0%	21.0%	$89,751
$1.85	120.0%	28.0%	$119,668
$1.94	125.0%	35.0%	$149,585

Carey P. Hendrickson

CFFO Per Share	CFFO Per Share Excess	Bonus as % of Base Salary	Amount
$1.60	105.0%	6.0%	$23,940
$1.68	110.0%	12.0%	$47,880
$1.76	115.0%	18.0%	$71,820
$1.85	120.0%	23.9%	$95,760
$1.94	125.0%	30.0%	$119,700

Ralph A. Beattie1

CFFO Per Share	CFFO Per Share Excess	Bonus as% of Base Salary	Amount
$1.60	105.0%	6.0%	$23,940
$1.68	110.0%	12.0%	$47,880
$1.76	115.0%	18.0%	$71,820
$1.85	120.0%	24.0%	$95,760
$1.94	125.0%	30.0%	$119,700

(1)	Mr. Beattie retired from the Company, effective May 16, 2014, and as a result, Mr. Beattie forfeited and was not entitled to receive any performance bonus under the Incentive Compensation Plan for 2014.

Individual Goals.    Of the performance bonus amount that an eligible named executive officer may earn pursuant to the Incentive Compensation Plan, a pre-determined percentage of that amount is typically contingent upon the eligible named executive officer’s achievement of certain objectively verifiable individual goals within such named executive officer’s sphere of influence for the applicable year. These individual goals are typically approved by the Compensation Committee in the first quarter of each fiscal year based upon the recommendations of our senior management regarding certain initiatives and the corresponding measures therefor that our senior management believes are directly related to the achievement of our business plan for that year. Typically, several distinct individual goals are established for each eligible named executive officer, and of the percentage of the performance bonus amount that is contingent upon the achievement of such individual goals, varying percentages of such amount are allocated by the Compensation Committee to each individual goal based upon the recommendations of our senior management.

Under the Incentive Compensation Plan for 2014, our Chief Executive Officer, President and Chief Operating Officer, Senior Vice President and Chief Financial Officer and former Chief Financial Officer were eligible to receive a target cash performance bonus equal to 25%, 17%, 15% and 15%, respectively, of their base salaries for 2014 based upon the achievement of individual goals; provided that Mr. Hendrickson’s actual payout under the Incentive Compensation Plan for 2014 was subject to proration based upon the date he joined the Company (May 7, 2014). The table below sets forth the target performance bonus opportunities of our eligible named executive officers under the Incentive Compensation Plan for 2014 with respect to the achievement of individual goals.

Named Executive Officer	% of Base Salary	Amount
Lawrence A. Cohen	25.0%	$181,308
Keith N. Johannessen	17.0%	$72,734
Carey P. Hendrickson[1]	15.0%	$60,000
Ralph A. Beattie[2]	15.0%	$36,929

(1)	Mr. Hendrickson’s actual payout under the Incentive Compensation Plan for 2014 was subject to proration based upon the date he joined the Company (May 7, 2014).

(2)	Mr. Beattie retired from the Company, effective May 16, 2014, and as a result, Mr. Beattie forfeited and was not entitled to receive any performance bonus under the Incentive Compensation Plan for 2014.

Lawrence A. Cohen

CFFO Per Share.    With respect to our Chief Executive Officer, the entire target bonus percentage attributable to the achievement of individual goals was based upon our achievement of a CFFO per outstanding share target during 2014, upon the same terms and conditions as described above regarding the corporate goals portion of the Incentive Compensation Plan for 2014. The Compensation Committee determined to establish a separate individual CFFO per share bonus opportunity for our Chief Executive Officer based upon its belief that our Chief Executive Officer, by virtue of his position with us, exerts a more significant influence as compared to the other eligible named executive officers over this important performance metric.

Achievement of the target level of CFFO per share under the Incentive Compensation Plan for 2014, or CFFO per share of $1.52, would result in our Chief Executive Officer receiving a bonus equal to 25% of his base salary for 2014. Achievement of 90% of the target level of CFFO per share would result in 90% of the portion of the award subject to such individual performance target being earned by our Chief Executive Officer. If this threshold level of CFFO per share performance was attained but the target level was not attained, the earned portion of the award subject to individual CFFO per share performance would be prorated between 90% and 100% based upon our actual CFFO per share results reported for 2014. If we did not achieve 90% of the target level of CFFO per share, no amounts would be paid to our Chief Executive Officer with respect to this bonus opportunity.

The following table sets forth the cash performance bonus opportunities of our Chief Executive Officer under the Incentive Compensation Plan for 2014 with respect to his individual CFFO per share performance target. As our CFFO per share for 2014 was $1.51 (as calculated pursuant to the Incentive Compensation Plan for 2014), which was approximately 99.3% of the target amount, the 90% threshold level of CFFO per share performance was attained but the target level was not attained. As a result, the earned portion of the award subject to CFFO per share was prorated based upon our actual CFFO per share results for 2014, and the amount listed below at the 99.3% level was awarded to our Chief Executive Officer.

CFFO Per Share	% of CFFO Per Share Target	Bonus as % of Base Salary	Amount
$1.37	90.0%	22.5%	$163,177
$1.51	99.3%	24.8%	$180,039
$1.52	100.0%	25.0%	$181,308

Keith N. Johannessen

Facility NOI.    First, with respect to our President and Chief Operating Officer, of the target bonus percentage attributable to the achievement of individual goals, 8.5% was based upon facility net operating income, or Facility NOI. Facility NOI was defined as facility resident revenue less facility operating expenses, not including provision for bad debts, management fees, taxes, insurance, health insurance and casualty losses.

The target level of performance under the Facility NOI portion of the Incentive Compensation Plan for 2014 was $169,317,000, which was based on our internal business plan, as modified as discussed above. Achievement of the target level of Facility NOI under the Incentive Compensation Plan for 2014 would result in our President and Chief Operating Officer receiving a bonus equal to 8.5% of his base salary for 2014. Achievement of 90% of the target level of Facility NOI would result in 90% of the portion of the award subject to such individual performance target being earned by our President and Chief Operating Officer. If this threshold level of Facility NOI was attained but the target level was not attained, the earned portion of the award subject to Facility NOI would be prorated between 90% and 100% based upon our actual Facility NOI results reported for 2014. If we did not achieve 90% of the target level of Facility NOI, no amounts would be paid to our President and Chief Operating Officer with respect to this bonus opportunity.

The following table sets forth the cash performance bonus opportunities of our President and Chief Operating Officer under the Incentive Compensation Plan for 2014 with respect to his individual Facility NOI performance target. As our Facility NOI was $179,758,185 for 2014, the target was achieved and the amount listed below at the 100% level was awarded to our President and Chief Operating Officer.

Facility NOI	% of Facility NOI Target	Bonus as % of Base Salary	Amount
$152,385,300	90.0%	7.6%	$32,730
$169,317,000	100.0%	8.5%	$36,367

Resident Satisfaction.     Second, with respect to our President and Chief Operating Officer, of the target bonus percentage attributable to the achievement of individual goals, 8.5% was based upon our resident satisfaction, which is surveyed each year in our communities by an independent third party. The receipt of a 93% or higher favorable rating in such survey on all properties would result in our President and Chief Operating Officer receiving a bonus equal to 8.5% of his base salary for 2014. If we did not achieve at least a 93% favorable rating on such survey, no amounts would be paid to our President and Chief Operating Officer with respect to this bonus opportunity.

The following table sets forth the cash performance bonus opportunity of our President and Chief Operating Officer under the Incentive Compensation Plan for 2014 with respect to the resident satisfaction performance target. As our resident satisfaction was 94.4% for 2014, the target was achieved and the amount listed below was awarded to our President and Chief Operating Officer.

Resident Satisfaction	Bonus as % of Base Salary	Amount
93.0%	8.5%	$36,367

Carey P. Hendrickson

Controllable G&A.    First, with respect to our Senior Vice President and Chief Financial Officer, of the target bonus percentage attributable to the achievement of individual goals, 7.5% was based upon our controllable general and administrative expenses — accounting, finance, information systems, investor relations and administration, or the Controllable G&A Expenses. The target budget for Controllable G&A Expenses for 2014 was 2.5% of the Company’s total revenue target, excluding bonus accruals, which was based on our internal business plan, as modified as discussed above. If our Controllable G&A Expenses did not exceed the target budget under the Incentive Compensation Plan for 2014, then our Senior Vice President and Chief Financial Officer would receive a bonus equal to 7.5% of his base salary for 2014; provided that Mr. Hendrickson’s actual payout under the Incentive Compensation Plan for 2014 was subject to proration based upon the date he joined the Company (May 7, 2014). 90% of the bonus would be earned if 90% of the Controllable G&A Expenses target was met, and awards would be been prorated between 90% and 100% of the target.

The following table sets forth the cash performance bonus opportunity of our Senior Vice President and Chief Financial Officer under the Incentive Compensation Plan for 2014 with respect to his individual Controllable G&A Expenses performance target. Our Controllable G&A Expenses were 2.3% of Company’s total revenue for 2014, which was less than the target budget, the performance target was achieved and the amount listed below at the 2.5% Controllable G&A level (prorated amount earned) was awarded to our Senior Vice President and Chief Financial Officer.

Controllable G&A	Bonus as % of Base Salary	Amount	Prorated Amount Earned
2.8%	6.8%	$27,000
2.5%	7.5%	$30,000	$19,726

Aggregate Acquisitions With Financing.    Second, with respect to our Senior Vice President and Chief Financial Officer, of the target bonus percentage attributable to the achievement of individual goals, 7.5% was based upon our ability to secure mortgage financing for acquisitions of senior housing communities in 2014. Upon our acquisition of $100,000,000 or more of senior housing communities with mortgage financing in 2014, 100% of the portion of the award subject to acquisition financing target would be earned by our Senior Vice President and Chief Financial Officer. 33% of such award would be earned upon our acquisition of $50,000,000 or more of senior housing communities with mortgage financing in 2014, and 66% of such award would be earned upon our acquisition of $75,000,000 or more of senior housing communities with mortgage financing in 2014. If we did not obtain mortgage financing related to acquisitions of at least $50,000,000 of senior housing communities in 2014, no amounts would be paid to our Senior Vice President and Chief Financial Officer with respect to this bonus opportunity.

The following table sets forth the cash performance bonus opportunities of our Senior Vice President and Chief Financial Officer under the Incentive Compensation Plan for 2014 with respect to the acquisition financing target. As we acquired $119,701,000 of senior housing communities with acquisition financing in 2014, the target was achieved and the amount listed below at the 100% level (prorated amount earned) was awarded to our Senior Vice President and Chief Financial Officer.

Aggregate Acquisitions With Financing	% of Target Bonus	Bonus as a % of Base Salary	Amount	Prorated Amount Earned
$50,000,000	33.0%	2.5%	$9,900
$75,000,000	66.0%	5.0%	$19,800
$100,000,000	100.0%	7.5%	$30,000	$19,726

Ralph A. Beattie

As discussed below, Mr. Beattie retired from the Company, effective May 16, 2014, and as a result, Mr. Beattie forfeited and did not receive any performance bonus under the Incentive Compensation Plan for 2014.

Controllable G&A.    First, with respect to our former Chief Financial Officer, of the target bonus percentage attributable to the achievement of individual goals, 7.5% was based upon our controllable general and administrative expenses — accounting, finance, information systems, investor relations and administration, or the Controllable G&A Expenses. The target budget for Controllable G&A Expenses for 2014 was 2.5% of the Company’s total revenue target, excluding bonus accruals, which was based on our internal business plan, as modified as discussed above. If our Controllable G&A Expenses did not exceed the target budget under the Incentive Compensation Plan for 2014, then our former Chief Financial Officer would have received a bonus equal to 7.5% of his base salary for 2014. 90% of the bonus would have been earned if 90% of the Controllable G&A Expenses target was met, and awards would have been prorated between 90% and 100% of the target.

The following table sets forth the cash performance bonus opportunity of our former Chief Financial Officer under the Incentive Compensation Plan for 2014 with respect to his individual Controllable G&A Expenses performance target. Our Controllable G&A Expenses were 2.3% of Company’s total revenue for 2014, which was less than the target budget.

Controllable G&A	Bonus as % of Base Salary	Amount[1]
2.8%	6.8%	$26,933
2.5%	7.5%	$29,926

(1)	Mr. Beattie retired from the Company, effective May 16, 2014, and as a result, Mr. Beattie forfeited and was not entitled to receive any performance bonus under the Incentive Compensation Plan for 2014.

Aggregate Acquisitions With Financing.    Second, with respect to our former Chief Financial Officer, of the target bonus percentage attributable to the achievement of individual goals, 7.5% was based upon our ability to secure mortgage financing for acquisitions of senior housing communities in 2014. Upon our acquisition of $100,000,000 or more of senior housing communities with mortgage financing in 2014, 100% of the portion of the award subject to acquisition financing target would have been earned by our former Chief Financial Officer. 33% of such award would have been earned upon our acquisition of $50,000,000 or more of senior housing communities with mortgage financing in 2014, and 66% of such award would have been earned upon our acquisition of $75,000,000 or more of senior housing communities with mortgage financing in 2014. If we did not obtain mortgage financing related to acquisitions of at least $50,000,000 of senior housing communities in 2014, no amounts would be paid to our former Chief Financial Officer with respect to this bonus opportunity.

The following table sets forth the cash performance bonus opportunities of our former Chief Financial Officer under the Incentive Compensation Plan for 2014 with respect to the acquisition financing target. As we acquired $119,701,000 of senior housing communities with acquisition financing in 2014, the target was achieved.

Aggregate Acquisitions With Financing	% of Target Bonus	Bonus as a % of Base Salary	Amount[1]
$50,000,000	33.0%	2.5%	$9,876
$75,000,000	66.0%	5.0%	$19,751
$100,000,000	100.0%	7.5%	$29,926

(1)	Mr. Beattie retired from the Company, effective May 16, 2014, and as a result, Mr. Beattie forfeited and was not entitled to receive any performance bonus under the Incentive Compensation Plan for 2014.

Other Named Executive Officers.    The Compensation Committee does not believe that the Incentive Compensation Plan is an appropriate method to determine the cash performance bonus that Messrs. Brickman and Solari are entitled to receive each year since the Incentive Compensation Plan has historically been heavily dependent upon measures that are related to the achievement of our overall business plan. The Compensation Committee does not believe that Messrs. Brickman and Solari, in their capacities as our Senior Vice President, General Counsel and Secretary and Vice President — Acquisitions, respectively, are in positions to influence the achievement of our overall business plan each year to the same extent as our other named executive officers. Although Messrs. Brickman and Solari do not participate in the Incentive Compensation Plan, the Compensation Committee has the ability to award annual cash performance bonuses to such named executive officers in its discretion pursuant to the terms of their respective employment agreements.

David R. Brickman

The determination as to whether Mr. Brickman will receive a cash performance bonus with respect to a particular year is typically made by the Compensation Committee in the first quarter of the following year. In determining whether Mr. Brickman is entitled to receive a cash performance bonus, and if so, in what amount, the Compensation Committee typically reviews peer group data, our financial performance for the relevant fiscal year, the past performance of Mr. Brickman, the total cash compensation necessary to retain top executive talent, and the budget for Mr. Brickman’s internal department. Based upon such review, the Compensation Committee decided to award Mr. Brickman a cash performance bonus of $114,000 for 2014.

Joseph G. Solari

For 2014, the Compensation Committee determined that Mr. Solari would be eligible to receive a cash performance bonus of up to 75% of his annual base salary based upon the aggregate value of our completed “qualified acquisitions.” Qualified acquisitions include wholly-owned acquisitions, acquisitions made in joint ventures, long-term management contracts and leases with a term of three or more years but exclude acquisitions of communities we currently operate. The Compensation Committee selected this performance metric based upon the recommendations of our senior management regarding certain strategic initiatives and the corresponding measures therefor that our senior management believed were directly related to the achievement of our business plan for 2014 and were within Mr. Solari’s sphere of influence. These initiatives consisted of helping us identify and complete certain strategic acquisitions that our senior management believed would increase our ownership of high-quality senior living communities in geographically concentrated regions and generate meaningful increases in our CFFO and earnings, and accordingly, increase shareholder value. There were no minimum nor target amounts with respect to this performance bonus opportunity, but rather the performance bonus was awardable in increments of $9,283 per $10,000,000 of completed qualified acquisitions, subject to the cap set forth above. As we completed qualified acquisitions with an aggregate value of $63,025,000 in 2014, Mr. Solari was awarded $55,698 with respect to this performance bonus opportunity.

For a further description of the cash performance bonuses paid to our named executive officers for 2014, please refer to the Summary Compensation Table beginning on page 41 of this proxy statement.

LONG-TERM INCENTIVES

In May 2007, our stockholders approved the Company’s 2007 Omnibus Stock and Incentive Plan, as amended, which we refer to as the “2007 Stock Incentive Plan.” Upon approval of the 2007 Stock Incentive Plan, the Company’s 1997 Omnibus Stock and Incentive Plan terminated and no additional awards will be granted under that plan. Awards granted under the 2007 Stock Incentive Plan may be made at times and upon vesting and other conditions as determined by the Compensation Committee, and may be made in the form of stock options, restricted share awards, stock appreciation rights, cash awards and performance-based equity and cash awards. Pursuant to the terms of the 2007 Stock Incentive Plan, our Chief Executive Officer and each of our four highest paid employees as of December 31, 2014 are not eligible to receive awards under the 2007 Stock Option Plan in any fiscal year exceeding 250,000 shares.

In determining the amount and types of long-term incentive awards to be granted to our named executive officers, the Compensation Committee primarily relies upon:

•	objective data with respect to the size and/or the financial impact of the transaction(s), if any, giving rise to such long-term incentive award;

•

its own judgment with respect to the contributions of our named executive officers to such transaction(s) giving rise to the long-term incentive award, if any, which may involve input from members of our senior management;

•	publicly-available information with respect to long-term incentive awards paid to named executive officers at companies in our peer group;

•	reports and analysis provided by any compensation consultants engaged by the Compensation Committee during such year;

•	the amount of equity held by each named executive officer, including the amount of any unvested equity awards; and

•	the amount of cash compensation, in the form of base salary and cash performance bonus, that each named executive officer is eligible to earn for the relevant fiscal year.

2014 Long-Term Incentive Awards

On March 4, 2014, the Compensation Committee, after taking into account the foregoing factors, granted the following named executive officers shares of restricted stock and shares of performance-based restricted stock in the amounts set forth in the table below. In addition, in connection with the appointment of Carey P. Hendrickson as the Company’s Senior Vice President and Chief Financial Officer, on August 4, 2014 the Compensation Committee, granted Mr. Hendrickson shares of restricted stock and shares of performance-based restricted stock in the amounts set forth in the table below.

Name	Number of Shares of Restricted Stock		Number of Shares of Performance-Based Restricted Stock
Lawrence A. Cohen	50,000	(1)	50,000	(2)
Keith N. Johannessen	40,000	(1)	40,000	(2)
Carey P. Hendrickson	16,667	(3)	16,667	(4)
David R. Brickman	15,000	(1)	15,000	(2)
Joseph G. Solari	5,000	(1)	_

(1)	The shares are scheduled to vest in installments of 33%, 33% and 34% on March 4, 2015, March 4, 2016 and March 4, 2017, respectively, subject to the named executive officer’s continued employment by us.

(2)	The shares are scheduled to vest in installments of 33%, 33% and 34% on March 4, 2015, March 4, 2016 and March 4, 2017, respectively, subject to the named executive officer’s continued employment by us and our achievement of certain adjusted EBITDAR performance targets that were established by the Compensation Committee for each of fiscal 2014, fiscal 2015 and fiscal 2016.

(3)	The shares are scheduled to vest in installments of 33%, 33% and 34% on August 4, 2015, August 4, 2016 and August 4, 2017, respectively, subject to Mr. Hendrickson’s continued employment by us.

(4)	The shares are scheduled to vest in installments of 33%, 33% and 34% on August 4, 2015, August 4, 2016 and August 4, 2017, respectively, subject to Mr. Hendrickson’s continued employment by us and our achievement of certain adjusted EBITDAR performance targets that were established by the Compensation Committee for each of fiscal 2014, fiscal 2015 and fiscal 2016.

The Compensation Committee selected an adjusted EBITDAR target for the performance-based awards made in 2014 because it believes this metric provides a balanced approach for measuring long-term Company performance and would encourage our named executive officers to focus on our long-term performance. In addition, this metric is used by many research analysts and investors to evaluate the performance and valuations of companies in our industry. Adjusted EBITDAR was defined as income from operations before provision for income taxes, interest, depreciation and amortization (including non-cash charges), facility lease expense, non-cash compensation expense, and provision for bad debts. For fiscal 2014, the vesting of 33% of the performance shares was subject to our achievement of adjusted EBITDAR of at least $133,292,000, which was based on our internal business plan and was viewed as a challenging performance target. As discussed above on page 24 under “—Forms of Compensation—Performance Bonus,” in October, 2014, the Compensation Committee amended the performance-based awards granted in 2014 to modify the adjusted EBITDAR target for fiscal 2014 from $134,813,000 to $133,292,000 in order to exclude the projected EBITDAR attributable to two of our communities that were undergoing significant renovations and/or conversion of units during 2014. Corresponding modifications were also made for the adjusted EBITDAR targets for fiscal 2015 and fiscal 2016. If we achieved 90% of the target level of adjusted EBITDAR (i.e., adjusted EBITDAR of $119,962,800), then 90% of the performance shares subject to such performance target would vest. If we attained this threshold level of adjusted EBITDAR performance but did not attain the target level, then the performance shares subject to such performance target would be prorated between 90% and 100% based upon our actual adjusted EBITDAR for 2014. If we did not achieve 90% of the targeted level of adjusted EBITDAR, then the shares subject to such performance target would be forfeited. As our adjusted EBITDAR was $132,600,879 for fiscal 2014, which was approximately 99.5% of the target amount, the 90% threshold level of adjusted EBITDAR performance was attained but the target level was not attained. As a result, the earned portion of the award subject to adjusted EBITDAR was prorated based upon our adjusted EBITDAR results for 2014, and (i) 16,418, 13,134, 5,473 and 4,925 shares with respect to this performance-based award vested or will vest, as applicable, to Messrs. Cohen, Johannessen, Hendrickson and Brickman, respectively, and (ii) 82, 66, 27 and 25 shares with respect to this performance-based award were forfeited by Messrs. Cohen, Johannessen, Hendrickson and Brickman, respectively.

In addition, on April 23, 2014 Mr. Beattie was granted 9,375 shares of restricted stock, which were scheduled to vest in installments of 33%, 33% and 34% on April 23, 2015, April 23, 2016 and April 23, 2017, respectively. As discussed below, the vesting of such shares was accelerated upon Mr. Beattie’s retirement from the Company on May 16, 2014.

Except as described above, the Compensation Committee did not to grant any equity awards to our named executive officers for 2014.

2013 Performance-Based Awards

In March 2013, the Compensation Committee granted Messrs. Cohen, Johannessen, Beattie and Brickman, 50,000, 40,000, 25,000 and 15,000 shares of performance-based restricted stock. These shares were scheduled to vest in installments of 33%, 33% and 34% on March 6, 2014, March 6, 2015 and March 6, 2016, respectively, subject to the named executive officer’s continued employment by us and our achievement of certain adjusted EBITDAR performance targets that were established by the Compensation Committee for each of fiscal 2013, fiscal 2014 and fiscal 2015. For fiscal 2014, the vesting of 33% of the performance shares was subject to our achievement of adjusted EBITDAR of $131,800,000, which was based on our internal business plan and was viewed as a challenging performance target. If we achieved 90% of the target level of adjusted EBITDAR (i.e., adjusted EBITDAR of $118,620,000), then 90% of the performance shares subject to such performance target would vest. If we attained this threshold level of adjusted EBITDAR performance but did not attain the target level, then the performance shares subject to such performance target would be prorated between 90% and 100% based upon our actual adjusted EBITDAR for 2014. As our adjusted EBITDAR for fiscal 2014 was $132,600,879, we did achieve the targeted level of adjusted EBITDAR performance, and as a result, 16,500, 13,200 and 4,950 shares with respect to this performance-based vested to Messrs. Cohen, Johannessen and Brickman, respectively. As discussed below, the vesting of all of Mr. Beattie’s unvested performance-based restricted stock awards (16,750 shares) was accelerated upon Mr. Beattie’s retirement from the Company on May 16, 2014.

For a description of the long-term incentives awarded to our named executive officers for 2014, please refer to the 2014 Grants of Plan-Based Awards Table beginning on page 42 of this proxy statement.

SEVERANCE ARRANGEMENTS

We have entered into employment agreements with each of our named executive officers which, among other things, provide for severance benefits upon the occurrence of certain events. Our employment agreements with Messrs. Brickman, Cohen and Johannessen were each originally entered into in connection with our initial public offering in 1997 and have been modified several times as the agreements have come up for renewal. Leading up to our initial public offering, the Board, based upon input received from legal counsel, determined that it was in our best interests to implement a severance plan structure pursuant to which severance benefits would be payable to members of our executive and senior management, including such named executive officers, upon the occurrence of certain events. In determining the measures to use to calculate the amounts payable upon the happening of certain events and the types of events that would trigger a payment obligation under the severance plan structure, the Board relied in large part upon both input received from legal counsel and publicly-available information with respect to the severance practices of similarly-situated companies.

Upon the commencement of Mr. Beattie’s employment with us in 1999, Mr. Solari’s employment with us in 2010 and Mr. Hendrickson’s employment with us in 2014, we entered into employment agreements with such named executive officers. In the course of negotiating these employment agreements, we relied upon publicly-available information with respect to the severance practices of the companies in our peer group in order to determine the measures to use to calculate the amounts payable upon the occurrence of certain events and the types of events that would trigger a payment obligation. In addition, the Compensation Committee also sought to achieve a degree of consistency with respect to the severance benefits available to our other named executive officers.

The Compensation Committee believes that such severance benefits advance the objectives of our executive compensation program by facilitating our ability to employ, retain and reward executives who are capable of leading us to achieve our business objectives. In addition, the Compensation Committee believes that formalizing such severance benefits provides certainty in terms of our obligations to our named executive officers in the event that our relationship with such individuals is severed. Any time that the Compensation Committee considers the amount and mix of total compensation to be paid to our named executive officers it considers, among other things, the severance payments that each named executive officer would be entitled to receive upon the occurrence of the specified events. The Compensation Committee considers such information a relevant factor in analyzing proposed compensation arrangements, including raises in salary, bonus opportunities and grants of long-term incentive awards.

For a more detailed description of the severance arrangements for our named executive officers, please refer to “Termination of Employment and Change in Control Arrangements” beginning on page 46 of this proxy statement.

PERQUISITES AND OTHER PERSONAL BENEFITS

Our named executive officers are eligible to participate in certain benefit plans that are generally available to all of our employees. The benefits available under such plans are the same for all of our employees, including our named executive officers, and include medical and dental coverage, long-term disability insurance and supplemental life insurance. In addition, all of our employees, including our named executive officers, are eligible to participate in our 401(k) plan, which is the only retirement benefit which we provide to our named executive officers. We may make discretionary matching cash contributions to the 401(k) plan in the amount of 100% of the named executive officer’s contributions, but subject to a cap of 2% of the named executive officer’s base salary. In determining the amount of such matchable contributions to the 401(k) plan, we rely primarily on publicly-available information with respect to the practices employed by the companies in our peer group.

Historically, our executive compensation program has contained limited perquisites. Other than the receipt of an automobile allowance by Mr. Cohen of approximately $500 per month, our named executive officers did not receive any special perquisites during 2014.

The Compensation Committee has determined to offer the above-described perquisites and other benefits in order to attract and retain our named executive officers by offering compensation opportunities that are competitive with those offered by similarly-situated companies in the senior living industry. In determining the total compensation payable to our named executive officers for a given fiscal year, the Compensation Committee will examine such perquisites and other benefits in the context of the total compensation our named executive officers are eligible to receive. However, given the fact that such perquisites and other benefits represent a relatively insignificant portion of our named executive officers’ total compensation, such items do not materially influence the Compensation Committee’s decisions with respect to other elements of compensation available to our named executive officers.

For a description of the perquisites and other personal benefits received by our named executive officers during 2014, please refer to the Summary Compensation Table beginning on page 41 of this proxy statement.

Risk-Related Compensation Policies and Practices

As part of its oversight of our executive and non-executive compensation programs, the Compensation Committee considers the impact of our compensation programs, and the incentives created by the compensation awards that it administers, on our risk profile. In addition, we review all of its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to us. Based on this review, we have concluded that our compensation policies and procedures are not reasonably likely to have a material adverse effect on us.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to our Chief Executive Officer and each of our three other most highly compensated executive officers (other than our Chief Financial Officer) in any taxable year. Generally, remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code.

The Compensation Committee believes that, in establishing the cash and equity incentive compensation plans and arrangements for our executive officers, the potential deductibility of the compensation payable under those plans and arrangements should be only one of the relevant factors taken into consideration. For that reason, the Compensation Committee may deem it appropriate to provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash incentive awards or equity incentive awards, which may not be deductible by reason of Section 162(m) or other provisions of the Code.

The Compensation Committee believes it is important to maintain cash and equity incentive compensation at the requisite level to attract and retain the individuals essential to our financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Compensation Committee Report on Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management and, based upon such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A related to the Annual Meeting for filing with the SEC.

Compensation Committee

JAMES A. MOORE, CHAIRMAN

RONALD A. MALONE

MICHAEL W. REID

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table summarizes the compensation earned by our named executive officers in 2014, 2013 and 2012, except that Mr. Hendrickson was not one of our named executive officers for 2013 or 2012, and accordingly, information with respect to Mr. Hendrickson’s compensation for such years is not provided.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)		Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Lawrence A. Cohen, Vice Chairman of the Board and Chief Executive Officer	2014	$725,232	—	$2,630,000	(4)	$721,221	$6,000	$4,082,453
	2013	$704,109	—	$2,407,000		$768,816	$6,000	$3,885,925
	2012	$683,601	—	$839,678		$581,061	$6,000	$2,110,340
Keith N. Johannessen, President and Chief Operating Officer	2014	$427,847	—	$2,104,000	(4)	$298,330	$4,900	$2,835,077
	2013	$414,938	—	$1,925,600		$317,137	$4,900	$2,662,575
	2012	$402,852	—	$721,705		$281,996	$4,900	$1,411,453
Carey P. Hendrickson, Senior Vice President and Chief Financial Officer(5)	2014	$260,770	—	$828,683	(6)	$157,188	—	$1,246,641
David R. Brickman, Senior Vice President, General Counsel and Secretary	2014	$309,000	$114,000	$789,000	(4)	—	$4,378	$1,216,378
	2013	$292,755	$110,000	$722,100		—	$4,384	$1,129,239
	2012	$254,375	$100,000	$268,800		—	$4,077	$627,252

Joseph G. Solari, Vice President — Acquisitions	2014	$192,502	—	$131,500	(4)	$55,698	$3,525	$383,225
	2013	$187,514	—	$120,350		$129,962	$3,750	$441,576
	2012	$182,053	—	—		$137,830	$3,785	$323,668
Ralph A. Beattie, Former Executive Vice President and Chief Financial Officer(7)	2014	$246,192	—	$234,563	(8)	—	$263,159	$743,914
	2013	$387,386	—	$1,203,500		$254,009	$4,900	$1,849,795
	2012	$376,103	—	$412,479		$225,662	$5,115	$1,019,359

(1)	Amounts reflect the aggregate fair value of awards of restricted stock computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 (formerly, FASB Statement 123R, “ASC 718”). Assumptions used in the calculation of these amounts are included in footnote 10 to our audited financial statements for the fiscal year ended December 31, 2014 included in our Annual Report on Form 10-K filed with the SEC on February 27, 2015.

(2)	Amounts reflect the cash performance bonus received by Messrs. Cohen, Johannessen and Hendrickson under our Incentive Compensation Plan for 2014 and the cash performance bonus received by Mr. Solari for 2014, which was based upon the aggregate value of the Company’s completed “qualified acquisitions” in 2014. Please see “Compensation Discussion and Analysis—Forms of Compensation—Performance Bonus” above for more information. Mr. Beattie retired from the Company, effective May 16, 2014, and as a result, Mr. Beattie forfeited and did not receive any performance bonus under the Incentive Compensation Plan for 2014.

(3)

The amounts in this column reflect auto allowances with respect to Mr. Cohen only and annual contributions or other allocations by us to our 401(k) plan with respect to our other named executive officers. In addition, with respect to Mr. Beattie, the amount in this column also includes the following payments received by Mr. Beattie from the Company in connection with his retirement: (i) $150,000 paid to Mr. Beattie under his consulting agreement with the Company; (ii) $82,546 paid to Mr. Beattie for his accrued vacation time; (iii) $15,082 paid to Mr. Beattie for his accrued sick time; (iv) $5,000 paid to Mr. Beattie as reimbursement for the legal fees he incurred in connection with his severance and release agreement and consulting agreement; and (vi) $10,531 paid to Mr. Beattie as reimbursement for the costs he incurred in electing to receive continuation coverage of certain medical benefits. See “— Termination of Employment and Change in Control Arrangements—Retirement of Ralph A. Beattie” below for a description of Mr. Beattie’s separation benefits.

(4)	Represents (i) 50,000, 40,000, 15,000 and 5,000 shares of restricted stock that were granted to Messrs. Cohen, Johannessen, Brickman and Solari, respectively, on March 4, 2014 under the 2007 Stock Incentive Plan, which vest in installments of 33%, 33% and 34% on March 4, 2015, March 4, 2016 and March 4, 2017, respectively, and (ii) 50,000, 40,000 and 15,000 shares of restricted stock that were granted to Messrs. Cohen, Johannessen and Brickman, respectively, on March 4, 2014 under the 2007 Stock Incentive Plan, which vest in installments of 33%, 33% and 34% on March 4, 2015, March 4, 2016 and March 4, 2017, respectively, provided the Company achieves certain performance measures with respect to fiscal 2014, fiscal 2015 and fiscal 2016.

(5)	Carey P. Hendrickson joined the Company as a Senior Vice President on May 7, 2014 and assumed the additional office of Chief Financial Officer of the Company on May 16, 2014, upon the retirement of Ralph A. Beattie.

(6)	Represents (i) 16,667 shares of restricted stock that were granted to Mr. Hendrickson on August 4, 2014 under the 2007 Stock Incentive Plan, which vest in installments of 33%, 33% and 34% on August 4, 2015, August 4, 2016 and August 4, 2017, and (ii) 16,667 shares of restricted stock that were granted to Mr. Hendrickson on August 4, 2014 under the 2007 Stock Incentive Plan, which vest in installments of 33%, 33% and 34% on August 4, 2015, August 4, 2016 and August 4, 2017, provided the Company achieves certain performance measures with respect to fiscal 2014, fiscal 2015 and fiscal 2016.

(7)	Ralph A. Beattie retired as the Company’s Executive Vice President and Chief Financial Officer on May 16, 2014.

(8)	Represents 9,375 shares of restricted stock that were granted to Mr. Beattie on April 23, 2014 under the 2007 Stock Incentive Plan, which vested upon Mr. Beattie’s retirement from the Company on May 16, 2014.

2014 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards to the named executive officers in 2014. The estimated possible payouts under non-equity incentive plan awards represent the bonus award opportunities granted to our eligible named executive officers in 2014 under the Incentive Compensation Plan.

Name (a)	Grant Date (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards(4) ($) (l)
		Thres-hold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)

Lawrence A. Cohen	3/4/14	—	—	—	—	—	—	50,000	—	—	$1,315,000
	3/4/14	—	—	—	45,000	50,000	—	—	—	—	$1,315,000
	3/4/14	$598,969	$725,232	$1,087,848	—	—	—	—	—	—	—
Keith N. Johannessen	3/4/14	—	—	—	—	—	—	40,000	—	—	$1,052,000
	3/4/14	—	—	—	36,000	40,000	—	—	—	—	$1,052,000
	3/4/14	$214,864	$299,493	$449,239	—	—	—	—	—	—	—
Carey P. Hendrickson	8/4/14	—	—	—	—	—	—	16,667	—	—	$414,342
	8/4/14	—	—	—	15,000	16,667	—	—	—	—	$414,342
	5/16/14	$182,940	$240,000	$360,000	—	—	—	—	—	—	—
David R. Brickman	3/4/14	—	—	—	—	—	—	15,000	—	—	$394,500
	3/4/14	—	—	—	13,500	15,000	—	—	—	—	$394,500
Joseph G. Solari	3/4/14	—	—	—	—	—	—	5,000	—	—	$131,500
Ralph A. Beattie	3/4/14	$182,487	$239,405	$359,107	—	—	—	—	—	—	—
	4/23/14	—	—	—	—	—	—	9,375	—	—	$234,563

(1)	These columns show the value of the possible payouts of the incentive bonuses under the Incentive Compensation Plan for 2014 for each eligible named executive officer if the minimum (or threshold), target and maximum performance levels are achieved. The potential payout is performance-based and driven by Company and individual performance. The actual amount, if any, of the incentive bonuses paid pursuant to the Incentive Compensation Plan for 2014 is shown in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. Mr. Hendrickson’s actual payout under the Incentive Compensation Plan for 2014 was subject to proration based upon the date he joined the Company (May 7, 2014). Mr. Beattie retired from the Company, effective May 16, 2014, and as a result, Mr. Beattie forfeited and did not receive any performance bonus under the Incentive Compensation Plan for 2014. Messrs. Brickman and Solari did not participate in the Incentive Compensation Plan for 2014.

(2)	Represents (i) shares of restricted stock that were granted on March 4, 2014 under the 2007 Stock Incentive Plan to Messrs. Cohen, Johannessen and Brickman, which vest in installments of 33%, 33% and 34% on March 4, 2014, March 4, 2015 and March 4, 2016, respectively, and (ii) shares of restricted stock that were granted on August 4, 2014 under the 2007 Stock Incentive Plan to Mr. Hendrickson, which vest in installments of 33%, 33% and 34% on August 4, 2014, August 4, 2015 and August 4, 2016, respectively, in each case of (i) and (ii), provided the Company satisfies certain adjusted EBITDAR performance targets with respect to fiscal 2014, fiscal 2015 and fiscal 2016. If the Company achieves 90% of the target level of adjusted EBITDAR, then 90% of the performance shares subject to such performance target will vest. If the Company attains this threshold level of adjusted EBITDAR performance but does not attain the target level, then the performance shares subject to such performance target will be prorated between 90% and 100% based upon the Company’s actual adjusted EBITDAR for 2014. If the Company does not achieve 90% of the targeted level of adjusted EBITDAR, then the shares subject to such performance target will be forfeited. As the Company’s adjusted EBITDAR was $132,600,879 for fiscal 2014, which was approximately 99.5% of the target amount, the 90% threshold level of adjusted EBITDAR performance was attained but the target level was not attained. As a result, the earned portion of the award subject to adjusted EBITDAR was prorated based upon the Company’s adjusted EBITDAR results for 2014, and (i) 16,418, 13,134, 5,473, and 4,925 shares with respect to this performance-based award vested or will vest, as applicable, to Messrs. Cohen, Johannessen, Hendrickson and Brickman, respectively, and (ii) 82, 66, 27 and 25 shares with respect to this performance-based award were forfeited by Messrs. Cohen, Johannessen, Hendrickson and Brickman, respectively. Please see “Compensation Discussion and Analysis—Forms of Compensation—Long-Term Incentives” above for more information.

(3)	Represents (i) shares of restricted stock that were granted on March 4, 2014 under the 2007 Stock Incentive Plan to Messrs. Cohen, Johannessen, Brickman and Solari, which vest in installments of 33%, 33% and 34% on March 4, 2015, March 4, 2016 and March 4, 2017, respectively, (ii) shares of restricted stock that were granted on August 4, 2014 under the 2007 Stock Incentive Plan to Mr. Hendrickson, which vest in installments of 33%, 33% and 34% on August 4, 2015, August 4, 2016 and August 4, 2017, and (iii) shares of restricted stock that were granted on April 23, 2014 under the 2007 Stock Incentive Plan to Mr. Beattie, which vested upon Mr. Beattie’s retirement from the Company on May 16, 2014.

(4)	Amounts reflect the grant date fair value of the restricted stock awards computed in accordance with ASC 718. The grant date fair value of the restricted stock awards was based on the closing price of our common stock on the applicable grant date.

Employment Agreements

We entered into an employment agreement with Mr. Cohen in November 1996, which was subsequently amended in May 1999, August 2002, January 2003, February 2004 and April 2010. Mr. Cohen’s employment agreement is for a term of three years and automatically extends for a two-year term on a consecutive basis, and his compensation thereunder generally consists of (i) a minimum annual base salary of $636,366, subject to annual adjustments, (ii) an annual bonus as determined by the Compensation Committee, and (iii) participation in our employee benefit plans for senior executive officers.

We entered into an employment agreement with Mr. Johannessen in November 1996, which was subsequently amended in June 1999, January 2003 and April 2010. Mr. Johannessen’s employment agreement is for a term of three years and automatically extends for a two-year term on a consecutive basis, and his compensation thereunder generally consists of (i) an annual base salary of $375,006, subject to annual adjustments, (ii) an annual bonus as determined by the Compensation Committee, and (iii) participation in our employee benefit plans for senior executive officers.

We entered into an employment agreement with Mr. Hendrickson in April 2014 (effective May 2014). Mr. Hendrickson’s employment agreement is for a one-year term, subject to extension upon mutual consent of Mr. Hendrickson and the Company. The compensation payable under Mr. Hendrickson’s employment agreement generally consists of (i) an annual base salary of not less than $400,000, (ii) an annual bonus as determined by the Compensation Committee, and (iii) participation in our employee benefit plans for senior executive officers.

We entered into an employment agreement with Mr. Brickman in December 1996, which was subsequently amended in December 2000 and January 2003. Mr. Brickman’s employment agreement is for a term of three years and automatically extends for a two-year term on a consecutive basis, and the compensation thereunder generally consists of (i) an annual base salary of $146,584, subject to annual adjustments, (ii) an annual bonus as determined by the Compensation Committee, and (iii) participation in our employee benefit plans for senior executive officers.

We entered into an employment agreement with Mr. Solari in July 2010 (effective September 2010), which was subsequently amended in August 2013. Mr. Solari’s employment agreement is for a two-year term, subject to extension upon mutual consent of Mr. Solari and the Company. The Company and Mr. Solari agreed to extend the term of Mr. Solari’s employment agreement for two years commencing on August 31, 2013 and ending on August 31, 2015. The compensation payable under Mr. Solari’s employment agreement generally consists of (i) an annual base salary of $175,000, subject to annual adjustments, (ii) an annual bonus as determined by the Compensation Committee, and (iii) participation in our employee benefit plans for senior executive officers.

We entered into an employment agreement with Mr. Beattie in May 1999, which was subsequently amended in January 2003 and April 2010. Mr. Beattie’s employment agreement was for a term of three years and automatically extended for a two-year term on a consecutive basis, and his compensation thereunder generally consisted of (i) an annual base salary of $350,115, subject to annual adjustments, (ii) an annual bonus as determined by the Compensation Committee, and (iii) participation in our employee benefit plans for senior executive officers. Mr. Beattie retired as our Executive Vice President and Chief Financial Officer, effective as of May 16, 2014, and we entered into a separation and release Agreement with Mr. Beattie in April 2014. See “—Termination of Employment and Change in Control Arrangements—Retirement of Ralph A. Beattie” below for a description of Mr. Beattie’s separation benefits.

For a description of the process by which the annual base salary adjustments and the cash performance bonuses are determined, please refer to “Compensation Discussion and Analysis” beginning on page 18 of this proxy statement.

In addition, each of the above-described employment agreements contains severance provisions which provide for certain payments to be made by us to the named executive officers upon the occurrence of certain events that result in termination of employment, including upon a “fundamental change.” Each employment agreement also includes a covenant by the employee not to compete with us during the term of his employment and for a period of one year thereafter. For a description of the severance provisions contained in the employment agreements, please refer to “Termination of Employment and Change in Control Arrangements” beginning on page 46 of this proxy statement.

2014 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to the named executive officers’ outstanding stock options and restricted stock awards as of December 31, 2014.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Lawrence A. Cohen	—	—	—	—	—	50,000	(2)	$1,245,500	—		—
	—	—	—	—	—	33,500	(3)	$834,485	—		—
	—	—	—	—	—	34,000	(4)	$846,940	—		—
	—	—	—	—	—	3,019	(5)	$75,203	—		—
	—	—	—	—	—	—		—	50,000	(6)	$1,245,500
	—	—	—	—	—	—		—	33,500	(7)	$834,485
Keith N. Johannessen	—	—	—	—	—	40,000	(2)	$996,400	—		—
	—	—	—	—	—	26,800	(3)	$667,588	—		—
	—	—	—	—	—	30,600	(4)	$762,246	—		—
	—	—	—	—	—	1,285	(5)	$32,009	—		—
	—	—	—	—	—	—		—	40,000	(6)	$996,400
	—	—	—	—	—	—		—	26,800	(7)	$667,588
Carey P. Hendrickson	—	—	—	—	—	16,667	(8)	$415,175	—		—
	—	—	—	—	—	—		—	16,667	(6)	$415,175
David R. Brickman	—	—	—	—	—	15,000	(2)	$373,650	—		—
	—	—	—	—	—	10,050	(3)	$250,346	—		—
						11,900	(4)	$296,429	—		—
	—	—	—	—	—	—		—	15,000	(6)	$373,650
	—	—	—	—	—	—		—	10,050	(7)	$250,346
Joseph G. Solari	—	—	—	—	—	5,000	(2)	$124,550	—		—
	—	—	—	—	—	3,350	(3)	$83,449	—		—
Ralph A. Beattie	—	—	—	—	—	—		—	—		—

(1)	Calculated by reference to the closing price for shares of our common stock on the NYSE on December 31, 2014, which was $24.91.

(2)	Represents shares of restricted stock that were granted on March 4, 2014 under the 2007 Stock Incentive Plan, which vest in installments of 33%, 33% and 34% on March 4, 2015, March 4, 2016 and March 4, 2017, respectively.

(3)	Represents shares of restricted stock that were granted on March 6, 2013 under the 2007 Stock Incentive Plan, which vest in installments of 33%, 33% and 34% on March 6, 2014, March 6, 2015 and March 6, 2016, respectively.

(4)	Represents shares of restricted stock granted on January 5, 2012 pursuant to the 2007 Stock Incentive Plan, which vest in installments of 33%, 33% and 34% on January 5, 2013, January 5, 2014 and January 5, 2015, respectively.

(5)	Represents shares of restricted stock granted on March 6, 2012 pursuant to the 2007 Stock Incentive Plan as a result of our achievement of a performance target under our 2011 Incentive Compensation Plan, which shares vest in installments of 33%, 33% and 34% on March 6, 2013, March 6, 2014 and March 6, 2015, respectively.

(6)	Represents (i) shares of restricted stock that were granted on March 4, 2014 to Messrs. Cohen, Johannessen and Brickman, which vest in installments of 33%, 33% and 34% on March 4, 2015, March 4, 2016 and March 4, 2017, respectively, and (ii) shares of restricted stock that were granted on August 4, 2014 to Mr. Hendrickson, which vest in installments of 33%, 33% and 34% on August 4, 2015, August 4, 2016 and August 4, 2017, respectively, in each case of (i) and (ii), provided we satisfy certain adjusted EBITDAR performance targets with respect to fiscal 2014, fiscal 2015 and fiscal 2016. As our adjusted EBITDAR for fiscal 2014 was approximately 99.5% of the target amount, the 90% threshold level of adjusted EBITDAR performance was attained but the target level was not attained. As a result, the earned portion of the award subject to adjusted EBITDAR was prorated based upon our adjusted EBITDAR results for 2014, and (i) 16,418, 13,134, 5,473, and 4,925 shares with respect to this performance-based award vested or will vest, as applicable, to Messrs. Cohen, Johannessen, Hendrickson and Brickman, respectively, and (ii) 82, 66, 27 and 25 shares with respect to this performance-based award were forfeited by Messrs. Cohen, Johannessen, Hendrickson and Brickman, respectively.

(7)	Represents shares of restricted stock that were granted on March 6, 2013, which vest in installments of 33%, 33% and 34% on March 6, 2014, March 6, 2015 and March 6, 2016, respectively, provided we satisfy certain adjusted EBITDAR performance targets with respect to fiscal 2013, fiscal 2014 and fiscal 2015. As we achieved the targeted level of adjusted EBITDAR for fiscal 2014, 16,500, 13,200 and 4,950 shares with respect to this performance-based award vested to Messrs. Cohen, Johannessen and Brickman, respectively.

(8)	Represents shares of restricted stock that were granted on August 4, 2014 under the 2007 Stock Incentive Plan, which vest in installments of 33%, 33% and 34% on August 4, 2015, August 4, 2016 and August 4, 2017, respectively.

2014 Option Exercises and Stock Vested

The following table presents the amounts each named executive officer received in 2014 upon the exercise of options and the value realized upon the vesting of restricted stock awards. The value realized on the exercise of options and vesting of restricted stock does not account for the personal tax liability incurred by our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
Lawrence A. Cohen	—	—	69,400		$1,756,293
Keith N. Johannessen	—	—	57,368		$1,449,228
Carey P. Hendrickson	—	—	—		—
David R. Brickman	—	—	21,306		$537,709
Joseph G. Solari	—	—	7,940		$186,505
Ralph A. Beattie	—	—	95,376	(2)	$2,253,058

(1)	The value realized on vesting is based on the market price of our common stock, which is calculated based upon the closing price of our common stock on the business day immediately preceding the vesting date.

(2)	Includes 61,074 shares of restricted stock that vested on May 16, 2014 in connection with Mr. Beattie’s retirement as the Company’s Executive Vice President and Chief Financial Officer.

Termination of Employment and Change in Control Arrangements

Employment Agreements

As previously discussed, we have entered into an employment agreement with each of our named executive officers, which, among other things, provides for severance benefits to be paid upon an involuntary termination of the named executive officer’s employment or the occurrence of certain other events that may affect the named executive officer, with the amounts of such benefits varying based upon such individual’s position with us. Each employment agreement contains a non-competition provision. In addition, pursuant to such employment agreements, each named executive officer has agreed that he will not, either during the term of his employment with us or at any time thereafter, divulge, communicate, use to our detriment or for the benefit of another, or make or remove any copies of, our confidential information or proprietary data or information. Such confidentiality obligations do not apply to information which is or becomes generally available to the public other than as a result of disclosure by the named executive officer, is known to him prior to his employment with us from other sources, or is required to be disclosed by law or regulatory or judicial process.

Lawrence A. Cohen

Termination Not in Conjunction with a Fundamental Change.    If we terminate Mr. Cohen’s employment because of death or disability or for any reason other than for “cause,” or if Mr. Cohen voluntarily resigns for “good reason,” then Mr. Cohen will be entitled to:

•

receive his base salary plus his annual bonus paid at the rate during the previous 12 months for the balance of the term of his employment agreement, but not less than two years from the date of the notice of termination;

•	retain all of his stock options that have vested; and

•	receive payment of all accrued but unpaid or unused vacation, sick pay and expense reimbursement.

A resignation by Mr. Cohen will be deemed to be a resignation for “good reason” if the resignation is based on (i) a material diminution in Mr. Cohen’s duties, which is not part of an overall diminution for all of our executive officers, or (ii) our material breach of our obligations to Mr. Cohen under his employment agreement or under our stock incentive plan.

A termination of Mr. Cohen’s employment by us will be deemed to be “for cause” if it is based upon (i) a final, nonappealable conviction of Mr. Cohen for commission of a felony involving moral turpitude, (ii) Mr. Cohen’s willful gross misconduct that causes us material economic harm or that brings substantial discredit to our reputation, or (iii) Mr. Cohen’s material failure or refusal to perform his duties in accordance with his employment agreement, if Mr. Cohen has failed to cure such failure or refusal to perform within 30 days after we notify him in writing of such failure or refusal to perform.

If the employment of Mr. Cohen is terminated for any other reason, then we are to promptly pay Mr. Cohen his base salary and pro-rated annual bonus up to and through the date of termination as well as all accrued but unpaid or unused vacation, sick pay and expense reimbursement.

Termination in Conjunction with a Fundamental Change.    If the Mr. Cohen’s employment is terminated in conjunction with a “fundamental change” of us, Mr. Cohen will be entitled to receive the same severance payments and benefits described above (not in conjunction with a “fundamental change”), except that Mr. Cohen will be entitled to receive his base salary plus his annual bonus at the rate paid during the previous 12 months for three years from the date of the notice of termination.

Pursuant to his employment agreement, the term “fundamental change” generally means:

•

a merger, consolidation, statutory share exchange or sale, lease, exchange or other transfer of all or substantially all of our assets requiring the consent or vote of our stockholders, other than one in which our stockholders have the same proportionate ownership of the surviving corporation immediately after such transaction;

•	the approval by our stockholders of any plan or proposal for our liquidation or dissolution;

•

the cessation of control (by virtue of their not constituting a majority of directors) of the Board of Directors by the individuals who (i) at the date of the employment agreement were directors, or (ii) became directors after such date and whose election or nomination was approved by at least two-thirds of the directors then in office who were directors at such date, or whose election or nomination for election was previously so approved; or

•

the acquisition of 20% or more of the voting power of our common stock by any person or group who owned less than 15% of the voting power on the date of the employment agreement, or the acquisition of an additional five percent of the voting power by any person or group who owned at least 15% of such voting power on the date of such employment agreement.

Non-Competition.    Pursuant to his employment agreement, Mr. Cohen has agreed that during the term of his employment with us and for one year thereafter, he will not, directly or indirectly, acquire, develop or operate senior living facilities anywhere in the United States, other than through us and except as otherwise requested by us. Notwithstanding the foregoing, Mr. Cohen’s ownership by of a class of securities listed on a stock exchange or traded on the over-the-counter market that represents five percent or less of the number of shares of such class of securities then issued and outstanding is permitted.

Keith N. Johannessen

Termination Not in Conjunction with a Fundamental Change.    If we terminate Mr. Johannessen’s employment because of death or disability or for any reason other than for “cause,” or if Mr. Johannessen voluntarily resigns for “good reason,” then Mr. Johannessen will be entitled to:

•

receive his base salary plus his annual bonus paid at the rate during the previous 12 months for the balance of the term of his employment agreement, but not less than two years from the date of the notice of termination;

•	retain all of his stock options that have vested; and

•	payment of all accrued but unpaid or unused vacation, sick pay and expense reimbursement.

A resignation by Mr. Johannessen will not be deemed to be voluntary and will be deemed to be a resignation for “good reason” if it is based upon (i) a material diminution in Mr. Johannessen’s base salary which is not part of an overall diminution for all of our executive officers, or (ii) our material breach of our obligations to Mr. Johannessen under his employment agreement or under our stock incentive plan.

A termination of Mr. Johannessen’s employment by us will be deemed to be “for cause” if it is based upon (i) Mr. Johannessen being charged with and then convicted of any misdemeanor or any felony involving personal dishonesty, (ii) disloyalty by Mr. Johannessen to us, including but not limited to embezzlement, or (iii) Mr. Johannessen’s failure or refusal to perform their duties in accordance with their respective employment agreements based on a standard of reasonableness.

If Mr. Johannessen’s employment is terminated for any other reason, then we are to promptly pay Mr. Johannessen his base salary and annual bonus paid in the past 12 months up to and through the date of termination as well as all accrued but unpaid or unused vacation, sick pay and expense reimbursement.

Termination in Conjunction with a Fundamental Change.    If Mr. Johannessen’s employment is terminated in conjunction with a “fundamental change” of us, Mr. Johannessen will be entitled to receive the same severance payments and benefits described above (not in conjunction with a “fundamental change”), except that Mr. Johannessen will be entitled to receive his base salary plus his annual bonus at the rate paid during the previous 12 months for three years from the date of the notice of termination. Under Mr. Johannessen’s employment agreement, the term “fundamental change” means a merger, consolidation or any sale of all or substantially all of our assets that requires the consent or vote of our stockholders where we are not the survivor or in control.

Non-Competition.    Pursuant to Mr. Johannessen’s employment agreement, Mr. Johannessen agreed that for one year after termination of his employment and receipt of the last payment pursuant to his employment agreement, Mr. Johannessen will not, directly or indirectly, commence doing business, in any manner whatsoever, which is in competition with all or any portion of our business in any state in which we then operate, own, asset manage, or are in the process of developing more than two facilities. Notwithstanding the foregoing, Mr. Johannessen’s ownership of a class of securities listed on a stock exchange or traded on the over-the-counter market that represents five percent or less of the number of shares of such class of securities then issued and outstanding is permitted. In addition, pursuant to his employment agreement, if Mr. Johannessen’s employment with us is terminated “for cause” or he voluntarily resigns, he will not be deemed to violate the foregoing restrictions if he accepts and works within the one year period at a position as an on-site administrator or on-site executive director at a nursing or retirement facility for a salary equal to or less than a comparable position at a comparable facility in the area.

Carey P. Hendrickson

Termination Not in Conjunction with a Fundamental Change.    If we terminate the employment of Mr. Hendrickson because of death or disability or for any reason other than for “cause,” or if Mr. Hendrickson voluntarily resigns for “good reason,” then Mr. Hendrickson will be entitled to:

•	receive his base salary for the balance of the term of the agreement and any earned bonus up to and through the date of termination;

•	retain all stock awards that have vested; and

•	payment of all accrued but unpaid or unused vacation, sick pay and expense reimbursement.

A resignation by Mr. Hendrickson will not be deemed to be voluntary and will be deemed to be a resignation for “good reason” if it is based upon (i) a material diminution in Mr. Hendrickson’s duties or base salary, which is not part of an overall diminution for all of our executive officers, or (ii) our material breach of our obligations to Mr. Hendrickson under his employment agreement.

A termination of Mr. Hendrickson’s employment by us will be deemed to be “for cause” if it is based upon (i) Mr. Hendrickson being charged with and then convicted of any misdemeanor or any felony involving personal dishonesty, (ii) disloyalty by Mr. Hendrickson to us, including, but not limited to, embezzlement, or (iii) Mr. Hendrickson’s failure or refusal to perform his duties in accordance with his employment agreement.

If Mr. Hendrickson’s employment is terminated for any other reason, then we are to pay Mr. Hendrickson his base salary and earned bonus up to and through the date of termination as well as all accrued but unpaid or unused vacation, sick pay and expense reimbursement.

Termination in Conjunction with a Fundamental Change.    If Mr. Hendrickson’s employment is terminated in conjunction with a “fundamental change” of us, Mr. Hendrickson will be entitled to receive the same severance payments and benefits described above (not in conjunction with a “fundamental change”), except that Mr. Hendrickson will be entitled to receive his base salary plus his annual bonus paid during the term of his employment agreement in the past 12 months for two years. Under Mr. Hendrickson’s employment agreement, the term “fundamental change” means a merger, consolidation or any sale of all or substantially all of our assets that requires the consent or vote of our stockholders where we are not the survivor or in control.

Non-Competition.    Pursuant to his employment agreement, Mr. Hendrickson agreed that for a period of one year after any termination of his employment and after receipt of the last payment pursuant to his employment agreement, he will not, directly or indirectly, commence doing business which is in competition with all or any portion of our business in any state in which we then operate, own, or are in the process of developing more than three facilities. Mr. Hendrickson’s ownership of a class of securities listed on a stock exchange or traded on the over-the-counter market that represents five percent or less of the number of shares of such class of securities then issued and outstanding will not constitute a violation of these restrictions.

David R. Brickman

If we terminate Mr. Brickman’s employment because of death or disability or for any reason other than for “cause,” including a “fundamental change,” or if Mr. Brickman voluntarily resigns for “good reason,” then Mr. Brickman will be entitled to:

•	receive his base salary and annual bonus paid during the past 12 month period for two years from the date of the notice of termination;

•	retain all of his stock options that have vested; and

•	payment of all accrued but unpaid or unused vacation, sick pay and expense reimbursement.

A resignation by Mr. Brickman will not be deemed to be voluntary and will be deemed to be a resignation for “good reason” if it is based upon (i) a material diminution in Mr. Brickman’s base salary, which is not part of an overall diminution for all of our executive officers, or (ii) our material breach of our obligations to Mr. Brickman under his employment agreement or under our stock incentive plan.

A termination of Mr. Brickman’s employment by us will be deemed to be “for cause” if it is based upon (i) Mr. Brickman being charged with and then convicted of any misdemeanor or any felony involving personal dishonesty, (ii) disloyalty by Mr. Brickman to us, including, but not limited to, embezzlement, or (iii) Mr. Brickman’s failure or refusal to perform his duties in accordance with his employment agreement based on a standard of reasonableness.

If Mr. Brickman’s employment is terminated for any other reason, then we are to pay Mr. Brickman his base salary up to and through the date of termination as well as all accrued but unpaid or unused vacation, sick pay and expense reimbursement. Pursuant to Mr. Brickman’s employment agreement, the term “fundamental change” means a merger, consolidation or any sale of all or substantially all of our assets that requires the consent or vote of our stockholders where we are not the survivor or in control.

Non-Competition.    Pursuant to his employment agreement, Mr. Brickman agreed that for one year after termination of his employment and receipt of the last payment pursuant to his employment agreement, he will not, directly or indirectly, commence doing business which is in competition with all or any portion of our business in any state in which we then operate, own, asset manage, or are in the process of developing more than two facilities. Mr. Brickman’s ownership of a class of securities listed on a stock exchange or traded on the over-the-counter market that represents five percent or less of the number of shares of such class of securities then issued and outstanding will not constitute a violation of these restrictions.

Joseph G. Solari

If we terminate the employment of Mr. Solari because of death or disability or for any reason other than for “cause,” or if Mr. Solari voluntarily resigns for “good reason,” then Mr. Solari will be entitled to:

•	receive his base salary for two years from the date of termination plus any earned bonus up to and through the date of termination;

•	retain all stock awards that have vested; and

•	payment of all accrued but unpaid or unused vacation, sick pay and expense reimbursement.

A resignation by Mr. Solari will not be deemed to be voluntary and will be deemed to be a resignation for “good reason” if it is based upon (i) a material diminution in Mr. Solari’s duties or base salary, which is not part of an overall diminution for all of our executive officers, or (ii) our material breach of our obligations to Mr. Solari under his employment agreement.

A termination of Mr. Solari’s employment by us will be deemed to be “for cause” if it is based upon (i) Mr. Solari being charged with and then convicted of any misdemeanor or any felony involving personal dishonesty, (ii) disloyalty by Mr. Solari to us, including, but not limited to, embezzlement, or (iii) Mr. Solari’s failure or refusal to perform his duties in accordance with his employment agreement.

If the employment of Mr. Solari is terminated for any other reason, then we are to pay Mr. Solari his base salary and earned bonus up to and through the date of termination as well as all accrued but unpaid or unused vacation, sick pay and expense reimbursement.

Non-Competition.    Pursuant to his employment agreement, Mr. Solari agreed that for a period of one year after any termination of his employment and after receipt of the last payment pursuant to his employment agreement, he will not, directly or indirectly, commence doing business which is in competition with all or any portion of our business in any state in which we then operate, own, or are in the process of developing more than three facilities. Mr. Solari’s ownership of a class of securities listed on a stock exchange or traded on the over-the-counter market that represents five percent or less of the number of shares of such class of securities then issued and outstanding will not constitute a violation of these restrictions.

The 2007 Stock Incentive Plan

Pursuant to the 2007 Stock Incentive Plan, in the event of a “change in control” transaction, unless otherwise expressly provided under the terms of an award or by the Compensation Committee prior to such transaction:

•

all outstanding awards (except performance awards which will be governed by their express terms) will become fully exercisable, nonforfeitable, or the restricted period will terminate, as the case may be; and

•

the Compensation Committee will have the right to cash out some or all outstanding non-qualified stock options, stock appreciation rights and shares of restricted stock on the basis of the highest price per share paid in any transaction reported on the NYSE or paid or offered in any bona fide transaction related to a “change in control” during the immediately preceding 60-day period, in each case as determined by the Compensation Committee (except that the cash out for stock appreciation rights related to incentive stock options will be based on transaction reported for the date on which the holder exercises the stock appreciation rights or, if applicable, the date on which the cash out occurs).

For purposes of the 2007 Stock Incentive Plan, a “change in control” generally means the first to occur of:

•

the consummation of a merger, consolidation, statutory share exchange or sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of our assets that requires the consent or vote of the holders of our common stock, other than where such holders immediately prior to such transaction have the same proportionate ownership of common stock of the surviving corporation immediately after such transaction;

•	our stockholders approve any plan or proposal for our liquidation or dissolution;

•

the cessation of control (by virtue of their not constituting a majority of our directors) of our by the individuals who (i) on the effective date of such transaction were our directors or (ii) subsequently become our directors and whose election or nomination by our stockholders was approved by at least two-thirds of our directors then in office who were our directors at the effective date of such transaction or whose election or nomination was previously so approved;

•

the acquisition of beneficial ownership of 20% or more of the voting power of our outstanding voting securities by any person or group who beneficially owned less than 15% of such voting power on the effective date of such transaction, or the acquisition of beneficial ownership of an additional five percent of such voting power by any person or group who beneficially owned at least 15% of such voting power on the effective date of the transaction; provided, however, there is no “change in control” for acquisitions where the acquiror is (i) a trustee or other fiduciary holding securities under our employee benefit plan, (i) our wholly-owned subsidiary or a corporation owned, directly or indirectly, by our stockholders in the same proportions as their ownership of our voting securities; or

•	in a Title 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving us to a case under Chapter 7.

Restricted Stock Award Agreements and Performance Award Agreements

When our named executive officers are awarded shares of restricted stock under the 2007 Stock Incentive Plan with time-based vesting provisions, each of them enters into a restricted stock award agreement with us. These restricted stock award agreements generally provide that, if the holder’s employment with us is terminated for any reason before the vesting date for the restricted shares, the restricted shares that have not previously vested will, automatically and without notice, terminate and be permanently forfeited as of such date, except that all unvested shares will vest in connection with the holder’s death or disability or in the event of a change in control.

In addition, when our eligible named executive officers are awarded shares of performance-based restricted stock under the 2007 Stock Incentive Plan, each of them enters into a performance award agreement with us. These performance award agreements generally provide that (1) if the holder’s employment with us is terminated for any reason before the vesting date for the performance shares, the performance shares that have not previously vested will, automatically and without notice, terminate and be permanently forfeited as of such date, and (2) the holder’s right to receive the specified percentage of performance shares that do not vest as a result of our failure to achieve the applicable performance measures will be automatically terminated and permanently forfeited; provided, that any performance shares that have not been forfeited pursuant to clause (2) above, will vest in connection with the holder’s death or disability or in the event of a change in control.

Retirement of Ralph A. Beattie

Mr. Beattie retired as our Executive Vice President and Chief Financial Officer, effective as of May 16, 2014. In connection with Mr. Beattie’s retirement, we entered into a separation and release agreement with Mr. Beattie pursuant to which (i) the vesting of Mr. Beattie’s unvested time-based restricted stock awards (34,949 shares) and unvested performance-based restricted stock awards (16,750 shares) were accelerated upon Mr. Beattie’s retirement; (ii) Mr. Beattie was granted an additional award of 9,375 shares of restricted stock, the vesting of which was also accelerated upon Mr. Beattie’s retirement; and (iii) we agreed to reimburse Mr. Beattie for the costs he incurred in electing to receive continuation coverage of certain medical benefits for the term of his consulting agreement. Under the separation and release agreement, Mr. Beattie also received $82,546 for his accrued vacation time and $15,082 for his accrued sick time, and we reimbursed Mr. Beattie for $5,000 of the legal fees he incurred in connection with his separation and release agreement and consulting agreement. In consideration of these payments and other benefits, Mr. Beattie released and discharged us from any and all claims which Mr. Beattie may have arising from Mr. Beattie’s employment with us, or separation from us, subject to certain customary exceptions.

Additionally, we entered into a consulting agreement with Mr. Beattie pursuant to which Mr. Beattie provided consulting services to us from May 16, 2014 through February 28, 2015. We paid Mr. Beattie a consulting fee of $20,000 per month during the term of his consulting agreement (prorated to $10,000 for the month of May 2014).

Potential Realizable Value of Equity Awards Upon a Change in Control Without Termination

Under the 2007 Stock Incentive Plan, in the event of a “change in control” the vesting of outstanding awards may be accelerated regardless of whether the employment of the holder of such an award is terminated in connection therewith. The following table provides quantitative disclosure of the potential realizable value of outstanding awards granted to our named executive officers pursuant to the 2007 Stock Incentive Plan, assuming that:

•

an event which constituted a “change in control” under the 2007 Stock Incentive, as described above, was consummated on December 31, 2014, the last business day of our fiscal 2013, and the Compensation Committee has not determined that it is effective as of any other date;

•

the Compensation Committee has not expressly provided that the acceleration and cash-out provisions of the 2007 Stock Incentive Plan, each as described above, are not applicable to such “change in control” prior to its consummation; and

•	the portion of any award that is accelerated and cashed-out pursuant to the 2007 Stock Incentive Plan is not limited by Section 280G of the Code.

Potential Realizable Value(1)
Lawrence A. Cohen	$5,082,113
Keith N. Johannessen	$4,122,231
Carey P. Hendrickson	$830,350
David R. Brickman	$1,544,420
Joseph G. Solari	$207,999

(1)	Calculated in accordance with SEC rules by reference to the closing price for our common stock on the NYSE on December 31, 2014, which was $24.91. Assuming that the Compensation Committee, in accordance with the 2007 Stock Incentive Plan, determined that the highest price per share for our common stock paid in any transaction reported on the NYSE or paid or offered in any bona fide transaction related to a “change in control” during the 60-day period immediately preceding December 31, 2014 was $25.91, which was the highest price per share for our common stock on the NYSE on December 8, 2014, the amounts payable to Messrs. Cohen, Johannessen, Hendrickson, Brickman and Solari would be $5,286,132, $4,287,716, $863,684, $1,606,420 and $216,349, respectively.

Payments Upon Termination Without a Fundamental Change or Change in Control.

The following table provides quantitative disclosure of the estimated payments and benefits that would be provided to our named executive officers assuming that:

•	each named executive officer’s employment with us was terminated on December 31, 2014, the last business day of our fiscal 2014;

•

the base salary and annual bonus earned by each named executive officer for his services to us for the period from January 1, 2014 through December 31, 2014 has been fully paid to such named executive officer; and

•

such termination was not in connection with an event that constituted a “change in control” under the 2007 Stock Incentive Plan or a “fundamental change” under any named executive officer’s employment agreement.

Total Termination Benefits ($)
Lawrence A. Cohen
• Termination by us because of Mr. Cohen’s disability or death or for any reason other than for “cause,” or termination by Mr. Cohen for “good reason”(1)	$2,892,906
• Termination for “cause”	0
Keith N. Johannessen
• Termination by us because of Mr. Johannessen’s disability or death or for any reason other than for “cause,” or termination by Mr. Johannessen for “good reason”(2)	$1,456,305
• Termination for “cause”(3)	$3,951
Carey P. Hendrickson
• Termination by us because of Mr. Hendrickson’s disability or death or for any reason other than for “cause,” or termination by Mr. Hendrickson for “good reason”(4)	$296,418
• Termination for “cause”	0
David R. Brickman
• Termination by us because of Mr. Brickman’s disability or death or for any reason other than for “cause,” or termination by Mr. Brickman for “good reason”(5)	$884,754
• Termination for “cause”(6)	$38,754
Joseph G. Solari
• Termination by us because of Mr. Solari’s disability or death or for any reason other than for “cause,” or termination by Mr. Solari for “good reason”(7)	$453,455
• Termination for “cause”(8)	$12,753

(1)	Represents base salary and annual bonus paid during the previous 12 months for two years from December 31, 2014.

(2)	Represents base salary and annual bonus paid during the previous 12 months for two years from December 31, 2014 and accrued vacation pay of $3,951 as of December 31, 2014.

(3)	Represents accrued vacation pay as of December 31, 2014.

(4)	Represents base salary for the balance of the term of Mr. Hendrickson’s employment agreement and Mr. Hendrinkson’s earned bonus for the period from May 7, 2014 through December 31, 2014.

(5)	Represents base salary and annual bonus paid during the previous 12 months for two years from December 31, 2014 and accrued vacation pay of $38,754 as of December 31, 2014.

(6)	Represents accrued vacation pay as of December 31, 2014.

(7)	Represents base salary paid during the previous 12 months for two years from December 31, 2014, annual bonus paid during the previous 12 months and accrued vacation pay of $12,753 as of December 31, 2014.

(8)	Represents accrued vacation pay as of December 31, 2014.

Payments Upon Termination in Connection with a Fundamental Change and Change in Control.

The following table provides quantitative disclosure of the estimated payments and benefits that would be provided to our named executive officers assuming that:

•	each named executive officer’s employment with us was terminated on December 31, 2014, the last business day of our fiscal 2014;

•

the base salary and annual bonus earned by each named executive officer for his services to us for the period from January 1, 2014 through December 31, 2014 has been fully paid to such named executive officer;

•

such termination was in connection with an event that constituted a “change in control” under the 2007 Stock Incentive Plan and a “fundamental change” under each named executive officer’s employment agreement, which was consummated on December 31, 2014, the last business day of our fiscal 2014, and the Compensation Committee has not determined that it is effective as of any other date;

•

the Compensation Committee has not expressly provided that the acceleration and cash-out provisions of the 2007 Stock Incentive Plan, as described above, are not applicable to such event prior to its consummation; and

•	the portion of any award that is accelerated and cashed-out pursuant to the 2007 Stock Incentive Plan is not limited by Section 280G of the Code.

	Cash Severance Payment ($)		Acceleration and Cash-Out of Equity Awards ($)(1)	Total Termination Benefits ($)
Lawrence A. Cohen	$4,339,359	(2)	$5,082,113	$9,421,472
Keith N. Johannessen	$2,182,482	(3)	$4,122,231	$6,304,713
Carey P. Hendrickson	$835,916	(4)	$830,350	$1,666,266
David R. Brickman	$884,754	(5)	$1,544,420	$2,429,174
Joseph G. Solari	$453,455	(6)	$207,999	$661,454

(1)	Calculated in accordance with SEC rules by reference to the closing price for our common stock on the NYSE on December 31, 2014, which was $24.91. Assuming that the Compensation Committee, in accordance with the 2007 Stock Incentive Plan, determined that the highest price per share for our common stock paid in any transaction reported on the NYSE or paid or offered in any bona fide transaction related to a “change in control” during the 60-day period immediately preceding December 31, 2014 was $25.91, which was the highest price per share for our common stock on the NYSE on December 8, 2014, the amounts payable to Messrs. Cohen, Johannessen, Hendrickson, Brickman and Solari with respect to the acceleration and cash-out of equity awards would be $5,286,132, $4,287,716, $863,684, $1,606,420 and $216,349, respectively.

(2)	Represents base salary and annual bonus paid during the previous 12 months for three years from December 31, 2014.

(3)	Represents base salary and annual bonus paid during the previous 12 months for three years from December 31, 2014 and accrued vacation pay of $3,951 as of December 31, 2014.

(4)	Represents base salary and annual bonus paid during the period from May 7, 2014 through December 31, 2014 for two years from December 31, 2014.

(5)	Represents base salary and annual bonus paid during the previous 12 months for two years from December 31, 2014 and accrued vacation pay of $38,754 as of December 31, 2014.

(6)	Represents base salary paid during the previous 12 months for two years from December 31, 2014, annual bonus paid during the previous 12 months and accrued vacation pay of $12,753 as of December 31, 2014.

2014 DIRECTOR COMPENSATION

The following table summarizes the compensation earned by our non-employee directors in 2014. Messrs. Cohen and Johannessen did not receive any compensation for their services as directors during 2014. Please refer to the Summary Compensation Table above for the compensation received by Messrs. Cohen and Johannessen for their services as executive officers during 2014.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	All Other Compensation ($)	Total ($)
Philip A. Brooks	$46,500	$75,000	—	—	$121,500
Craig F. Hartberg	$33,000	—	—	—	$33,000
Kimberly S. Herman	$21,000	$75,000	—	—	$96,000
E. Rodney Hornbake	$43,500	$75,000	—	—	$118,500
Jill M. Krueger	$48,000	$75,000	—	—	$123,000
Ronald A. Malone	$59,500	$75,000	—	—	$134,500
James A. Moore	$104,500	$75,000	—	—	$179,500
Michael W. Reid	$66,000	$75,000	—	—	$141,000

During 2014, we did not maintain any pension or deferred compensation arrangements for our directors.

(1)	Represents (i) the annual retainer of $30,000, and (ii) compensation for attendance at all Board and committee meetings in 2014. Additionally, the independent Chairman of our Board (Mr. Moore), the Chairman of the Audit Committee (Mr. Reid), the Chairman of the Nominating and Corporate Governance Committee (Mr. Malone) and the Chairman of the Compensation Committee (Mr. Moore) each received an additional annual retainer of $45,000, $15,000, $10,000 and $10,000, respectively, for serving as the Chairpersons of such committees in 2014.

(2)	Amounts reflect the aggregate grant date fair value of the equity award computed in accordance with ASC 718, and represents 3,251 shares of restricted stock granted pursuant to the 2007 Stock Incentive Plan on May 22, 2014, which vest in installments of 33%, 33% and 34% on May 22, 2015, May 22, 2016 and May 22, 2017, respectively.

Narrative Discussion of Director Compensation Table Information

The key elements of the compensation payable to our non-employee directors are as follows:

Cash Compensation

For their services to us from the 2013 Annual Meeting of Stockholders until the 2014 Annual Meeting of Stockholders, our non-employee directors each received an annual retainer of $30,000. Additionally, the independent Chairman of our Board (Mr. Moore), the Chairman of the Audit Committee (Mr. Reid), the Chairman of the Nominating and Corporate Governance Committee (Mr. Malone), and the Chairman of the Compensation Committee (Mr. Moore), each received at additional annual retainer of $45,000, $15,000, $10,000 and $10,000, respectively, for serving as the Chairpersons of such committees in 2014. The board and committee annual retainers are paid on a quarterly basis at the end of each quarter. During 2014, our non-employee directors each received $1,500 for each Board meeting and $1,500 for each committee meeting attended and were reimbursed for their expenses in attending such meetings. Messrs. Cohen and Johannessen did not receive any compensation for serving as directors during 2014.

Equity Compensation

On May 22, 2014, the Compensation Committee granted each of our non-employee directors (other than Mr. Hartberg who was not nominated for reelection as a director at the 2014 Annual Meeting) 3,251 shares of restricted stock pursuant to the 2007 Stock Incentive Plan, which vest in installments of 33%, 33% and 34% on May 22, 2015, May 22, 2016 and May 22, 2017, respectively. Messrs. Cohen and Johannessen were not granted any restricted shares for serving as members of the Board during 2014.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or has been one of our officers or employees or has or had any relationship requiring disclosure pursuant to SEC rules. In addition, during 2014, none of our executive officers served as:

•

a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee;

•	a director of another entity, one of whose executive officers served on the Compensation Committee; or

•

a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as one of our directors.

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee also discussed with the independent auditors matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol.1.AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent auditors their independence and the compatibility of non-audit services with such independence.

The Audit Committee discussed with the independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC. The Audit Committee has also appointed, subject to stockholder ratification, Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2015.

Audit Committee

MICHAEL W. REID, CHAIRMAN
PHILIP A. BROOKS
JILL M. KRUEGER

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policy of the Board of Directors

The Board has adopted a statement of policy with respect to transactions involving us and “related persons” (generally our senior officers, directors, nominees for director, persons owning five percent or more of our outstanding common stock, immediate family members of any of the foregoing, or any entity which is owned or controlled by any of the foregoing persons or an entity in which any of the foregoing persons has a substantial ownership interest or control). The policy generally covers any related person transaction involving amounts greater than $25,000 in which a related person has a direct or indirect material interest.

Under the policy, each related person transaction must be entered into on terms that are comparable to those that could be obtained as a result of arm’s length dealings with an unrelated third party and must be approved by the Audit Committee. Pursuant to the policy, at the first regularly scheduled meeting of the Audit Committee each calendar year, members of our management will recommend related person transactions to be entered into by us for that year, including the proposed aggregate value of any such transaction. After review, the Audit Committee will approve or disapprove each such related person transaction. No member of the Audit Committee will participate in any discussion or approval of a related person transaction for which he or she is a related person, except that such member will provide all material information concerning the related person transaction. At each subsequently scheduled meeting of the Audit Committee, members of our management will update the Audit Committee as to any material change with respect to each approved related person transaction.

In the event that our management recommends any further related person transactions subsequent to the first meeting of the Audit Committee in a particular calendar year, such transactions may be presented to the Audit Committee for approval or disapproval, or preliminarily entered into by members of our management subject to ratification by the Audit Committee. However, if the Audit Committee ultimately declines to ratify any such related person transaction, our management will make all reasonable efforts to cancel or annul the transaction.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of reports filed by our directors, executive officers and beneficial holders of 10% or more of shares of our common stock, and upon representations from those persons, we believe that all SEC stock ownership reports required to be filed by those reporting persons during 2014 were timely made, except that, on September 12, 2014, Mr. Hendrickson made one late Form 4 filing covering the grant of 16,667 shares of time-based restricted stock and 16,6667 shares of performance-based restricted stock on August 4, 2014.

PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT AUDITORS

(PROPOSAL 2)

The Audit Committee has appointed Ernst & Young LLP, independent auditors, to be our principal independent auditors and to audit our consolidated financial statements for the fiscal year ending December 31, 2015. Ernst & Young LLP has served as our independent registered public accounting firm since October 3, 2006.

Representatives of the firm of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Audit Committee has the responsibility for the selection of our independent auditors. Although stockholder ratification is not required for the selection of Ernst & Young LLP, and although such ratification will not obligate us to continue the services of such firm, the Board is submitting the selection for ratification with a view towards soliciting our stockholders’ opinion thereon, which may be taken into consideration in future deliberations. If the appointment is not ratified, the Audit Committee must then determine whether to appoint other auditors before the end of the current fiscal year and, in such case, our stockholders’ opinions would be taken into consideration.

The Board of Directors unanimously recommends a vote “FOR” the ratification of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2015.

FEES PAID TO INDEPENDENT AUDITORS

The aggregate fees billed by Ernst & Young LLP for fiscal years 2014 and 2013 were as follows:

	Fees
Services Rendered	2014	2013
Audit fees(1)	$999,500	$915,500
Audit-Related fees(2)	20,000	54,380
Tax fees(3)	—	6,250
All other fees	—	—

Total	$1,019,500	$976,130

(1)	Includes professional services for the audit of our annual financial statements, reviews of the financial statements included in our Form 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Includes fees associated with assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This category includes fees related to consulting services.

(3)	Includes fees associated with tax compliance, tax advice and tax planning.

The Audit Committee has considered whether the provision of the above services other than audit services is compatible with maintaining Ernst & Young LLP’s independence and has concluded that it is.

The Audit Committee has the sole authority to appoint or replace the independent auditor and is directly responsible for the compensation and oversight of the work of the independent auditor. The Audit Committee is responsible for the engagement of the independent auditor to provide permissible non-audit services, which require pre-approval by the Audit Committee (other than with respect to de minimis exceptions described in the rules of the NYSE or the SEC that are approved by the Audit Committee). The Audit Committee ensures that approval of non-audit services by the independent auditor are disclosed to investors in periodic reports filed with the SEC.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(PROPOSAL 3)

At our 2011 Annual Meeting of Stockholders, pursuant to Section 14A of the Exchange Act we submitted a non-binding proposal to our stockholders as to the frequency on which we should hold advisory votes on the compensation paid to our named executive officers (an “Advisory Vote on Compensation”). At the meeting, our stockholders supported an annual Advisory Vote on Compensation, and our Board determined to submit such vote to our stockholders every year at our annual meeting. As a result, we will submit an Advisory Vote on Compensation to our stockholders at each annual meeting until we are required to submit to our stockholders another proposal on the frequency of such vote within the next two years.

As described in the Compensation Discussion and Analysis section of this proxy statement (see pages 18 through 40), the following key objectives are the cornerstone of our executive compensation program:

•

employ, retain and reward executives who are capable of leading us to the achievement of our business objectives, which include maximizing the value of our operations, growing our cash flow, preserving a strong financial position, increasing our geographic concentration, maximizing our competitive strengths in each of our markets, capitalizing on long-term growth opportunities, and most importantly, enhancing stockholder value;

•

a significant amount of total compensation should be in the form of short-term and long-term incentive awards to align compensation with our financial and operational performance goals as well as individual performance goals; and

•	incentive awards should be tied to and vary with our financial and operational performance, as well individual performance.

We believe these objectives collectively link compensation to overall Company performance and directly link compensation to the objectives set forth in our 2014 business plan that was approved by our Board of Directors. These objectives help to ensure that the interests of our named executive officers are closely aligned with the interests of our stockholders. We believe that Capital Senior Living has successfully achieved these objectives as demonstrated by our strong financial results during 2014, which met our business objectives. As described in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report on Form 10-K, our fiscal 2014 financial results, based upon various measures, increased significantly relative to our fiscal 2013 financial results. The following table highlights the year-over-year comparison of some of the key financial metrics that the Compensation Committee uses in evaluating our performance for purposes of making compensation decisions.

Performance Measures	Fiscal Year 2014	Fiscal Year 2013	% Increase
Revenue	$383.9 million	$350.4 million	9.6%
Adjusted EBITDAR	$132.6 million	$119.6 million	10.9%
Adjusted EBITDAR Margin	35.9%	34.9%	2.9%
Adjusted CFFO	$42.8 million (or $1.51 per share)	$42.8 million (or $1.54 per share)(1)	10.2	%(2)

(1)	Includes $4.0 million, or $0.14 per share, of tax savings from a cost segregation study we completed in 2013.

(2)	The percentage increase is calculated on a comparable basis between 2014 and 2013. As such, the $4.0 million tax savings from the cost segregation study is excluded from 2013.

The above table utilizes non-GAAP financial measures such as adjusted CFFO, adjusted CFFO per share, adjusted EBITDAR and adjusted EBITDAR margin. These non-GAAP measures are useful in identifying trends in day-to-day operations and provide indicators to management of progress in achieving optimal operating performance. In addition, these non-GAAP measures are used by many research analysts and investors to evaluate the performance and valuations of companies in our industry. Please refer to Appendix A to this proxy statement for important information concerning such non-GAAP financial measures, including a reconciliation of such measures to GAAP.

For fiscal 2014, we believe our compensation programs, which are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased stockholder value, delivered payments commensurate with our strong financial performance. Below are the highlights of our executive compensation program for 2014.

•

Emphasis on Pay for Performance.    Our fiscal 2014 performance, along with the individual performance of our eligible named executive officers, served as key factors in determining compensation for 2014, including as follows:

•

For 2014, a significant portion of the total compensation opportunity available to our named executive officers who were eligible to participate in our Incentive Compensation Plan was linked to the achievement of certain corporate and individual goals. As discussed in more detail above, in 2014 our Chief Executive Officer, President and Chief Operating Officer, and Senior Vice President and Chief Financial Officer were eligible to receive incentive bonuses of up to a maximum of 150%, 105% and 90%, respectively, of their base salaries paid in 2014, subject to the achievement of various performance criteria under our Incentive Compensation Plan for 2014 and, in the case of our Senior Vice President and Chief Financial Officer, proration based upon the date he joined the Company. During 2014, certain corporate and individual goals were amended to reflect strategic and operational changes that occurred after the original performance goals were established and to more closely align executive officer performance measures with the public reporting of these results to outside investors and analysts. These amendments included provisions to remove the operating results of two senior living communities from both the performance goals and the Company’s publicly reported non-GAAP financial measures due to the disruptive significant renovations and unit conversions of these assets, and to reflect the impact of other significant operational changes.

•

Adjusted CFFO per share and adjusted EBITDAR were the key performance metrics for corporate goals under our Incentive Compensation Plan for 2014. We believe these metrics provide for a balanced approach to measuring annual Company performance. In addition, these measures are used by many research analysts and investors to evaluate the performance and valuations of companies in our industry. Another performance metric for corporate goals under our Incentive Compensation Plan for 2014 was the aggregate transaction value of the senior housing communities we acquired during such year. This performance metric was designed to reward our eligible named executive officers for their efforts in helping us identify and complete such strategic acquisitions, which we expect will increase our ownership of high-quality senior living communities in geographically concentrated regions and generate meaningful increases in our CFFO and earnings, and accordingly, increase shareholder value.

•

Another way that we try to link compensation and performance is through periodically granting performance-based equity awards to our named executive officers. During 2014, we granted 50,000, 40,000, 16,667 and 15,000 shares of performance-based restricted stock to our Chief Executive Officer, President and Chief Operating Officer, Senior Vice President and Chief Financial Officer, and Senior Vice President, General Counsel and Secretary, respectively. The periodic vesting of these awards is subject to our achievement of certain performance targets over a three-year period, which is primarily designed to encourage our named executive officers to focus on our long-term performance.

•

Periodic Grants of Long-Term Equity Awards.    We periodically grant shares of time-based restricted stock to our named executive officers. During 2014, we granted 50,000, 40,000, 16,667, 15,000 and 5,000 shares of restricted stock to our Chief Executive Officer, President and Chief Operating Officer, Senior Vice President and Chief Financial Officer, Senior Vice President, General Counsel and Secretary, and Vice President — Acquisitions, respectively. The vesting of these awards is generally subject to the named executive officer’s continued employment by us over a three-year period, which is primarily designed to encourage such key executive officers to remain with us during such period and continue to work to achieve our long-term goals for growth and profitability. If our stock price improves, these equity awards will become more valuable to our executives.

•	Establishment of Recoupment Policy (or “Clawback”) for Incentive Compensation. The Compensation Committee has adopted a recoupment policy for incentive compensation.

•

Stockholder-Friendly Pay Practices.    We do not use many common pay practices that many consider to be unfriendly to stockholders, such as extensive perquisites, and our named executive officers are only eligible to participate in benefit plans that are generally available to all of our employees. Further, our executive compensation arrangements do not contain excess parachute payment tax gross-up provisions. We also do not provide guaranteed non-performance-based bonuses to our named executive officers.

•

Independent Compensation Committee.    Our Compensation Committee is composed solely of non-employee, independent directors who satisfy the independence requirements of the NYSE. In addition, to obtain and evaluate independent information with respect to our executive compensation program, each year the Compensation Committee typically reviews information compiled by independent third parties, including Aon Hewitt, Mercer and Christenson Advisors. Although the Compensation Committee did not engage any compensation consultant for purposes of determining or recommending the amount or form of executive officer compensation during 2014, from time to time, including in 2013 and most recently in 2014 for our 2015 incentive compensation plan, the Compensation Committee has retained independent compensation consultants to review the Company’s executive compensation arrangements. As a result, the Compensation Committee continually endeavors to provide independent oversight and engages in an ongoing independent review of all aspects of our executive compensation programs.

The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that it is not binding on us, our Board or the Compensation Committee. The SEC rules adopted in response to the matters pertaining to executive compensation in the Dodd-Frank Act did not specify a voting standard for this proposal. As a result, pursuant to our Bylaws, assuming the presence of a quorum, the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote, present in person or represented by proxy, at the Annual Meeting is required to approve, on an advisory basis, this Proposal 3.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The Board of Directors unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

APPROVAL OF THE SECOND AMENDMENT TO THE 2007 OMNIBUS STOCK

AND INCENTIVE PLAN

(PROPOSAL 4)

We are asking our stockholders to approve the Amended and Restated Second Amendment (the “Second Amendment”) to the 2007 Omnibus Stock and Incentive Plan, as amended, which we refer to as the 2007 Stock Incentive Plan. If approved by our stockholders, the Second Amendment will:

•	increase the number of shares available for awards under the 2007 Stock Incentive Plan by 2.0 million shares;

•	add restricted stock units as a form of award under the 2007 Stock Incentive Plan;

•	revise and update the performance measures applicable to performance awards under the 2007 Stock Incentive Plan;

•	provide for a minimum one-year vesting period for restricted stock and restricted stock units awarded to the Company’s non-employee directors;

•	extend the termination date of the 2007 Stock Incentive Plan to December 16, 2024; and

•	make certain other clarifying and ministerial changes.

Stockholder approval of the Second Amendment will also constitute approval of: (i) the performance criteria for performance awards that are intended to be deductible by us notwithstanding the limit under Section 162(m) of the Code; (ii) the annual per-participant limits on the number of shares underlying awards that may be granted; and (iii) the classes of participants eligible to receive awards. The 2007 Stock Incentive Plan is the only active plan from which future equity awards will be granted.

Our named executive officers and directors are eligible to receive awards under the 2007 Stock Incentive Plan, and therefore, have an interest in this proposal. In the event that the Second Amendment is not approved by our stockholders, the 2007 Stock Incentive Plan, which has been previously approved by our stockholders, will continue to be in full force and effect in accordance with its terms, and we may continue to grant performance-based and other equity awards under the 2007 Stock Incentive Plan. Additionally, if the Second Amendment is not approved by our stockholders, certain performance-based restricted stock awards granted to Messrs. Cohen, Johannessen, Hendrickson and Brickman covering 30,000, 24,000, 15,000 and 9,000 shares of our common stock, respectively, will be immediately forfeited, rescinded and cancelled.

Reasons for the Proposed Amendment

Our Board of Directors believes that long-term equity awards are an extremely important way to attract and retain key employees, including a talented management team, and further align the employees’ and management’s interests with those of our stockholders. Our Board also believes that long-term equity compensation is essential to link executive compensation with long-term stockholder value creation. Since our equity awards generally vest over several years, the value ultimately realized from these awards depends on the long-term value of our common stock. We strongly believe that granting equity awards motivates employees to think and act like owners, rewarding them when value is created for stockholders. As a result, equity compensation represents a significant portion of the total compensation package for our key employees.

In order to ensure that shares of our common stock continue to be available for future grants, in December 2014, our Board of Directors amended the 2007 Stock Incentive Plan, subject to stockholder approval, to increase the number of shares that may be granted under the 2007 Stock Incentive Plan and to make the other modifications to 2007 Stock Incentive Plan set forth in the Second Amendment. Our Board believes it is important to obtain an additional 2.0 million shares for grant under the 2007 Stock Incentive Plan, which is the sole equity compensation plan under which we grant equity compensation awards, and to make the other modifications to the 2007 Stock Incentive Plan set forth in the Second Amendment. We do not believe that the number of shares currently available under the 2007 Stock Incentive Plan are sufficient to meet our anticipated grants of awards under the 2007 Stock Incentive Plan. If stockholders do not approve the Second Amendment (including the extension of the term of the 2007 Stock Incentive Plan to December 16, 2024), the 2007 Stock Incentive Plan will remain in effect, but the shares available for equity-based compensation may be depleted this year and we may lose our ability to use equity as a compensation tool.

Overhang and Historical Annual Share Usage

While equity-based awards are an important component of our long-term incentive compensation plan, we are mindful of our responsibility to our stockholders to exercise judgment in granting equity-based awards to minimize stockholder dilution. Stockholder approval of the Second Amendment to the 2007 Stock Incentive Plan will enable us to continue to effectively incentivize our employees and directors while maintaining reasonable overhang and burn rates.

Overhang

As of the record date of the Annual Meeting, we had approximately 800,644 shares of our common stock subject to outstanding awards under the 2007 Stock Incentive Plan (which includes 78,000 performance-based shares of restricted stock subject to stockholder approval of the Second Amendment) and 22,867 shares of our common stock available for future awards under the 2007 Stock Incentive Plan, which together represented approximately 2.8% of the shares of our common stock outstanding (the “Overhang Percentage”) as of the record date. The 2.0 million additional shares of our common stock proposed to be included in the share reserve under the 2007 Stock Incentive Plan would increase the Overhang Percentage to approximately 9.6%.

Share Usage

The annual share usage under the 2007 Stock Incentive Plan for the last three fiscal years was as follows:

Key Equity Metrics		Fiscal Year 2014	Fiscal Year 2013	Fiscal Year 2012	Three-Year Average
A	Shares subject to awards granted (1)	287,456	356,139	567,591	403,729
B	Weighted average shares outstanding (2)	28,301,440	27,815,475	27,349,039	27,821,985
C	Burn rate (A/B)	1.02%	1.28%	2.08%	1.45%

(1)	Reflects total number of restricted shares subject to equity awards granted during the fiscal year and does not exclude any cancelled or forfeited awards. Performance awards are included in the year vested and not in the year granted.

(2)	Reflects the weighted average shares outstanding used in computing basic and diluted net loss per share.

Summary of the 2007 Stock Incentive Plan

The description of the 2007 Stock Incentive Plan set forth below is a summary of the principal features of the 2007 Stock Incentive Plan as proposed to be amended pursuant to the Second Amendment. This summary, however, does not purport to be a complete description of all of the provisions of the 2007 Stock Incentive Plan and is qualified in its entirety by reference to the 2007 Stock Incentive Plan, which has been previously filed with the SEC, the First Amendment to the 2007 Stock Incentive Plan, which has been previously filed with the SEC, and the Second Amendment, which is attached to this proxy statement as Appendix B, each of which is incorporated herein by reference.

Purpose

The purpose of the 2007 Stock Incentive Plan is to advance our interests and increase stockholder value by providing additional incentives to attract, retain and motivate those qualified and competent employees, non-employee directors and consultants upon whose efforts and judgment our success is largely dependent.

Eligibility

Awards may be granted pursuant to the 2007 Stock Incentive Plan to any of our present or future employees, consultants and non-employee directors. Actual selection of any eligible individual to receive an award pursuant to the 2007 Stock Incentive Plan is within the sole discretion of the Compensation Committee. As of March 25, 2015, the eligible individuals consisted of approximately 156 employees, no consultants and seven non-employee directors. “Incentive stock options” may be granted only to employees, and all other awards may be granted to either employees, consultants or non-employee directors. Neither our Chief Executive Officer nor any of our four highest paid employees as of the last day of any fiscal year is eligible to receive, in such fiscal year, awards settled in shares of common stock covering more than 250,000 shares, or awards settled in cash for an amount in excess of $2 million.

Types of Awards

The 2007 Stock Incentive Plan authorizes the granting of “incentive stock options” and “non-qualified stock options” to purchase shares of our common stock. Unless the context otherwise requires, the term “options” includes both incentive stock options and non-qualified stock options.

The 2007 Stock Incentive Plan also authorizes awards of restricted stock. A restricted stock award is the grant of shares of our common stock that are nontransferable and may be subject to substantial risk of forfeiture until specific conditions are met. The vesting and number of shares of a restricted stock award may be selected by the Compensation Committee. Except as may otherwise be provided in the agreement granting the restricted stock award, the recipient of restricted stock will have all of the rights of a stockholder, including with respect to voting rights and the right to receive dividends.

Pursuant to the Second Amendment, the 2007 Stock Incentive Plan would also authorize awards of restricted stock units, or RSUs. RSUs will obligate us to pay the recipient of the award a value equal to the fair market value of a specific number of shares of our common stock in the future if the terms and conditions set by the Compensation Committee are satisfied. Payment under a RSU may be made in cash or in shares of our common stock (or a combination thereof). The Compensation Committee will determine the number of shares that are subject to an award of RSUs and any terms and conditions that must be satisfied, including vesting conditions and/or satisfaction of performance goals. A holder of an award of RSUs will not have any rights as a stockholder until shares of common stock, if any, are issued in settlement of the RSUs. Settlement of an RSU will be made at a time that is permissible under or exempt from Section 409A of the Code. The Compensation Committee may permit a participant to defer the receipt of cash or shares pursuant to a RSU under the 2007 Stock Incentive Plan. Any such deferral will be administered as determined by the Committee and in a manner that is intended to comply with Section 409A of the Code.

The 2007 Stock Incentive Plan also authorizes awards intended to be performance awards that are payable in stock, cash, or a combination of stock and cash. Any performance awards granted will vest upon the achievement of performance objectives. The Compensation Committee will establish the performance measure as well as the length of the performance period.

The 2007 Stock Incentive Plan also authorizes stock appreciation rights, or SARs. An SAR is the right to receive payment of an amount equal to the excess of the fair market value of a share of our common stock on the date of exercise of the SAR over the fair market value of a share of our common stock on the date of grant of the SAR. SARs may be granted under the 2007 Stock Incentive Plan in tandem with other awards.

The 2007 Stock Incentive Plan also authorizes a buyout of previously granted options or restricted stock based on the fair market value of a share of our common stock on the date of such buyout, provided that any offer to buy an option will not be made unless the fair market value exceeded the option price of such option on such date. In addition, the 2007 Stock Incentive Plan prohibits the re-pricing or re-issuing of awards having a lower price or more favorable terms than the initial award.

Administration

The 2007 Stock Incentive Plan is administered by the Compensation Committee. The Compensation Committee has the authority to interpret and adopt rules and regulations for carrying out the 2007 Stock Incentive Plan. All decisions and acts of the Compensation Committee will be final and binding on all participants under the 2007 Stock Incentive Plan.

The Compensation Committee will have the full power and authority under the 2007 Stock Incentive Plan to:

•	select the persons to whom awards may from time to time be granted;

•	determine whether and to what extent awards are to be granted to one or more persons;

•	determine the number of shares of our common stock to be covered by each such award;

•	determine the terms and conditions of any award and to amend or waive any such terms and conditions as permitted under the 2007 Stock Incentive Plan;

•	determine whether and under what circumstances an option may be settled in cash or restricted stock instead of shares of common stock;

•

determine whether, to what extent, and under what circumstances awards are to be made, and operate, on a tandem basis vis-à-vis other awards pursuant to the 2007 Stock Incentive Plan and/or cash awards made outside of the 2007 Stock Incentive Plan;

•

determine whether, to what extent and under what circumstances shares of our common stock and other amounts payable with respect to an award will be deferred either automatically or at the election of the award holder (including providing for and determining the amount (if any) of any deemed earnings on any deferred amount during any deferral period); and

•	determine whether and to what extent an award holder will be allowed to pay the option price of an option, or to satisfy tax withholding requirements, in shares of our common stock.

Shares of Common Stock Subject to the 2007 Stock Incentive Plan

Currently, a total of 2,600,000 shares of our common stock (subject to adjustment as discussed below) may be issued under the 2007 Stock Incentive Plan. However, the Second Amendment would increase the number of shares of our common stock that may be issued under the 2007 Stock Incentive Plan by an additional 2,000,000 shares (to 4,600,000 shares total). To the extent that any share-based award under the 2007 Stock Incentive Plan terminates, expires, is cancelled or is paid in cash, the available shares subject to such award will remain available shares. The number of available shares at any time will increase automatically by the number of shares reacquired by us on the open market with the cash proceeds we receive from the exercise of options, reduced by any such amounts previously used to purchase such shares.

Granting of Awards

The Compensation Committee may from time to time grant awards in its discretion. In granting awards, the Compensation Committee must take into consideration the contribution the eligible person has made or may be reasonably expected to make to our success and such other factors as the Compensation Committee determines. The number of discretionary grants to be made under the 2007 Stock Incentive Plan in the future to our directors and executive officers, including our named executive officers, and the dollar values of such grants, are not determinable.

Exercise Price of Options

The exercise price of options granted under the 2007 Stock Incentive Plan will be any price determined by the Compensation Committee, but may not be less than the par value of our common stock, or in the case of incentive stock options, the exercise price may not be less than the fair market value of our common stock on the date of grant. The exercise price of incentive stock options will not be less than 110% of the fair market value on the date of grant if the optionee owns, directly or indirectly, stock possessing more than 10% of the total combined voting power of all classes of our stock.

Payment of Exercise Price

Unless further limited by the Compensation Committee, the exercise price of an option will be paid solely in cash, by certified or cashier’s check, by wire transfer, by money order, by personal check, by delivery of shares of our common stock if expressly permitted by the terms of the option, or by a combination of the foregoing. If the exercise price is paid in whole or in part with shares of our common stock, the value of the shares surrendered will be their fair market value on the date surrendered.

Restrictions on Transfer of Awards

No award granted under the 2007 Stock Incentive Plan is transferable otherwise than by will or by the laws of descent and distribution. However, if provided by the award:

•

the award may be transferable without consideration to the members of the holder’s immediate family, to trusts for such immediate family members or to partnerships whose only partners are such immediate family members, provided that no further transfer is permitted; or

•

if not otherwise prohibited, the award may be transferable to a person or other entity for which the holder is entitled to a deduction for a “charitable contribution” under Section 170(a)(i) of the of the Code, provided that no further transfer is permitted.

During the lifetime of a participant, each award will be exercisable only by the participant or the guardian or legal representative of the participant.

Restrictions on Transfer of Restricted Stock and RSUs

A participant may not sell, transfer, assign or pledge shares of restricted stock or RSUs until the shares underlying such award have vested. Stock certificates representing the restricted stock or RSU will be held by us bearing a legend to restrict transfer of the certificate until the restricted stock or RSU has vested.

Exercisability of Options

Each option will become exercisable in whole or in part and cumulatively, and will expire, according to the terms of the option to the extent not inconsistent with the express provisions of the 2007 Stock Incentive Plan. In addition, in the case of the grant of an option to an officer, the Compensation Committee may provide that no shares acquired on the exercise of such option will be transferable during such six month period following the date of grant of such option.

The Compensation Committee, in its sole discretion, may accelerate the date on which all or any portion of an otherwise unexercisable option may be exercised or a restriction will lapse.

Vesting of Restricted Stock and RSUs

In granting restricted stock awards and RSUs, the Compensation Committee may, in its sole discretion but subject to any applicable limitations in the 2007 Stock Incentive Plan, determine the terms and conditions under which the restricted stock awards and RSUs will vest. The vesting period of an award of restricted stock or RSUs must be at least three years (one year in the case of an award of restricted stock or RSUs to a non-employee director), but permitting pro rata vesting over such time. The Compensation Committee may accelerate vesting of an award of restricted stock or RSUs on account of the holder’s death, disability or retirement.

Terms of Performance Awards

Performance awards during a fiscal year may be granted only to our Chief Executive Officer and our four highest paid employees as of the last day of such fiscal year and will, in all events, be specifically designated as performance awards pursuant to the 2007 Stock Incentive Plan. Notwithstanding the foregoing, the Compensation Committee may grant other types of awards to any person who is eligible to receive an award pursuant to the 2007 Stock Incentive Plan which are conditioned on the satisfaction of performance objectives, including those comprising one or more of the performance measures under a performance award, as the Compensation Committee, in its sole discretion, may select.

Performance awards, in the sole discretion of the Compensation Committee, may be made in the form of:

•

shares of our common stock (including, without limitation, shares of restricted stock and RSUs subject to restrictions that will lapse on the basis of the satisfaction of the selected performance measure(s));

•	cash; or

•	a combination of shares of our common stock and cash (but, the cash portion of such performance award may not exceed $2,000,000 in any fiscal year).

The Compensation Committee will establish the performance measures which will be required to be satisfied during the performance period in order to earn the amounts specified in a performance award, as well as the duration of any performance period, each of which may differ with respect to each covered person, or with respect to separate performance awards issued to the same covered person. Pursuant to the Second Amendment, the performance measures may be one or more (or a combination) of the following:

•

earnings, including one or more of operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, rent (or restructuring) costs, adjusted EBITDA, adjusted EBITDAR, economic earnings, or extraordinary or special items or book value per share (which may exclude nonrecurring items);

•	pre-tax income, after-tax income or adjusted net income;

•	earnings per share (basic or diluted);

•	operating profit;

•	revenue, revenue growth or rate of revenue growth;

•	return on assets (gross or net), return on investment, return on capital, or return on equity;

•	returns on sales or revenues;

•	operating expenses;

•	stock price appreciation;

•	cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital;

•	cash flow from facility operations (CFFO);

•	facility net operating income (NOI);

•	implementation or completion of critical projects or processes;

•	acquisition financing;

•	cumulative earnings per share growth;

•	operating margin or profit margin;

•	containment of our expenses;

•	expense targets, reductions and savings, productivity and efficiencies;

•

strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, employee satisfaction, resident satisfaction, human resources management, supervision of litigation and/or information technology goals, goals relating to acquisitions, divestitures, joint ventures and/or similar transactions and/or goals relating to budget comparisons;

•

personal professional objectives, including, without limitation, any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions;

•	any combination of, or a specified increase or decrease in, any of the foregoing; and

•	such other criteria which the Compensation Committee reasonably determines is comparable to any of the foregoing listed criteria.

Where applicable, the performance measures may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to us or any of our subsidiaries, or a division or strategic business unit of us, or may be applied to the performance of us or any of our subsidiaries relative to a market index, a group of other companies or a combination thereof, all as determined by the Compensation Committee. The performance measures may be subject to a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). Where applicable, a performance measure may be measured on a GAAP or non-GAAP basis, as determined by the Compensation Committee at the time such performance measure is established. Notwithstanding the immediately preceding sentence, the Compensation Committee may make equitable adjustments to a performance measure in recognition of unusual, non-recurring or non-economic events or items affecting us or any of our subsidiaries or the financial statements of us or any of our subsidiaries, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles. The performance measures will be subject to certification by the Compensation Committee.

The selected performance measures, the performance periods and any other conditions to our obligation to pay a performance award, will be set forth in each performance award on or before the first to occur of:

•	the 90th day of the selected performance period;

•	the first date on which more than 25% of the performance period has elapsed; and

•	the first date, if any, on which satisfaction of the performance measure or measures is no longer substantially certain.

Expiration of Options

The expiration date of an option will be determined by the Compensation Committee at the time of the grant. However, unless the terms of the option expressly provide for a different date of termination, the unexercised portion of the option will automatically and without notice terminate and become null and void on the earlier of:

•	the date that holder ceases to be employed by us, if such cessation is for “Cause,” as defined in the 2007 Stock Incentive Plan;

•

the 90th day following the date on which the holder ceases to be employed by us for any reason other than because of the holder’s death or disability or for Cause (however, the holder will not be considered to have ceased to be employed by us while the holder is on sick leave, military leave, or any other leave of absence approved by us, if the period of such leave does not exceed 90 days, or, if longer, so long as the holder’s right to reemployment with us is guaranteed either by statute or by contract);

•	the first anniversary of the date on which the holder ceased to be employed by us by reason of the holder’s death or disability; or

•	the tenth anniversary of the date of grant.

Expiration of Performance Awards

Unless otherwise expressly provided in the performance award, the covered person must remain employed by us until the end of the performance period in order to be entitled to any payment under the performance award. However, the Compensation Committee expressly may provide in the performance award that the holder may become entitled to a specified portion of the amount earned under the performance award based on one or more specified periods of time between the date of grant of the performance award and the date on which the holder ceases to be employed by us for any reason, including because of the holder’s death or disability (however, the holder will not be considered to have ceased to be employed by us while the holder is on sick leave, military leave, or any other leave of absence approved by us, if the period of such leave does not exceed 90 days, or, if longer, so long as the holder’s right to reemployment with us is guaranteed either by statute or by contract), prior to the end of the performance period.

Change in Control

In the event of a change in control, unless otherwise expressly provided under the terms of an award or by the Compensation Committee prior to the change in control:

•	all awards, other than performance awards, will become fully exercisable, nonforfeitable, or the restricted period will terminate, as the case may be; and

•

the Compensation Committee has the right to cash out some or all of the outstanding nonqualified options, SARs, restricted stock and RSUs on the basis of the highest price per share paid on the NYSE, or other principal exchange or market for our common stock, or paid in any bona fide transaction related to a change in control during the 60-day period immediately preceding the change in control, in each case determined by the Compensation Committee (except that the cash out for SARs related to incentive stock options will be based on transaction reported for the date on which the holder exercises the SARs or, if applicable, the date on which a cash out occurs).

Term of the 2007 Stock Incentive Plan

Currently, the 2007 Stock Incentive Plan is scheduled to terminate on May 8, 2017. However, the Second Amendment would extend the termination date of the 2007 Stock Incentive Plan to December 16, 2024.

Adjustments

If there is any increase or decrease in the number of issued and outstanding shares through the declaration of a stock dividend or through any recapitalization resulting in a stock split-up, combination or exchange of shares, then and in such event:

•	appropriate adjustment will be made in the maximum number of shares which may be granted under the plan and in the number of shares which are then subject to each award; and

•

in the case of each award (including, without limitation, stock options) which requires the payment of consideration by the holder in order to acquire shares, an appropriate adjustment will be made in the consideration (including, without limitation, the exercise price of the stock option) required to be paid to acquire the each share, so that the aggregate consideration to acquire all of the shares subject to the award remains the same, and, so far as possible (and without disqualifying an incentive stock option) as reasonably determined by the Compensation Committee, the relative cost of acquiring each share subject to such award remains the same.

The Compensation Committee will change the terms of stock options outstanding under the 2007 Stock Incentive Plan, with respect to the exercise price or the number of shares subject to the stock options, or both, when, in the Compensation Committee’s judgment, such adjustments become appropriate by reason of a corporate transaction; provided, however, that if by reason of such corporate transaction an incentive stock option is assumed or a new option is substituted, the Compensation Committee may only change the terms of such incentive stock option such that (i) the excess of the aggregate fair market value of the shares subject to option immediately after the substitution or assumption, over the aggregate option price of such shares, is not more than the excess of the aggregate fair market value of all shares subject to the stock option immediately before such substitution or assumption over the aggregate exercise price of such shares, and (ii) the new option, or the assumption of the old incentive stock option does not give the holder additional benefits which he did not have under the old incentive stock option.

Amendments

The Board of Directors may amend or modify the 2007 Stock Incentive Plan at any time, provided that no amendment may, without the approval of our stockholders:

•	increase the number of shares available for issuance under the 2007 Stock Incentive Plan or change the class of eligible persons under the 2007 Stock Incentive Plan;

•	permit the granting of awards which expire beyond 10 years;

•	extend the termination date of the 2007 Stock Incentive Plan;

•	increase the maximum number of shares issuable and subject to Section 162(m) of the Code; or

•

make any change for which applicable law or regulatory authority would require stockholder approval or for which stockholder approval would be required to secure all deductibility of compensation received under the Section 162(m) of the Code.

In addition, no amendment may substantially impair any award previously awarded without the consent of the holder of the award.

Federal Tax Aspects

The following is a general summary under current law of the material federal income tax consequences of the grant, vesting and exercise of awards under the 2007 Stock Incentive Plan. This summary deals with general tax principles that apply only to employees who are citizens or residents of the United States and is provided only for general information purposes. The following discussion does not address the tax consequences of awards that may be subject to and do not comply with the rules and guidance issued pursuant to Section 409A of the Code. Section 409A has implications that affect traditional deferred compensation plans, as well as certain equity awards. Accordingly, additional adverse tax consequences could apply to certain equity awards as a result of Section 409A based on the terms of the equity awards or modifications that have been made to the provisions of the equity awards.

The following discussion does not purport to be complete, and does not cover, among other things, federal employment tax and state and local income and employment tax treatment of participants in the 2007 Stock Incentive Plan. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant in light of personal investment circumstances. This summarized tax information is not tax advice.

Incentive Stock Options

No taxable income is reportable when an incentive stock option is granted to a participant, when that option vests or when that option is exercised. However, the amount by which the fair market value of the shares at the time of exercise exceeds the option price will be an “item of adjustment” for a participant for purposes of the alternative minimum tax, unless the participant sells or otherwise disposes of the shares in the year of exercise. Gain realized on the sale of shares issued under an incentive stock option is taxable at capital gains rates, unless the participant disposes of the shares within (i) two years after the date of grant of the option or (ii) within one year of the date the shares were transferred to the participant. If the shares of common stock are sold or otherwise disposed of before the end of the one-year or two-year periods specified above, the difference between the option exercise price and the fair market value of the shares on the date of the options’ exercise will be taxed at ordinary income rates. If the participant sells or otherwise disposes the shares before the end of the one-year or two-year periods specified above, the maximum amount that will be included as alternative minimum tax income is the gain, if any, the participant recognizes on the disposition of the shares.

Non-statutory Stock Options

No taxable income is reportable when a non-statutory stock option is granted to a participant or when the option vests. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option.

Stock Appreciation Rights

No taxable income is reportable when a stock appreciation right is granted to a participant or when the stock appreciation right vests. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of any shares issued would be capital gain or loss.

Restricted Stock

Generally, a participant will not have taxable income upon grant of restricted stock. Instead, he or she will recognize ordinary income, if any, at the time of vesting equal to the fair market value of the shares received (determined as of the date of vesting) minus any amount paid for the shares.

Restricted Stock Units

A participant will generally not recognize taxable income at the time of the grant of a RSU or when the RSU vests. When an award is paid (whether it is at or after the time that the award vests), the participant will recognize ordinary income. In the event of an award that is paid or settled at a time following the vesting date, income tax may be deferred beyond vesting and until shares are actually delivered or payment is made to the participant if deferred in compliance with the timing of distributions and other requirements under Section 409A of the Code.

Gain or Loss on Sale or Disposition of Shares

In general, gain or loss from the sale or disposition of shares granted or awarded under the 2007 Stock Incentive Plan will be treated as capital gain or loss, provided that the shares are held as capital assets at the time of the sale or exchange.

Withholding

Where an award results in income subject to withholding, we may require the participant to remit the withholding amount to us or cause shares of common stock to be withheld or sold in order to satisfy the tax withholding obligations.

Tax Effect for Us

Generally we will be entitled to a tax deduction in connection with an award under the 2007 Stock Incentive Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a non-statutory stock option), provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

Special rules under Section 162(m) of the Code limit the deductibility of compensation paid by a public company during a tax year to its chief executive officer and its other three most highly compensated executive officers (other than its chief financial officer) for that tax year. Under Section 162(m) of the Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1 million. However, under Section 162(m) of the Code, qualifying performance-based compensation, including income from stock options and other performance-based awards, may be deductible if the conditions of Section 162(m) are met. These conditions include, among other things, stockholder approval of the material terms of the 2007 Stock Incentive Plan as discussed above, setting limits on the number of awards that any individual may receive and establishing performance criteria that must be met before the award (other than certain stock options) actually will vest or be paid. If approved by the Company’s stockholders, the 2007 Stock Incentive Plan, as amended by the Second Amendment, will permit the Compensation Committee in its discretion to grant awards which may qualify as performance-based for purposes of satisfying the conditions of Section 162(m) which may permit us to receive a federal income tax deduction in connection with such awards.

Stockholder approval of the 2007 Stock Incentive Plan is only one of several requirements under Section 162(m) that must be satisfied for amounts realized under the 2007 Stock Incentive Plan to qualify for the “performance-based” compensation exemption under Section 162(m), and submission of the material terms of the 2007 Stock Incentive Plan performance goals for stockholder approval should not be viewed as a guarantee that we will be able to deduct all compensation under the 2007 Stock Incentive Plan. Nothing in this proposal precludes us or the Compensation Committee from making any payment or granting awards that do not qualify for tax deductibility under Section 162(m).

Additionally, under the so-called “golden parachute” provisions of Section 280G of the Code, the accelerated vesting of options and benefits paid under other awards in connection with a change of control of a corporation may be required to be valued and taken into account in determining whether participants have received compensatory payments contingent on the change of control, in excess of certain limits. If these limits are exceeded, a portion of the amounts payable to the participant may be subject to an additional 20% federal tax and may be nondeductible by us.

New Plan Benefits

In February 2015, the Compensation Committee awarded certain performance awards of restricted stock to Messrs. Cohen, Johannessen, Hendrickson and Brickman, as shown in the table below, subject to stockholder approval of the Second Amendment. If our stockholders do not approve the Second Amendment, these awards will be immediately forfeited, rescinded and cancelled.

Name and Position	Shares of Performance- Based Restricted Stock
Lawrence A. Cohen, Vice Chairman of the Board and Chief Executive Officer	30,000
Keith N. Johannessen, President and Chief Operating Officer	24,000
Carey P. Hendrickson, Senior Vice President and Chief Financial Officer	15,000
David R. Brickman, Senior Vice President, General Counsel and Secretary	9,000

As noted above, participants in the 2007 Stock Incentive Plan will generally be selected in the discretion of the Compensation Committee from among our employees, directors and consultants. Thus, except as set forth in the table above, the benefits or amounts that will be received by or allocated to any individual or group generally are not determinable at this time. Please see the 2014 Grants of Plan-Based Awards table above for information about awards made to our named executive officers in the last year, including awards made under the 2007 Stock Incentive Plan, prior to the Second Amendment.

The following table lists shares of time-based restricted stock, shares of performance-based restricted stock and long-term cash bonus awards granted under the 2007 Stock Incentive Plan to the individuals and groups set forth below during our last fiscal year.

Name and Position	Shares of Time-Based Restricted Stock	Shares of Performance-Based Restricted Stock	Long-Term Cash Bonus Awards(1)
Lawrence A. Cohen, Vice Chairman of the Board and Chief Executive Officer	50,000	50,000	$721,221
Keith N. Johannessen, President and Chief Operating Officer	40,000	40,000	$298,330
Carey P. Hendrickson, Senior Vice President and Chief Financial Officer	16,667	16,667	$157,188
David R. Brickman, Senior Vice President, General Counsel and Secretary	15,000	15,000	—
Joseph G. Solari, Vice President — Acquisitions	5,000	—	—
Ralph A. Beattie, Former Executive Vice President and Chief Financial Officer	9,375	—	—
All current executive officers as a group	136,667	121,667	$1,176,739
All current non-employee directors as a group	22,757	—	—
All employees, including all current officers who are not executive officers, as a group	60,250	—	—

(1)	Amounts reflect the cash bonus received by Messrs. Cohen, Johannessen and Hendrickson under our Incentive Compensation Plan for 2014. Please see “Compensation Discussion and Analysis — Forms of Compensation — Performance Bonus” above for more information.

Equity Compensation Plan Information

The following table presents information relating to our equity compensation plans as of December 31, 2014:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of the Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders	6,000	$8.44	341,194
Equity compensation plans not approved by security holders	—	—	—
Total	6,000	$8.44	341,194

The securities to be issued upon exercise of outstanding options, warrants, and rights, noted in the table above represent stock options granted under the 1997 Omnibus Stock and Incentive Plan (as amended, the “1997 Stock Incentive Plan”). Effective May 8, 2007, the 1997 Stock Incentive Plan was terminated and no additional shares have been or will be granted under the 1997 Stock Incentive Plan. We reserved shares of our common stock for future issuance upon the exercise of stock options that remain outstanding pursuant to the 1997 Stock Incentive Plan. As of the record date of the Annual Meeting, we had 6,000 outstanding and exercisable stock options with a weighted average remaining contractual life of 0.62 years and a weighted average remaining exercise price of $8.44.

As of the record date of the Annual Meeting, we had approximately 800,644 shares of our common stock subject to outstanding awards under the 2007 Stock Incentive Plan (which includes 78,000 performance-based shares of restricted stock subject to stockholder approval of the Second Amendment) and 22,867 shares of our common stock available for future awards under the 2007 Stock Incentive Plan. The 2007 Stock Incentive Plan is the only active plan from which future equity awards will be granted.

The Board of Directors unanimously recommends a vote “FOR” the approval of the Second Amendment to the 2007 Stock Incentive Plan.

OTHER BUSINESS

(PROPOSAL 5)

The Board of Directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxy in their discretion as they may deem appropriate, unless directed by the proxy to do otherwise.

GENERAL

The cost of any solicitation of proxies by mail will be borne exclusively by us. Arrangements may be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of material to and solicitation of proxies from the beneficial owners of shares of our common stock held of record by such persons, and we will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out of pocket expenses incurred by them in connection therewith. Brokerage houses and other custodians, nominees and fiduciaries, in connection with shares of our common stock registered in their names, will be requested to forward solicitation material to the beneficial owners of such shares and to secure their voting instructions. We have retained Georgeson to assist in soliciting proxies for the Annual Meeting for a fee of $7,500. The cost of such solicitation will be borne exclusively by us.

By Order of the Board of Directors

James A. Moore Chairman of the Board	Lawrence A. Cohen Chief Executive Officer

April 16, 2015

Dallas, Texas

Appendix A

Certain Information With Respect to Non-GAAP Financial Measures Used in This Proxy Statement

In the attached proxy statement, the Company utilizes certain financial measures of operating performance, such as adjusted EBITDAR, adjusted EBITDAR margin, adjusted CFFO and adjusted CFFO per share, that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures may have material limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. As a result, these non-GAAP financial measures should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP. The Company believes that these non-GAAP measures are useful in identifying trends in day-to-day performance because they exclude items that are of little or no significance to operations and provide indicators to management of progress in achieving optimal operating performance. In addition, these measures are used by many research analysts and investors to evaluate the performance and the value of companies in the senior living industry. The Company strongly urges you to review the following reconciliation of net income from operations to adjusted EBITDAR and the reconciliation of net loss to adjusted CFFO, along with the Company’s consolidated balance sheets, statements of operations, and statements of cash flows, which are included in the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2015.

A-1

NON-GAAP RECONCILIATIONS

(in thousands, except per share data)

	Fiscal Year Ended December 31,
	2014	2013
Adjusted EBITDAR
Net income from operations	$13,900	$11,250
Depreciation and amortization expense	49,487	43,238
Stock-based compensation expense	7,262	4,322
Facility lease expense	59,332	56,986
Provision for bad debts	717	497
Casualty losses	748	543
Transaction and conversion costs	2,648	1,866
Communities being repositioned/leased up	(1,494)	859

Adjusted EBITDAR	$132,600	$119,561

Adjusted EBITDAR Margin
Adjusted EBITDAR	$132,600	$119,561
Total revenues	$383,925	$350,362
Communities being repositioned/leased up	(14,381)	(7,847)

Adjusted revenues	$369,544	$342,515

Adjusted EBITDAR margin	35.9%	34.9%

Adjusted CFFO and Adjusted CFFO per share
Net loss	$(24,126)	$(16,504)
Non-cash charges, net	67,494	60,581
Recurring capital expenditures	(4,257)	(3,866)
Casualty losses	748	543
Transaction and conversion costs	2,648	1,866
Tax impact of Spring Meadows Transaction	(424)	(424)
Communities being repositioned/leased up, net of tax	746	631

Adjusted CFFO	$42,829	$42,827

Adjusted CFFO per share	$1.51	$1.54

A-2

Appendix B

AMENDED AND RESTATED SECOND AMENDMENT

2007 OMNIBUS STOCK AND INCENTIVE PLAN

FOR CAPITAL SENIOR LIVING CORPORATION

This Amended and Restated Second Amendment to the 2007 Omnibus Stock and Incentive Plan for Capital Senior Living Corporation (“Plan”) is hereby adopted subject to approval by the Company’s shareholders, which approval must be obtained on or before December 31, 2015.

W I T N E S S E T H:

WHEREAS, the Board has determined that it is in the best interest of Capital Senior Living Corporation (“Company”) and its shareholders to: (i) increase of the number of shares available for awards under the Plan; (ii) add restricted share units as a form of award under the Plan; (iii) revise and update the performance measures applicable to performance awards under the Plan; (iv) provide for a minimum one-year vesting period for restricted shares and restricted share units awarded to the Company’s non-employee directors; (v) extend the termination date of the Plan to December 16, 2024; and (vi) make certain other clarifying and ministerial changes; and

WHEREAS, under and in accordance with Section 22 of the Plan, the Board has been granted the authority to amend the Plan, subject in this case to shareholder approval.

NOW THEREFORE, The Plan Is Hereby Amended As Follows:

I. Section 2 of the Plan is amended, effective as of December 16, 2014, by deleting Section 2(c) in its entirety, and substituting therefore the following:

“(c) “Award” shall mean either an Option, an SAR, a Restricted Share Award, a Restricted Share Unit Award, or a Performance Award, except that where it shall be appropriate to identify the specific type of Award, reference shall be made to the specific type of Award.”

II. Section 2(g)(i) of the Plan is amended, effective as of March 26, 2015, by deleting Section 2(g)(i) in its entirety, and substituting therefore the following:

“(i) the consummation of a merger, consolidation, statutory share exchange or sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company that requires the consent or vote of the holders of the Parent’s Common Stock, other than a consolidation, merger or share exchange of the Parent in which the holders of the Parent’s Common Stock immediately prior to such transaction have the same proportionate ownership of common stock of the surviving corporation immediately after such transaction (provided that, for the avoidance of doubt, a “Change in Control” shall only be deemed to occur upon the consummation of such merger, consolidation, statutory share exchange or sale, lease, exchange or other asset transfer and not upon any shareholder approval related to such event);”

III. Section 2 of the Plan is amended, effective as of December 16, 2014, by deleting Section 2(ii) in its entirety, and substituting therefore the following:

“(ii) “Performance Measures” shall mean (i) earnings, including one or more of operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, rent (or restructuring) costs, adjusted EBITDA, adjusted EBITDAR, economic earnings, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income, after-tax income or adjusted net income; (iii) earnings per share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) stock price appreciation; (x) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xi) cash flow from facility operations (CFFO); (xii) facility net operating income (NOI); (xiii) implementation or completion of critical projects or processes; (xiv) acquisition financing; (xv) cumulative earnings per share growth; (xvi) operating margin or profit margin; (xvii) containment of Company expenses, (xviii) expense targets, reductions and savings, productivity and efficiencies; (xix) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, employee satisfaction, resident satisfaction, human resources management, supervision of litigation and/or information technology goals, goals relating to acquisitions, divestitures, joint ventures and/or similar transactions and/or goals relating to budget comparisons; (xx) personal professional objectives, including, without limitation, any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; (xxi) any combination of, or a specified increase or decrease in, any of the foregoing; and (xxii) such other criteria which the Committee reasonably determines is comparable to any of the foregoing listed criteria. Where applicable, the Performance Measures may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Parent, a Subsidiary, or a division or strategic business unit of the Company, or may be applied to the performance of the Parent or a Subsidiary relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The Performance Measures may be subject to a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). Where applicable, a Performance Measure may be measured on a generally accepted accounting principles (GAAP) or non-GAAP basis, as determined by the Committee at the time such Performance Measure is established. Notwithstanding the immediately preceding sentence, the Committee may make equitable adjustments to a Performance Measure in recognition of unusual, non-recurring or non-economic events or items affecting the Parent or a Subsidiary or the financial statements of the Parent or a Subsidiary, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles. The Performance Measures shall be subject to certification by the Committee.”

IV. Section 2 of the Plan is amended, effective as of December 16, 2014, by deleting Section 2(pp) in its entirety, and substituting therefore the following:

“(pp) “Restricted Period” shall mean the period during which Restricted Shares or Restricted Share Units shall be subject to Restrictions.”

V. Section 2 of the Plan is amended, effective as of December 16, 2014, by deleting Section 2(ss) in its entirety, and substituting therefore the following:

“(ss) “Restricted Share Distributions” shall mean any amounts, whether Shares, cash or other property (other than regular cash dividends) paid or distributed by the Parent with respect to Restricted Shares or Restricted Share Units during a Restricted Period.”

VI. Section 2 of the Plan is amended, effective as of December 16, 2014, by deleting Section 2(aaa) in its entirety, and substituting therefore the following:

“(aaa) “Vest”, “Vested” and similar terms shall mean the number of Award Shares which have become nonforfeitable, including the number of Restricted Shares or Restricted Share Units on which the Restrictions have lapsed; provided, further, and without limitation, that the lapse of Restrictions imposed under a Performance Award, based on the attainment of the Performance Measures set forth in such Performance Award, is also a Vesting event.”

VII. Section 2 of the Plan is amended, effective as of December 16, 2014, to add the following new Section 2(eee):

“(eee) “Restricted Share Unit” means a right, granted to an Eligible Person under Section 13 hereof, to receive Common Stock, cash, or a combination thereof at the end of a specified deferral period.”

VIII. Section 3 of the Plan is amended, effective as of December 16, 2014, to increase the number of Available Shares by an additional 2,000,000 Shares.

IX. Section 12 of the Plan is amended, effective as of December 16, 2014, by deleting Section 12(b) in its entirety, and substituting therefore the following:

“(b) The Restrictions on Restricted Shares shall lapse in whole, or in installments, over whatever Restricted Period shall be selected by the Committee; provided, further, and notwithstanding the foregoing, the Committee may not (i) select a Restricted Period of less than three (3) years (one (1) year in the case of a Restricted Share Award to a Non-Employee Director), (ii) provide for a lapse of Restrictions at a rate which, at any time during the Restricted Period, would result in a percentage of lapsed Restrictions greater than the quotient (expressed as a percentage) of (x) the number of days from the first day of the Restricted Period to the date of reference, divided by (y) 1080 (365 in the case of a Restricted Share Award to a Non-Employee Director), or (iii) select a Restricted Period in excess of nine (9) years.”

X. Sections 13 through 24 and related cross-references are hereby designated as Sections 14 through 25, and the following new Section 13 is hereby added to the Plan effective as of December 16, 2014:

“13. Restricted Share Unit Awards.

(a) Restricted Share Units may be granted at any time and from time to time prior to the termination of the Plan to Eligible Persons as determined by the Committee. Restricted Share Units are Awards denominated in units of Shares under which the issuance of Shares is subject to such Restrictions (including continued employment or performance conditions) and terms as the Committee deems appropriate. Each grant of Restricted Share Units shall be evidenced by an Award Agreement. Unless determined otherwise by the Committee, each Restricted Share Unit will be equal to one Share and will entitle a Holder, upon the lapse of the Restrictions, to receive one Share or payment of an amount of cash equal to the Fair Market Value of one Share. To the extent determined by the Committee, Restricted Share Units may be satisfied or settled in Shares, cash or a combination thereof.

(b) Each Restricted Share Unit Award Agreement shall contain provisions regarding (i) the number of Restricted Share Units subject to such Award or a formula for determining such number and (ii) such terms and conditions on the grant, issuance, Vesting and/or forfeiture of the Restricted Share Units as may be determined from time to time by the Committee.

(c) The grant, issuance, retention, Vesting and/or settlement of Restricted Share Units will occur when and in such installments as the Committee determines or under criteria the Committee establishes; provided, that, the Committee may not (i) select a Restricted Period of less than three (3) years (one (1) year in the case of a Restricted Share Unit Award to a Non-Employee Director), (ii) provide for Vesting at a rate which, at any time during the Restricted Period, would result in a percentage of Vested Restricted Share Units greater than the quotient (expressed as a percentage) of (x) the number of days from the first day of the Restricted Period to the date of reference, divided by (y) 1080 (365 in the case of a Restricted Share Unit Award to a Non-Employee Director), or (iii) select a Vesting period in excess of nine (9) years.

(d) The Committee may accelerate the date on which Restrictions lapse with respect to any Restricted Share Units, so long as such acceleration does not cause Restrictions to lapse in a manner which would have violated Section 13(c) above if the accelerated lapsing schedule had been adopted on the Date of Grant of such Restricted Share Units.

(e) Notwithstanding Section 13(d) and (d) to the contrary, the Committee may accelerate a Restricted Share Unit Award, or expressly provide for automatic acceleration under the terms of a Restricted Share Unit Award, to whatever extent the Committee selects, where the acceleration results solely from Holder’s death, Disability, or Retirement.

(f) In the event of a Holder’s Separation for any reason, any portion of any Award of Restricted Share Units that is not vested as of the date of such Separation, or for which vesting is not accelerated pursuant to Section 13(d) or (d), above, shall immediately be forfeited by the Holder.

(g) Holders shall have no voting rights with respect to Shares underlying Restricted Share Units unless and until such Shares are reflected as issued and outstanding Shares on the Parent’s stock ledger.

(h) Holders in whose name an Award of Restricted Share Units is granted shall be entitled to receive all Restricted Share Distributions, unless determined otherwise by the Committee. The Committee will determine whether any such Restricted Share Distributions will be automatically reinvested in additional Shares or will be payable in cash; provided that such additional Shares and/or cash shall subject to the same restrictions and vesting conditions as the Award with respect to which they were distributed. Notwithstanding anything herein to the contrary, in no event shall Restricted Share Distributions be currently payable with respect to unvested or unearned Performance Awards.

(i) The Committee may, in an Award Agreement or otherwise, provide for the deferred delivery of Shares upon settlement, vesting or other events with respect to Restricted Share Units. Notwithstanding anything herein to the contrary, in no event will any deferral of the delivery of Shares or any other payment with respect to any Restricted Share Unit Award be allowed if the Committee determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code. The Parent shall have no liability to a Holder, or any other party, if a Restricted Share Unit Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee.”

XI. Section 25 of the Plan (as so redesignated) is amended, effective as of December 16, 2014, by deleting it in its entirety, and substituting therefore the following:

“25. Effective Date and Termination Date. The Plan shall be effective as of its Effective Date, and shall terminate on December 16, 2024.”

Dated the 26th day of March, 2015.

CAPITAL SENIOR LIVING CORPORATION

By:	/s/ Lawrence A. Cohen
Name: Lawrence A. Cohen
Title: Chief Executive Officer

Capital Senior Living Corporation
IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2, 3, 4 and 5.

1.   Proposal to elect as directors of the Company the following persons to hold office until the annual meeting of stockholders of the Company to be held in 2018, or until their respective successors are duly qualified and elected.

+
01 - Keith N. Johannessen 02 - Jill M. Krueger 03 - Michael W. Reid

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

	For	Against	Abstain
2. Proposal to ratify the Audit Committee’s appointment of Ernst & Young LLP, independent accountants, as the Company’s independent auditors for the fiscal year ending December 31, 2015.	☐	☐	☐

This proxy will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted as indicated below:

“FOR” the election of each of the nominees for director (Proposal 1) and “FOR” Proposals 2, 3, 4 and 5.

3. Proposal to approve the Company’s executive compensation.	☐	☐	☐	PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

4. Proposal to approve the Amended and Restated Second Amendment to the Company’s 2007 Omnibus Stock and Incentive Plan, as amended.	☐	☐	☐

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

14160 Dallas Parkway, Suite 300 Dallas, Texas 75254
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Lawrence A. Cohen and David R. Brickman, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated hereon, all the shares of the common stock of Capital Senior Living Corporation (the “Company”), held of record by the undersigned on March 25, 2015, at the Annual Meeting of Stockholders of the Company to be held at the New York Palace Hotel, 455 Madison Avenue, New York, New York 10022 on May 21, 2015 at 10:00 AM Eastern Time, and any postponement(s) or adjournment(s) thereof.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING AND WISH FOR THEIR STOCK TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

(Continued and to be marked, dated and signed, on the other side)

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.